Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125610

US$60,481,000

NORTH AMERICAN ENERGY PARTNERS INC.

Offer to Exchange

9% Exchange Senior Secured Notes due 2010

for any and all outstanding 9% Senior Secured Notes due 2010

This prospectus, and accompanying letter of transmittal, relate to our proposed exchange offer. We are offering to exchange up to US$60,481,000 aggregate principal amount of new 9% exchange senior secured notes due 2010, which we call the exchange notes, for any and all outstanding 9% senior secured notes due 2010, which we call the original notes, previously issued in a private offering and which have various transfer restrictions because they were not issued pursuant to a registration statement.

In this prospectus we sometimes refer to the exchange notes and the original notes collectively as the notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on July 26, 2005, unless extended.

•	The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be issued free of the transfer restrictions and covenants regarding exchange and registration rights applicable to the original notes.

•	All original notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of original notes may be withdrawn at any time prior to expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of original notes for exchange notes will not be a taxable event for United States federal income tax purposes.

•	Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Original notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but except under limited circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

Please see “ Risk Factors” beginning on page 9 for a discussion of factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

The date of this prospectus is June 24, 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the notes. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The exchange notes have not been and will not be qualified for public distribution under the securities laws of any province or territory of Canada. The exchange notes are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada or to any resident thereof except in accordance with the securities laws of the provinces and territories of Canada. The notes have been issued pursuant to the exemption from the prospectus requirements of the applicable Canadian provincial and territorial securities laws and may be sold in Canada only pursuant to an exemption therefrom.

A number of terms commonly used in our industry and this prospectus are defined in the glossary section of this prospectus.

i

EXCHANGE RATE DATA

The following table sets forth the exchange rates for one Canadian dollar, expressed in U.S. dollars, based on the Bank of Canada nominal noon exchange rate. As of May 31, 2005, the Bank of Canada nominal noon exchange rate was C$1.00 = US$0.7994.

	2004	2005
	December	January	February	March	April	May
High for period	0.8433	0.8342	0.8131	0.8320	0.8232	0.8083
Low for period	0.8056	0.8051	0.7958	0.8024	0.7956	0.7872

	Year Ended March 31,
	2000	2001	2002	2003	2004
Average for period	0.6811	0.6634	0.6386	0.6478	0.7420

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. Therefore, you are encouraged to carefully read this entire prospectus, including the section entitled “Risk Factors.” This prospectus includes the historical financial statements of Norama Ltd., the holding company for the business that we acquired on November 26, 2003. We state our financial statements in Canadian dollars. In this prospectus, references to “Canadian dollars,” “dollars,” “C$” or “$” are to the currency of Canada, and references to “U.S. dollars” or “US$” are to the currency of the United States. In this prospectus, unless the context otherwise requires, references to “we,” “us” or “our” are to North American Energy Partners Inc. and its subsidiaries.

Our Company

We are one of the largest providers of mining and site preparation, piling and pipeline installation services in western Canada. We provide our services primarily to the major integrated and independent oil and gas, petrochemical and other natural resources companies operating in this geographic region. In serving our customers, we operate 450 pieces of heavy equipment and over 600 support vehicles, and we have developed expertise operating in the difficult working conditions created by the climate and terrain of the Alberta oil sands and other areas of western Canada. Our work on private sector oil sands and pipeline installation projects results from focusing our asset deployment on the more technically difficult and profitable revenue opportunities rather than traditional public sector construction activity. Our services consist of:

•	surface mining for oil sands and other natural resources; site preparation, which includes clearing, stripping, excavating and grading for mining operations and other general construction projects, as well as underground utility installation for plant, refinery and commercial building construction;

•	piling installation, including the installation of all types of driven and drilled piles, caissons and earth retention and stabilization systems for commercial buildings, private industrial projects, such as plants and refineries, and infrastructure projects, such as bridges; and

•	pipeline installation, including the installation of transmission and distribution pipe made of steel, plastic and fiberglass materials in sizes up to and including 36 inches in diameter for oil and gas transmission.

For the nine months ended December 31, 2004, we had revenue of $234.5 million and EBITDA of $11.0 million.

We have long-term, stable relationships with our customers, some of whom we have been serving for over 30 years. We believe we are the principal provider of mining and site preparation and piling services in the Alberta oil sands to many major operators in the area, including Syncrude Canada Ltd., our largest customer and the largest producer of bitumen in the oil sands. We also provide pipeline installation services in British Columbia to EnCana Corporation.

Our principal office is located at Zone 3, Acheson Industrial Area, 2-53016 Highway 60, Acheson, Alberta, T7X 5A7. Our telephone number is (780) 960-7171.

Corporate Structure

We are a wholly-owned subsidiary of NACG Preferred Corp., a company without any business operations. NACG Preferred Corp. is a wholly-owned subsidiary of NACG Holdings Inc., our ultimate parent. NACG Holdings Inc. has no business operations. All of our restricted subsidiaries (other than any immaterial subsidiaries) guarantee the notes. The following chart depicts our organizational structure.

The Exchange Offer

Registration Rights Agreement

We sold US$60,481,000 in aggregate principal amount of original notes to qualified institutional buyers as defined in Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act through Jefferies & Company, Inc., as initial purchaser. We entered into a registration rights agreement with the initial purchaser which grants the holders of the original notes limited exchange and registration rights. The exchange offer made pursuant to this prospectus is intended to satisfy those exchange rights.

The Exchange Offer

US$1,000 principal amount of exchange notes in exchange for each US$1,000 principal amount of original notes. As of the date of this prospectus, US$60,481,000 aggregate principal amount of the original notes are outstanding. We will issue exchange notes to holders on the earliest practicable date following the Expiration Date.

Resales of the Exchange Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, except as described below, the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by a holder of the exchange notes, other than any holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder’s business and that such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes.

Each broker-dealer that receives exchange notes pursuant to the exchange offer in exchange for original notes that such broker-dealer acquired for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or our affiliates, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

If we receive certain notices in the letter of transmittal, this prospectus, as it may be amended or supplemented from time to time, may be used for the appropriate time period by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from us. We have agreed that, if we receive the notices in the letter of transmittal, we will make this prospectus available to any such broker-dealer for use in connection with any such resale.

The letter of transmittal requires broker-dealers tendering original notes in the exchange offer to indicate whether the broker-dealer acquired the original notes for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or any of our affiliates. If no broker-dealer indicates that the original notes were so acquired, we have no obligation under the registration rights agreement to maintain the effectiveness of the registration statement past the consummation of the exchange offer or to allow the use of this prospectus for such resales. See “The Exchange Offer—Registration Rights” and “—Resale of the Exchange Notes; Plan of Distribution.”

Expiration Date

The exchange offer expires at 5:00 p.m., New York City time, on July 26, 2005, unless we extend the exchange offer in our sole discretion, in which case the term “Expiration Date” means the latest date and time to which the exchange offer is extended.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering the Original Notes

Each holder of original notes wishing to accept the exchange offer must complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal together with the original notes and any other required documentation to the exchange agent identified below under “Exchange Agent” at the address set forth in this prospectus. By executing the letter of transmittal, a holder will make a number of representations to us. See “The Exchange Offer—Registration Rights” and “—Procedures for Tendering Original Notes.”

Special Procedures for Beneficial Owners

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such beneficial owner’s behalf. See “The Exchange Offer—Procedures for Tendering Original Notes.”

Guaranteed Delivery Procedures

Holders of original notes who wish to tender their original notes when those securities are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the Expiration Date must tender their original notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery.”

Withdrawal Rights	Tenders of original notes pursuant to the exchange offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Original Notes and Delivery of Exchange Notes

We will accept for exchange any and all original notes that are properly tendered in the exchange offer, and not withdrawn, prior to the exchange offer’s Expiration Date. The exchange notes issued pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of original notes. See “The Exchange Offer—Terms of the Exchange Offer.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent in connection with the exchange offer.

U.S. Federal Income Tax Considerations	The exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange for federal income tax purposes. See “Income Tax Considerations.”

Summary Historical Financial Information

North American Energy Partners Inc. was formed in October 2003 and had no operations before November 26, 2003. As a result, the summary historical consolidated financial information presented below as of and for each of the fiscal years ended March 31, 2002 and 2003 is derived from the audited consolidated financial statements of our predecessor company, Norama Ltd. The summary consolidated historical financial information presented below for the year ended March 31, 2004 is constructed from the historical audited consolidated financial statements of Norama Ltd. for the period from April 1, 2003 to November 25, 2003 and the historical audited consolidated financial statements of North American Energy Partners Inc. for the period from November 26, 2003 to March 31, 2004. The summary consolidated historical financial information presented below for the nine months ended December 31, 2003 is constructed from the historical audited consolidated financial statements of Norama Ltd. for the period from April 1, 2003 to November 25, 2003 and the historical unaudited consolidated financial statements of North American Energy Partners Inc. for the period from November 26, 2003 to December 31, 2003. The consolidated financial information for the periods before November 26, 2003 are not comparable in all respects to the consolidated financial information for periods after November 26, 2003. The pro forma balance sheet data as of February 28, 2005 is derived from our preliminary unaudited financial statements as of February 28, 2005. In the opinion of our management, the historical consolidated financial statements include all adjustments necessary for a fair presentation of our financial position and results of operations for such periods.

The summary historical consolidated financial information for the nine months ended December 31, 2004 is not necessarily indicative of the results that may be expected for the full fiscal year ending March 31, 2005.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes to those financial statements included elsewhere in this prospectus. All of the financial information presented below has been prepared in accordance with Canadian GAAP, which differs in certain material respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 19 to our audited consolidated financial statements and note 11 to our unaudited interim consolidated financial statements included elsewhere in this prospectus.

	Year Ended March 31,			Nine Months Ended December 31,
	2002	2003	2004 (a)	2003 (a)	2004 (a)
	(dollars in thousands)
Statement of Operations Data:
Revenue	$249,351	$344,186	$378,533	$275,855	$234,532
Project costs	127,996	219,979	240,043	174,412	167,644
Equipment costs	77,289	72,228	69,102	57,550	39,741
Depreciation	11,299	10,974	13,240	7,930	14,946

Gross profit	32,767	41,005	56,148	35,963	12,201
General and administrative	12,794	12,233	14,037	8,848	15,349
Gain on sale of capital assets	(218)	(2,265)	82	(49)	509
Amortization of intangible assets	—	—	12,928	1,968	2,971

Operating income	20,191	31,037	29,101	25,196	(6,628)
Management fee (b)	14,400	8,000	41,070	41,070	—
Interest expense	3,786	4,173	13,474	5,556	24,811
Foreign exchange (gain) loss	(17)	(234)	72	5	516
Other income	(276)	(11)	(326)	(418)	(261)

Income (loss) before income taxes	2,298	19,109	(25,189)	(21,017)	(31,694)
Income taxes (benefit)	689	6,620	(9,492)	(8,057)	(5,244)

Net earnings (loss)	$1,609	$12,489	$(15,697)	$(12,960)	$(26,450)

Balance Sheet Data (end of period):
Cash	$—	$—	$36,595	$21,025	$3,344
Total assets	120,431	158,584	489,389	482,731	478,981
Total debt (c)	50,137	63,401	313,798	311,497	322,879
Total shareholder’s equity (c)	17,379	29,818	123,081	124,800	96,938

Other Financial Data:
EBITDA (d)	$17,383	$34,256	$14,453	$(5,563)	$11,034
Capital expenditures	8,668	22,932	7,735	5,836	20,494
Ratio of earnings to fixed charges (e)	1.3x	4.1x	—	—	—

(a)	Amounts for the nine months ended December 31, 2003 and 2004 are unaudited. While amounts for the year ended March 31, 2004 are unaudited, they are constructed from the historical audited consolidated financial statements of Norama Ltd. for the period from April 1, 2003 to November 25, 2003 and the historical audited consolidated financial statements of North American Energy Partners Inc. for the period from November 26, 2003 to March 31, 2004.

(b)	Management fees paid to the corporate shareholder of our predecessor company, Norama Ltd., represented fees for services rendered and were determined with reference to taxable income. Subsequent to our acquisition on November 26, 2003, these fees are no longer paid.

(c)	The following amounts as calculated under U.S. GAAP differ from the amounts under Canadian GAAP due to the difference in the method of accounting for derivative and hedging activities:

	Year ended March 31,			Nine Months Ended December 31,
	2002	2003	2004	2003	2004
	(in thousands)
Total debt in accordance with U.S. GAAP	$50,137	$63,401	$320,147	$319,850	$337,571
Total shareholder's equity in accordance with U.S. GAAP	17,379	29,818	116,732	116,447	82,246

(d)	EBITDA is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under Canadian GAAP or U.S. GAAP. We believe that EBITDA is a meaningful measure of the performance of our business because it excludes items, such as depreciation, interest and taxes, that are not directly related to the operating performance of our employees and equipment. Management reviews EBITDA to determine whether capital assets are being allocated efficiently. However, EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with Canadian GAAP or U.S. GAAP, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from that of other companies. A reconciliation of net earnings (loss) to EBITDA as set forth in our consolidated statements of operations is as follows:

	Year ended March 31,			Nine Months Ended December 31,
	2002	2003	2004	2003	2004
	(unaudited)
	(in thousands)
Net earnings (loss)	$1,609	$12,489	$(15,697)	$(12,960)	$(26,450)
Adjustments:
Depreciation	11,299	10,974	13,240	7,930	14,946
Amortization	—	—	12,928	1,968	2,971
Interest expense	3,786	4,173	13,474	5,556	24,811
Income taxes	689	6,620	(9,492)	(8,057)	(5,244)

EBITDA	$17,383	$34,256	$14,453	$(5,563)	$11,034

(e)	For the purposes of calculating the ratio of earnings to fixed charges, (1) earnings consist of earnings (loss) before fixed charges and income taxes and (2) fixed charges consist of interest expense on all indebtedness, including capital lease obligations. During the periods presented, no interest costs have been capitalized. The amount by which fixed charges exceeded earnings was $25,189 for the fiscal year ended March 31, 2004, $21,017 for the nine months ended December 31, 2003 and $31,694 for the nine months ended December 31, 2004.

RISK FACTORS

An investment in the notes entails a high degree of risk. You should carefully consider the following risk factors and other information presented in this prospectus before making an investment decision with respect to the notes. The risks described below are not the only ones facing us.

Risks Related to the Notes and Our Other Indebtedness

Our substantial debt could adversely affect our financial health, make us more vulnerable to adverse economic conditions and prevent us from fulfilling our obligations under the notes or our new revolving credit facility.

We have a significant amount of debt outstanding and significant debt service requirements. As of February 28, 2005, on a pro forma basis after giving effect to the offering of the original notes on May 19, 2005, we would have had outstanding $355.2 million of consolidated debt, $100.0 million of which, including capital leases and the Canadian GAAP-calculated liability related to our derivative financial instruments, would have been secured debt. As of June 1, 2005, we had the ability to borrow up to approximately $16.6 million under our new revolving credit facility, after taking into account $20.0 million of outstanding and undrawn letters of credit.

Our high level of debt could have important consequences to holders of notes, such as:

•	limiting our ability to obtain additional financing to fund our working capital, capital expenditures, debt service requirements, potential growth or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make payments on our debt;

•	limiting our ability to obtain bonding which is required by some of our customers;

•	limiting our ability to lease equipment;

•	placing us at a competitive disadvantage compared to competitors with less debt;

•	increasing our vulnerability to adverse economic and industry conditions; and

•	increasing our vulnerability to increases in interest rates because borrowings under our new revolving credit facility are subject to variable interest rates.

Our ability to pay interest on the notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance debt when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance some or all of our debt, obtain additional financing or sell assets or we would be unable to generate cash flow, or obtain funding, sufficient to satisfy our debt service requirements.

Despite existing debt levels, we may still be able to incur substantially more debt, which would increase the risks associated with our leverage.

We may be able to incur substantial amounts of additional debt in the future, including debt resulting from the issuance of additional notes and borrowings under our new revolving credit facility. Although the terms of the notes and our new revolving credit facility limit our ability to incur additional debt, such terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. As of June 1, 2005, we had the ability to borrow up to approximately $16.6 million under our new revolving credit facility, after taking into account $20.0 million of outstanding and undrawn letters of credit, subject to availability and the restrictions contained therein.

Restrictive covenants in our debt agreements may restrict the manner in which we can operate our business.

Our new revolving credit facility and the indenture governing the notes limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional debt, issue disqualified capital stock or enter into sale and leaseback transactions;

•	pay dividends or distributions on our capital stock or repurchase our capital stock, redeem subordinated debt or make other restricted payments;

•	incur dividend or other payment restrictions affecting certain of our subsidiaries;

•	issue stock of subsidiaries;

•	make certain investments or acquisitions;

•	create liens on our assets to secure debt;

•	enter into transactions with affiliates;

•	consolidate, merge or transfer all or substantially all of our assets; and

•	transfer or sell assets, including capital stock of our subsidiaries.

If we fail to comply with these covenants, we would be in default under our new revolving credit facility and the indenture, and perhaps the indenture governing our 8 3/4% senior notes due 2011. The principal and accrued interest on the notes and our other outstanding indebtedness may become immediately due and payable. See “Description of Certain Indebtedness—New Revolving Credit Facility” and “Description of the Notes—Certain Covenants.” In addition, our new revolving credit facility contains, and the agreements governing the terms of our future indebtedness may contain, additional affirmative and negative covenants that are generally more restrictive than those contained in the indenture.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be considered beneficial to us. Our new revolving credit facility also requires us, and our future credit facilities may require us, to maintain specified financial ratios and satisfy specified financial tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may be unable to meet those tests. The breach of any of these covenants could result in a default under our new revolving credit facility or any future credit facilities. Upon the occurrence of an event of default under our new revolving credit facility or future credit facilities, the lenders could elect to declare all amounts outstanding under such credit facilities, including accrued interest or other obligations, to be immediately due and payable. If amounts outstanding under such credit facilities were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations due to events beyond our control.

Our ability to generate net cash flow provided by operating activities and to make scheduled payments on our indebtedness will depend on our future financial performance. Our future performance will be affected by a range of economic, competitive and business factors that we cannot control, such as general economic and financial conditions in our industry or the economy generally. A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition, or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as selling assets, restructuring or refinancing our indebtedness, seeking additional equity capital or reducing capital expenditures. We may be unable to effect any of these alternative strategies on satisfactory terms, if at all, or they may yield insufficient funds to make required payments on the notes and our other indebtedness

We may be prevented from financing, or may not have the ability to raise funds necessary to finance, the change of control offer required by the indenture.

Upon the occurrence of a change of control, we will be required to make an offer to each holder of notes outstanding under the indenture to purchase all or a portion of the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest. Upon a change of control event, we may be required to repay immediately the outstanding principal, any accrued interest on and any other amounts owed by us under our new revolving credit facility, but we may not be able to repay immediately amounts outstanding under our new revolving credit facility. Upon a change of control, we also may not have sufficient funds available to purchase all of the notes tendered to us. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding debt or obtain necessary consents under our other debt agreements to repurchase the notes, which we may not be able to do. In such case, our failure to offer to purchase notes following a change of control would constitute an event of default under the indenture, which would, in turn, constitute a default under our new revolving credit facility.

If the indebtedness under our new revolving credit facility is not paid, the lenders thereunder may seek to enforce their security interests in the collateral securing such indebtedness, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state or provincial law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all of a portion of the notes held by such holder may be impaired. By definition, the term “Change of Control” contains significant exceptions. See “Description of the Notes—Certain Definitions.”

We are a holding company and rely on our subsidiaries for our operating funds, and our subsidiaries have no obligation to supply us with any funds.

We are a holding company with no operations of our own. We conduct our operations through subsidiaries and are dependent upon our subsidiaries for the funds we need to operate. We will be dependent on the transfer of funds from our subsidiaries to make the payments due under the notes. Although our restricted subsidiaries (other than any immaterial subsidiaries) guarantee the notes, each of our subsidiaries is a distinct legal entity and has no obligation to transfer funds to us. Our ability to pay the notes, and the ability of our subsidiaries to transfer funds to us, could be restricted by the terms of subsequent financings. The payment of dividends to us by our subsidiaries is subject to legal restrictions as well as various business considerations and contractual provisions which may restrict the payment of dividends and distributions and the transfer of assets to us.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established trading market. We do not intend to have the notes listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System, although the original notes are eligible for trading in The PORTAL MarketSM. At the time of the private placement of the original notes, the initial purchaser advised us that it intended to make a market in the original notes, and, if issued, the exchange notes, as permitted by applicable law; however, the initial purchaser is not obligated to make a market in the original notes or the exchange notes and may discontinue its market-making activities at any time in its sole discretion without notice. Therefore, an active market for the original notes or the exchange notes may not develop or, if a market develops, it may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the original notes or the exchange notes may experience similar disruptions or such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the original notes or the exchange notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar notes, our performance and other factors.

Currency exchange rate fluctuations could adversely affect our ability to repay the notes and to borrow under the new revolving credit facility.

Substantially all of our revenues and costs are incurred in Canadian dollars. However, the obligations represented by the notes are denominated in U.S. dollars. If the Canadian dollar loses value against the U.S. dollar while other factors remain constant, our ability to pay interest and principal on the notes may be diminished.

Our ability to borrow under the new revolving credit facility will be limited, in part, by the mark-to-market liabilities under the Swap Agreements, as defined in “Description of the Notes—Certain Definitions.” If the Canadian dollar increases in value against the U.S. dollar, the mark-to-market liabilities under the Swap Agreements will increase, which may adversely affect our liquidity or even cause a default under the new revolving credit facility if the mark-to-market liabilities were to increase to the extent that the amount of outstanding borrowings and letters of credit would exceed the reduced availability under the new revolving credit facility.

The collateral securing the notes is subject to prior liens and may be insufficient or unavailable in the event of a default.

The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the collateral securing the notes may not produce proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any other senior secured creditors that have prior liens on the collateral. Additionally, the fair market value of the collateral securing the notes may not be sufficient to pay any amounts due under the notes.

The notes are effectively subordinated to indebtedness that may be incurred under our new revolving credit facility, the Swap Agreements, certain equipment financing and certain purchase money indebtedness, in each case to the extent of the value of the assets securing such indebtedness. Our new revolving credit facility and the Swap Agreements are secured by substantially all of the collateral securing the notes. In the event of a default under the notes, the proceeds from the sale of the collateral may not be sufficient to satisfy in full our obligations under the notes following the repayment of our new revolving credit facility and obligations under the Swap Agreements. The amount to be received upon such a sale would depend upon numerous factors, including the timing and manner of the sale. By its nature, the collateral, other than accounts receivable, will be illiquid and may have no readily ascertainable market value. Accordingly, the collateral agent may be unable to sell the collateral in a short period of time or the proceeds obtained therefrom may be insufficient to pay all amounts owing to the lenders under our new revolving credit facility, the counterparties to the Swap Agreements and the holders of the notes.

In addition, to the extent that third parties (including the lenders under our new revolving credit facility and the counterparties to the Swap Agreements) have prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. Additionally, certain other usual and customary permitted liens, including statutory and governmental liens, will be prior to the liens securing the notes. The indenture governing the notes does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to collateral value. Additionally, the terms of the indenture governing the notes allow us to issue additional notes provided that we meet a specified consolidated fixed charge coverage ratio or have availability under a general debt carve out. Any additional notes issued pursuant to the indenture governing the notes will rank pari passu to the notes and be entitled to the same rights and priority as such notes with respect to the collateral. Thus, the issuance of additional notes pursuant to the indenture governing the notes may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral. See “Description of the Notes—Collateral.”

The lien-ranking provisions set forth in the intercreditor agreement relating to the indenture governing the notes limit the rights of the indenture trustee and the holders of the notes with respect to the collateral securing the notes.

The rights of the indenture trustee and the holders of the notes with respect to the collateral securing the notes are limited pursuant to the terms of the intercreditor agreement relating to the indenture governing the notes. The intercreditor agreement limits the actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, if obligations under our new revolving credit facility are outstanding or the Swap Agreements have not been terminated or expired. In certain cases, these actions may only be taken at the direction of the administrative agent or the lenders under the revolving credit facility and/or the counterparties to the Swap Agreements. The indenture trustee, on behalf of itself and the holders of the notes, will not under certain circumstances have the ability to control or direct such actions, even if the rights of the holders of the notes are or may be adversely affected. Additional releases of collateral from the liens securing the notes will be permitted under some circumstances. See “Description of the Notes—Collateral.”

Holders of the notes may suffer losses because they have limited control over actions of the indenture trustee upon an event of default under the indenture.

If an event of default occurs under the indenture, the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable. The holders of a majority in aggregate principal amount of all notes then outstanding may direct the indenture trustee in its exercise of any trust or power or agency granted to the indenture trustee by the Collateral Agreements, as defined under “Description of the Notes—Certain Definitions,” which actions may be restricted by the intercreditor agreement referred to above. In addition, the holders of a majority in aggregate principal amount of the notes have the right to waive events of default (except an event of default in the payment of interest or premium or additional interest, if any, or the principal of the notes) without consideration of the effect that the waiver would have on the other holders of notes.

In addition, under the indenture, the indenture trustee will be entitled to indemnification or reimbursement by the holders of the notes in connection with the indenture trustee’s actions, including foreclosure on the collateral or the pursuit of other remedies following an event of default. Prior to taking action to foreclose or pursue other remedies, the indenture trustee may require additional undertakings by or on behalf of the holders of the notes relating to its rights to indemnification or reimbursement.

U.S. federal and state and Canadian federal and provincial laws allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.

Our subsidiary guarantors guarantee our obligations under the notes. The issuance of the guarantees by the guarantors may be subject to review under U.S. federal or state or Canadian federal or provincial laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or those of the guarantors. Under the federal U.S. and Canadian bankruptcy laws and comparable provisions of state and provincial fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor’s guarantee, or subordinate such guarantee to the applicable guarantor’s existing and future indebtedness. While the relevant laws may vary from jurisdiction to jurisdiction, a court might do so if it found that when the applicable guarantor entered into its guarantee or, in some jurisdictions, when payments became due under such guarantee, the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence, or if in Canada, becomes subject to an insolvency proceeding within one year;

•	was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that such guarantor would incur, debts beyond such guarantor’s ability to pay such debts as they mature.

The court might also void a guarantee, without regard to the above factors, if the court found that the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantees could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor’s creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for such guarantee if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee, you would no longer have a claim against the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from any guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of such guarantor’s debts, including contingent liabilities, was greater than the fair saleable value of such guarantor’s assets; or

•	if the present fair saleable value of such guarantor’s assets were less than the amount that would be required to pay such guarantor’s probable liability on such guarantor’s existing debts, including contingent liabilities, as they become absolute and mature; or

•	such guarantor could not pay such guarantor’s debts as they become due.

To the extent a court voids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, the applicable guarantor’s assets would be applied first to satisfy the applicable guarantor’s liabilities, if any, before any portion of its assets could be applied to the payment of the notes.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

You may be unable to enforce your rights under U.S. bankruptcy law, and Canadian bankruptcy and insolvency laws may impair the indenture trustee’s ability to enforce remedies on your behalf.

We are incorporated under the laws of Canada and our principal operating assets are located in Canada. Accordingly, we would likely be subject to Canadian bankruptcy, insolvency and other restructuring legislation, principally either the Bankruptcy and Insolvency Act (Canada), referred to as the “BIA,” or the Companies’ Creditors Arrangement Act (Canada), referred to as the “CCAA.”

The rights of the indenture trustee and holders of the notes to enforce remedies under the indenture (including foreclosing upon the collateral securing the notes and the related guarantees) could be delayed by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. The BIA provides an “insolvent person” with automatic protection, and the CCAA allows an “insolvent person” to apply to court for an order granting it protection that could prevent its creditors and others from initiating or continuing proceedings against it while it prepares a proposal or plan of arrangement for approval by those creditors who will be affected by the proposal or plan of arrangement. An insolvent person is defined as a non-bankrupt person resident or carrying on business in Canada who is for any reason unable to meet his obligations as they generally become due, who has ceased paying his current obligations in the ordinary course of business as they generally become due or whose property is not of sufficient value to enable payment of all his obligations due and accruing due. Such a restructuring plan or proposal, if accepted by the requisite majorities of each affected class of the insolvent person’s creditors and approved by the supervising court, would be binding on the minorities in any such class who vote against the plan or proposal but would not be binding on any class that voted against the proposal or plan by the prescribed majority. The BIA proposal provisions and stay orders under the CCAA generally permit the insolvent debtor to retain possession and administration of its property (including the collateral that secures the notes and the related guarantees, to the extent that such guarantors are also subject to such restructuring legislation), even though it may be in default under the applicable debt instrument during the period that the protection against proceedings remains in force, provided that in the case of a BIA proposal proceeding, secured creditors have not completed the necessary steps under the BIA to cause them to become unaffected creditors. Both the BIA and the CCAA grant rights to affected creditors to challenge the debtor’s entitlement to claim the protection of those statutes.

During the stay period, the indenture trustee and holders of the notes are likely to be restrained from enforcing remedies under the indenture (including foreclosing upon the collateral that secures the notes and the related guarantees) and payments under the notes or the guarantees, as applicable, are unlikely to be made. It is equally unlikely that holders of the notes would be compensated for any delay in payment, if any, of principal or premium, if any, or interest on the notes other than a right to claim accrued and unpaid interest on the amounts owing under the notes and the indenture, unless the right is itself compromised under any restructuring plan or proposal approved by creditors and the court.

We are controlled by NACG Holdings Inc., whose interests in our business may be different than yours.

We are a wholly-owned indirect subsidiary of NACG Holdings Inc. Consequently, NACG Holdings Inc. has the ability to approve all significant transactions involving our company, including the incurrence of additional indebtedness and mergers, acquisitions or sales of all or substantially all of our assets.

The interests of NACG Holdings Inc. and its affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of NACG Holdings Inc., as an indirect holder of all of our common equity, might conflict with your interests as a holder of our debt. Affiliates of NACG Holdings Inc. may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you as a holder of the notes. In addition, NACG Holdings Inc. or its affiliates may in the future control businesses that directly compete with ours.

Risks Related to Our Business

We rely on a small number of customers from whom we receive a significant amount of our revenues.

We provide our services primarily to a small number of major integrated and independent oil and gas and other natural resources companies operating in western Canada. Revenue from our five largest customers represented approximately 91% of our total revenue for the fiscal year ended March 31, 2004 and those customers are expected to continue to provide a significant percentage of our revenues in the future. Each year any one of our customers may constitute a significant portion of our revenue. For example, for the fiscal year ended March 31, 2004, revenue generated from work for Syncrude constituted approximately 52% of our total revenue primarily due to several large projects with Syncrude and our status as one of their preferred contractors. We may not be able to replace the work generated by these projects with work from other customers. Our services to our customers are typically provided under contracts with terms ranging from six months to ten years, some of which have terms allowing for automatic or optional renewals of the contract. However, a significant number of our contracts terminate upon completion of the project without having a definite termination date, and the contracts typically allow the customer to reduce or eliminate the work which we are to perform. In addition, the customers may choose not to extend the existing contracts or enter into new contracts. The loss of or significant reduction in business with one or more of these customers could have a material adverse effect on our business.

Fixed price and unit price contracts with our customers expose us to losses when our estimates of project costs are too low or when we fail to perform within our cost estimates.

Our recent operating results have been adversely affected by losses incurred on fixed price and unit price contracts. The terms of these contracts require us to guarantee the price of the services we provide and assume the risk that our costs to perform the services and provide the materials will be greater than anticipated. Our profitability under such contracts is therefore dependent upon our ability to accurately predict the costs associated with our services. These costs may be affected by a variety of factors, some of which may be beyond our control. Factors that contribute to changes in our costs incurred as compared to our estimates and which therefore affect profitability include, without limitation, actual site conditions which differ from those assumed in the original bid, the availability and skill level of workers in the geographic location of the project, inclement weather, equipment productivity and timing differences that result from actual project starting time as compared to projected starting time and the general coordination of work inherent in all substantial projects we undertake. When we are unable to accurately estimate the costs of fixed price and unit price contracts, or when we incur unrecoverable cost overruns, some projects will have lower margins than anticipated or even incur losses, which will materially adversely impact our results of operations, financial condition and cash flow.

Approximately 29% and 56% of our revenue for the fiscal year ended March 31, 2004 and the nine months ended December 31, 2004, respectively, was derived from fixed price and unit price contracts. However, going forward, the percentage of our revenue derived from fixed price and unit price contracts is expected to increase as several of the contracts recently entered into between our joint venture Noramac and CNRL, including the 10-year overburden removal contract and a large site grading contract, are unit price and/or fixed price contracts. Given the magnitude of the projected revenues from these contracts with CNRL as compared to the revenues expected to be earned from other contracts, if we underestimated the costs to perform these contracts, or if we were to incur unrecoverable cost overruns on these projects, it is likely that we would be unable to service our debt obligations.

Until we establish and maintain effective internal controls and procedures for financial reporting, we may not have appropriate procedures in place to eliminate future financial reporting inaccuracies or delays.

We have had to restate our financial statements for the first and second quarters of fiscal 2005, primarily due to certain inaccurate expense accruals. During the preparation of our financial statements for the third quarter of fiscal 2005, we discovered a number of invoices recorded in the third quarter of fiscal 2005 which were related to costs actually incurred in the first and second quarters of fiscal 2005. A review of our accounting and control procedures identified a number of deficiencies in our financial reporting processes and internal controls that contributed to several misstated amounts as detailed in note 3 to our unaudited interim consolidated financial statements for the nine months ended December 31, 2004 included elsewhere in this prospectus.

While we have begun to evaluate our accounting and control procedures relating to the causes for the misstatements, we may be unable to implement the changes required to provide accurate and timely operating and financial reports. Failure to do so would have a material adverse effect on our business, financial condition and results of operations. Until we establish and maintain effective internal controls and procedures for financial reporting, we may not have appropriate procedures in place to eliminate financial statement inaccuracies or delays in the future.

If our access to the surety market were to be restricted in the future, or if our demand for surety bonds were to increase significantly, our business could be impaired.

Like all businesses providing similar services, we are at times required to post bid or performance bonds issued by a financial institution known as a surety. The surety industry experiences periods of unsettled and volatile markets, usually in the aftermath of substantial loss exposures or corporate bankruptcies with significant surety exposure. Historically, these types of events have caused reinsurers and sureties to reevaluate their committed levels of underwriting and required returns. As needed in the ordinary course of business, we have been able to secure necessary bonds and we will seek opportunities to expand our surety relationships. However, under our existing bonding arrangements, we may only obtain surety bonds to the extent they are fully secured by letters of credit. If for any reason, whether because of our financial condition, our level of secured debt or general conditions in the bond market, our bonding capacity becomes insufficient to satisfy our future bonding requirements, our business could be impaired.

We are dependent upon continued outsourcing by our customers of mining and site preparation services.

Outsourced mining and site preparation services constitute a large portion of the work we perform for our customers. For example, our mining project revenues constituted approximately 29%, 29% and 52% of our revenues in the fiscal years ended March 31, 2004, 2003 and 2002, respectively. The election by one or more of our customers to perform some or all of these services themselves, rather than outsourcing the work to us, could have a material adverse impact on our business.

Changes in oil and gas prices could cause our customers to slow down or curtail their current production and future expansions which would in turn reduce our revenue from those customers.

The profitability and growth of our customers may be impacted by the prices of oil and gas. Prices for oil are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil, market uncertainty and a variety of additional factors beyond our control. Such factors include weather conditions, the condition of the Canadian and U.S. economies, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East, increasing foreign demand for oil and gas, war or the threat of war in oil producing regions, the foreign supply of oil and the availability of fuel from alternate sources. In addition, our customers make their major expansion investment decisions based on their long-term outlook for the prices of oil and gas and their profitability based on those prices. If they believe the prices of those commodities will remain at depressed levels or that their profitability will be adversely affected by fluctuations in currency exchange rates, they may delay or curtail their current expansion plans. Such a delay or curtailment could have a material adverse impact on our financial condition and results of operations.

Our operations are subject to weather-related factors that may cause delays in our completion of projects.

Because our operations are located in western Canada and northern Ontario, we are often subject to extreme weather conditions. While our operations are not significantly affected by normal seasonal weather patterns, extreme weather, including heavy rain and snow, can cause us to delay the completion of a project, which could result in lower margins than estimated.

Insufficient pipeline and refining capacity for heavy crude products could cause our customers to slow down or curtail their current production and future expansions which would, in turn, reduce our revenue from those customers.

While current pipeline capacity is sufficient to transport existing oil sands production to market, future production growth will require increased pipeline capacity. If such increases do not materialize, our customers may be unable to efficiently deliver increased production to market. Additionally, we expect that increases in oil sands production will require added heavy crude oil refinery capacity. Similarly, if such increased capacity or alternative markets do not materialize, future growth in demand for our customers’ products could be reduced.

Because most of our customers are located or operate in western Canada, a downturn in the energy industry in western Canada could result in a decrease in the demand for our services by our customers.

Most of our customers are located or operate in western Canada. In the nine months ended December 31, 2004, we believe we generated over half of our operating revenues from the Alberta oil sands. A downturn in the energy industry in western Canada could cause our customers to slow down or curtail their current production and future expansions which would, in turn, reduce our revenue from those customers. Such a delay or curtailment could have a material adverse impact on our financial condition and results of operations.

Shortages of skilled labor, work stoppages or other labor disruptions at our operations or those of our principal customers or service providers could have an adverse effect on our profitability and financial condition.

Our ability to provide high-quality services on a timely basis requires an adequate number of skilled workers such as engineers, trades people and equipment operators. We may not be able to maintain an adequate skilled labor force, or our labor expenses may increase. A shortage of skilled labor would require us to curtail our planned internal growth or may require us to use less skilled labor which could adversely affect our ability to perform work.

Substantially all of our hourly employees are subject to collective bargaining agreements to which we are a party or are otherwise subject because of a bargaining relationship with the particular trade union that is a party to the collective bargaining agreement. Any work stoppage resulting from a strike or lockout could have a material adverse effect on our financial condition and results of operations.

In the province of Alberta, collective bargaining in the construction industry is conducted by sector, by registered groups consisting of an employers’ organization, on behalf of the employers, and a defined group of trade unions, on behalf of the unions in that sector. An employers’ organization which has been registered by the Labour Relations Board bargains with the trade unions named in the certificate on behalf of all employers who work in that part of the construction industry described in the certificate with whom the unions have a bargaining relationship. Any collective agreement entered into by the employers’ organization is binding on all such employers. We do not have control over the terms of such agreements but will be bound by these because of the provisions of the Labour Relations Code and the registrations.

In addition, our customers employ workers under other collective bargaining agreements. Any work stoppage or labor disruption at our key customers could significantly reduce the amount of services that we provide.

Because approximately 80% of the major projects that we pursue are awarded to us based on bid proposals, competitors with lower cost structures may underbid us, subsequently impeding our growth.

Approximately 80% of the major projects that we pursue are awarded to us based on bid proposals. We may compete in the future for these projects against companies that may have substantially greater financial and other resources than we do. Some competitors may have lower cost structures, including lower labor costs based on the use of non-union labor, and may be able to provide their services at lower rates than we can. Further, public sector work is often performed by governmental agencies. Our growth may be impacted to the extent that we are unable to successfully bid against these companies.

Cost overruns by our customers on their projects may cause our customers to terminate future projects or expansions which could adversely affect the amount of work we receive from those customers.

Oil sands development projects require substantial capital expenditures. In the past, several of our customers’ projects have experienced significant cost overruns, impacting their returns. As new projects are contemplated or built, if cost overruns continue to challenge our customers, they could reassess future projects and expansions which could adversely affect the amount of work we receive from our customers, causing an adverse effect on our financial condition.

A significant amount of our revenues are generated by providing non-recurring services.

We believe a majority of our revenue for the fiscal year ended March 31, 2004 was derived from projects which we consider to be non-recurring. This revenue primarily relates to site preparation and piling services provided for the construction of extraction, upgrading and other oil sands mining infrastructure projects. Future revenues from these types of services will depend upon customers expanding existing mines and developing new projects.

Penalty clauses in our customer contracts could expose us to losses if total project costs exceed original estimates or if projects are not completed by specified completion date milestones.

A portion of our revenue is derived from contracts which have performance incentives and penalties depending on the total cost of a project as compared to the original estimate. We could incur significant penalties based on cost overruns. In addition, the total project cost as defined in the contract may include not only our work, but also work performed by other contractors. As a result, we could incur penalties due to work performed by others over which we have no control. We may also incur penalties if projects are not completed by specified completion date milestones. Such penalties, if incurred, could have a significant impact on our profitability under these contracts.

Demand for our services may be adversely impacted by regulations affecting the energy industry.

Our principal customers are energy companies involved in the development of the Alberta oil sands and natural gas production. The operations of these companies, including the mining operations in the oil sands, are subject to or impacted by a wide array of regulations in the jurisdictions where they operate, including those directly impacting mining activities and those indirectly affecting their businesses, such as applicable environmental laws. As a result of changes in regulations and laws relating to the energy production industry including the operation of mines, our customers’ operations could be disrupted or curtailed by governmental authorities. The high cost of compliance with applicable regulations may induce customers to discontinue or limit their operations, and may discourage companies from continuing development activities. As a result, demand for our services could be substantially affected by regulations adversely impacting the energy industry.

Environmental laws and regulations may expose us to liability arising out of our operations or the operations of our customers in and around sensitive environmental areas.

Our operations are subject to numerous environmental protection laws and regulations that are complex and stringent. Contracts with our customers require us to operate in compliance with these laws and regulations. We regularly perform work in and around sensitive environmental areas such as rivers, lakes and forests. Significant fines and penalties may be imposed on us or our customers for non-compliance with environmental laws and regulations, and our contracts generally require us to indemnify our customers for environmental claims suffered by them as a result of our actions. In addition, some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. In addition to potential liabilities that may be incurred in satisfying these requirements, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. These laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time these acts were performed.

We own, or lease, and operate several properties that have been used for a number of years for the storage and maintenance of equipment and other industrial uses upon which fuel may have been spilled, or hydrocarbons or other wastes which may have been disposed of or released. Any release of substances by us or by third parties who previously operated on these properties may be subject to laws which impose joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of hazardous substances into the environment. Under such laws, we could be required to remove or remediate previously disposed wastes and clean up contaminated property.

We are dependent on our ability to lease equipment.

A portion of our equipment fleet is currently leased from third parties. Further, we anticipate leasing substantial amounts of equipment to perform the work on contracts for which we have been engaged in the upcoming year, particularly, the overburden removal contract with CNRL. Other projects on which we are engaged in the future may require us to lease additional equipment. If equipment lessors are unable or unwilling to provide us with the equipment we need to perform our work, our results of operations will be materially adversely affected.

Our projects expose us to potential professional liability, product liability, warranty or other claims.

We install deep foundations in congested areas and provide construction management services for significant projects. Notwithstanding the fact that we will generally not accept liability for consequential damages in our contracts, any catastrophic occurrence in excess of insurance limits at projects where our structures are installed or services are performed could result in significant professional liability, product liability, warranty or other claims against us. Such liabilities could potentially exceed our current insurance coverage and the fees we derive from those services. A partially or completely uninsured claim, if successful and of a significant magnitude, could result in substantial losses.

We may not be able to achieve the expected benefits from any future acquisitions, which would adversely affect our financial condition and results of operations.

We intend to pursue selective acquisitions as a method of expanding our business. If we do not successfully integrate acquisitions, we may not realize anticipated operating advantages and cost savings. The integration of companies that have previously operated separately involves a number of risks, including:

•	demands on management related to the increase in our size after an acquisition;

•	the diversion of our management’s attention from the management of daily operations;

•	difficulties in implementing or unanticipated costs of accounting, estimating, reporting and other systems;

•	difficulties in the assimilation and retention of employees; and

•	potential adverse effects on operating results.

We may not be able to maintain the levels of operating efficiency that acquired companies will have achieved or might achieve separately. Successful integration of each of their operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size-related benefits that we hoped to achieve after these acquisitions which would harm our financial condition and results of operations.

Aboriginal peoples may make claims against our customers or their projects regarding the lands on which their projects are located.

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada. Any claims that may be asserted against our customers, if successful, could have an adverse effect on our customers which may, in turn, negatively impact our business.

THE EXCHANGE OFFER

Registration Rights

At the closing of the offering of the original notes, we entered into the registration rights agreement with the initial purchaser pursuant to which we agreed, for the benefit of the holders of the original notes, at our cost,

•	within 90 days after the date of the original issuance of the original notes, to file an exchange offer registration statement with the SEC with respect to the exchange offer for the exchange notes, and

•	to use our reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the original notes.

Upon the exchange offer registration statement being declared effective, we agreed to offer the exchange notes in exchange for surrender of the original notes. We agreed to keep the exchange offer open for not less than 30 days, or longer if required by applicable law.

For each original note surrendered to us pursuant to the exchange offer, the holder of such original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor or, if no interest has been paid on such original note, from the date of its original issue. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds original notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than original notes acquired directly from us or one of our affiliates) to exchange such original notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We agreed to maintain the effectiveness of the registration statement for these purposes for 180 days.

The preceding agreement is needed because any broker-dealer who acquires original notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer made pursuant to this prospectus and the resale of exchange notes received in the exchange offer by any broker-dealer who held original notes acquired for its own account as a result of market-making activities or other trading activities other than original notes acquired directly from us or one of our affiliates.

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, after the exchange offer the exchange notes will in general be free of the transfer restrictions and covenants regarding exchange and registration rights applicable to the original notes and tradeable without further registration under the Securities Act. However, any purchaser of original notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related exchange notes

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its original notes in the exchange offer, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the original notes, other than certain specified holders, who wishes to exchange original notes for exchange notes in the exchange offer will be required to make certain representations, including that

•	it is not an affiliate of ours,

•	any exchange notes to be received by it were acquired in the ordinary course of its business,

•	at the time of commencement of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, and

•	if the holder is not a broker-dealer, the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

In the event that any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if under various circumstances, some holders of original notes so request, or in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under U.S. state and federal securities laws, other than due solely to the status of such holder as an affiliate of us, we will, at our cost,

•	as promptly as practicable, file a shelf registration statement (which may be an amendment of the registration statement of which this prospectus is a part) covering resales of the original notes,

•	use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

•	use all reasonable efforts to keep effective the shelf registration statement until the earlier of two years after the date of original issuance of the original notes, the date the notes become eligible for resale without volume restrictions under Rule 144 under the Securities Act, or until all notes covered by the shelf registration statement have been sold.

We will, in the event of the filing of a shelf registration statement, provide to each holder copies of the prospectus which is a part of the shelf registration statement and take certain other actions as are required to permit unrestricted resales of the original notes. A holder of original notes that sells such original notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to various civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including various indemnification obligations. In addition, each holder of the original notes will be required to deliver information to be used in connection with the shelf registration statement within the time period set forth in the registration rights agreement in order to have their original notes included in the shelf registration statement and to benefit from the provisions regarding additional interest set forth in the following paragraph.

If we fail to meet the targets listed above, then we will pay additional interest on the original notes as follows:

•	if the exchange offer registration statement is not filed with the SEC on or prior to 90 days after the issue date, or notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest shall accrue on the principal amount of the notes at 0.25% per annum for the first 90 days immediately following each such filing date, such additional interest increasing by an additional 0.25% per annum at the end of each subsequent 90-day period; or

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to 180 days after the issue date, or notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 90th day following the date such shelf registration statement was filed, then, commencing on the day after either such requirement effective date, additional interest shall accrue on the principal amount of the notes at 0.25% per annum for the first 90 days immediately following such date, such additional interest increasing by an additional 0.25% per annum at the end of each subsequent 90-day period; or

•

if we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the exchange offer on or prior to the 225th day after the issue date or, if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of the issue date, other than after such time as all notes have been disposed of thereunder, then additional interest shall accrue on the principal amount of the notes at 0.25% per annum for the first 90 days commencing on either the 226th day after such issue date, in the case of our failure to exchange exchange notes for all notes validly tendered in accordance with the terms of the exchange offer, or the day the shelf registration statement had been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of the issue date, such additional interest increasing by an additional 0.25% per annum at the end of each subsequent 90-day period;

provided, however, that the additional interest on the notes may not accrue under more than one of the foregoing circumstances at any one time and at no time shall the aggregate amount of additional interest accruing exceed in the aggregate 2.0% per annum; provided, further, however, that:

•	upon the filing of the exchange offer registration statement or a shelf registration statement, in the first circumstance above;

•	upon the effectiveness of the exchange offer registration statement or a shelf registration statement, in the second circumstance above; or

•	upon the exchange of exchange notes for all notes tendered, or upon the effectiveness of the shelf registration statement which had ceased to remain effective, respectively, in the third circumstance above;

additional interest on notes as a result of such circumstance, as the case may be, shall cease to accrue. Any amounts of additional interest due pursuant to such circumstance will be payable in cash on the same original interest payment dates as the notes.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Except as set forth above, after consummation of the exchange offer, holders of original notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange,” and “—Resale of the Exchange Notes; Plan of Distribution.”

Consequences of Failure to Exchange

The original notes which are not exchanged for exchange notes pursuant to the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the registration statement of which this prospectus is a part, will remain restricted securities and subject to restrictions on transfer. The circumstances under which we would file a resale prospectus are more fully described under “—Resale of the Exchange Notes; Plan of Distribution.” The original notes may only be resold

(1)	to us, upon redemption of the original notes or otherwise,

(2)	so long as the original notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

(3)	in an offshore transaction in accordance with Regulation S under the Securities Act,

(4)	pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

(5)	in reliance on another exemption from the registration requirements of the Securities Act, or

(6)	pursuant to an effective registration statement under the Securities Act.

In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

To the extent that original notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for original notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the original notes not tendered for exchange. The extent of the market and the availability of price quotations for original notes will depend upon a number of factors, including the number of holders of original notes remaining at such time and the interest in maintaining a market in such original notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading, called the “float,” may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of original notes exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the original notes that are not exchanged more volatile.

Issuance of the exchange notes in exchange for the original notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in “—Conditions to the Exchange Offer” and only after timely receipt by the exchange agent of such original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. Original notes that may be tendered in the exchange offer but which are not validly tendered will, following the consummation of the exchange offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to such original notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all original notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that

•	the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and

•	except as otherwise described above, holders of the exchange notes will not be entitled to the rights of holders of original notes under the registration rights agreement.

The exchange notes will evidence the same debt as the original notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

Solely for reasons of administration and for no other purpose, we have fixed the close of business on June 24, 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of original notes or such holder’s legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

Holders of the original notes do not have any appraisal or dissenters’ rights under applicable Canadian law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered pursuant to the exchange offer will be delivered promptly after expiration of the exchange offer.

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of the original notes as promptly as practicable after the Expiration Date.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “Expiration Date” with respect to the exchange offer shall mean 5:00 p.m., New York City time, on July 26, 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of such acceptance, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the exchange offer.

We reserve the right, in our sole discretion,

•	to delay accepting any original notes,

•	to extend the exchange offer,

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer, or

•	to amend the terms of the exchange offer in any manner.

We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes. The exchange offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release of the announcement to the Dow Jones News Service.

Procedures for Tendering Original Notes

Tenders of Original Notes. The tender by a holder of original notes pursuant to any of the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer.

Our acceptance for exchange of original notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes. The procedures by which original notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the original notes are held.

DTC has authorized DTC participants that are beneficial owners of original notes through DTC to tender their original notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile of the letter of transmittal, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under “—Book-Entry Delivery Procedures,” or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program, or “ATOP,” for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under “—Book-Entry Delivery Procedures.”

Tender of Original Notes Held in Physical Form. To tender effectively original notes held in physical form pursuant to the exchange offer,

•	a properly completed letter of transmittal applicable to such notes (or a facsimile of the letter of transmittal) duly executed by the holder of such notes, and any other documents required by the letter of transmittal, must be received by the exchange agent at one of its addresses set forth below, and tendered original notes must be received by the exchange agent at such address (or delivery effected through the deposit of original notes into the exchange agent’s account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date of the exchange offer, or

•	the tendering holder must comply with the guaranteed delivery procedures set forth below.

Letters of transmittal or original notes should be sent only to the exchange agent and should not be sent to us.

Tender of Original Notes Held Through a Custodian. To tender effectively original notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner of such original notes must instruct such holder to tender the original notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner’s original notes to effect the tender.

Tender of Original Notes Held Through DTC. To tender effectively original notes that are held through DTC, DTC participants should either

•	properly complete and duly execute the letter of transmittal (or a facsimile of the letter of transmittal), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below, or

•	transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the exchange agent for its acceptance.

Delivery of tendering original notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The method of delivery of original notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering original notes and delivering letters of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

Except as provided below, unless the original notes being tendered are deposited with the exchange agent on or prior to the Expiration Date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent’s Message, we may, at our option, reject such tender. Exchange of exchange notes for original notes will be made only against deposit of the tendered original notes and delivery of all other required documents.

Book-Entry Delivery Procedures. The exchange agent will establish accounts with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of original notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile of the letter of transmittal), with any required signature guarantees or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to in this prospectus as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the original notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act, each of the foregoing, an “Eligible Institution,” unless the original notes tendered thereby are tendered

•	by a registered holder of original notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes) who has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution.

See Instruction 1 of the letter of transmittal. If the original notes are registered in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.

Guaranteed Delivery. If a holder desires to tender original notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing such original notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date of the exchange offer, such original notes may nevertheless be tendered if all three of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date, as provided below; and

•	the certificates for the tendered original notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such original notes into the exchange agent’s account at DTC as described above), together with the letter of transmittal (or facsimile of the letter of transmittal), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent’s Message, are received by the exchange agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of this section, delivery of exchange notes by the exchange agent for original notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such original notes (or Book-Entry Confirmation of the transfer of such original notes into the exchange agent’s account at DTC as described above), and the letter of transmittal (or facsimile of the letter of transmittal) with respect to such original notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent’s Message.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will either be

•	returned by the exchange agent to the tendering holders, or

•	in the case of original notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such Book-Entry Transfer Facility.

By tendering, each registered holder will represent to us that, among other things,

(1)	the exchange notes to be acquired by the holder and any beneficial owner(s) of the original notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

(2)	the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes,

(3)	the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements pf the Securities Act in connection with a secondary resale transaction with respect to the exchange notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed under “—Resale of the Exchange Notes; Plan of Distribution,” and (y) any broker-dealer that receives exchange notes for its own account in exchange for original notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an “underwriter” within the meaning of the Securities Act,

(4)	neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing, and

(5)	the holder and each beneficial owner understands that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “—Resale of the Exchange Notes; Plan of Distribution.”

Withdrawal of Tenders

Except as otherwise provided in this prospectus and the letter of transmittal, tenders of original notes pursuant to the exchange offer may be withdrawn, unless accepted for exchange as provided in the exchange offer, at any time prior to the Expiration Date of the exchange offer.

To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to the Expiration Date of the exchange offer. Any such notice of withdrawal must

•	specify the name of the person having deposited the original notes to be withdrawn,

•	identify the original notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the original notes (unless such original notes were tendered by book-entry transfer), and aggregate principal amount of such original notes, and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing such original notes.

If original notes have been delivered pursuant to the procedures for book-entry transfer set forth in “—Procedures for Tendering Original Notes—Book-Entry Delivery Procedures,” any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn original notes and must otherwise comply with such book-entry transfer facility’s procedures.

If the original notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered. Properly withdrawn original notes may be retendered by following one of the procedures described above under “—Procedures for Tendering Original Notes” at any time prior to the Expiration Date of the exchange offer.

Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder of such original notes unless otherwise provided in the letter of transmittal, promptly after the Expiration Date of the exchange offer or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

The exchange offer shall not be subject to any conditions, other than that

•	the SEC has issued an order or orders declaring the indenture governing the notes qualified under the Trust Indenture Act of 1939,

•	the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

•	no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might impair our ability to proceed with the exchange offer,

•	there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the exchange offer, and

•	there shall not have occurred any material change in the financial markets in the United States or any outbreak or escalation of hostilities or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the exchange offer.

Any determination regarding the satisfaction or waiver of conditions will be made on or before the Expiration Date. If we determine that any of the conditions to the exchange offer are not satisfied, we may

•	refuse to accept any original notes and return all tendered original notes to the tendering holders,

•	extend the exchange offer and retain all original notes tendered prior to the Expiration Date applicable to the exchange offer, subject, however, to the rights of holders to withdraw such original notes (see “—Withdrawal of Tenders”), or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

Exchange Agent

Wells Fargo Bank, N.A., the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the exchange agent addressed as follows:

By Overnight Delivery or Regular Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

Sixth and Marquette

MAC N9303-121

Minneapolis, MN 55479

By Facsimile:

(612) 667-4927

Confirm by

Telephone:

(800) 344-5128

By Registered or Certified Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480-1517

Fees and Expenses

We will bear the expenses of soliciting tenders of original notes. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers and regular employees.

No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses.

We estimate that our out-of-pocket expenses for the exchange offer will be approximately $200,000. Such expenses include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Resale of the Exchange Notes; Plan of Distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 22, 2005, which is 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the exchange notes or a combination of such methods of resale,

•	at market prices prevailing at the time of resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange original notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus under “The Exchange Offer—Terms of the Exchange Offer.” The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness.

Proceeds from the sale of the original notes of approximately $76.3 million, plus proceeds of $7.5 million from our sale of a series of senior preferred stock, were used to refinance existing bank indebtedness of approximately $61.3 million and to pay related fees and expenses of approximately $6.0 million. The remaining proceeds will be used for general corporate purposes. See “Capitalization” and “Related Party Transactions—Terms of Senior Preferred Stock.”

CAPITALIZATION

The following table sets forth our cash and consolidated capitalization at December 31, 2004 on an actual basis, and at February 28, 2005, on an actual basis and as adjusted to give effect to the sale of the original notes and the application of the net proceeds as described under “Use of Proceeds.” The following table should be read in conjunction with our historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

	December 31, 2004	February 28, 2005
	Actual	Actual	As Adjusted
	(dollars in thousands)
Cash	$3,344	$4,210	$19,903

Debt:
Existing revolving credit facility	10,000	20,007	—
New revolving credit facility (a)	—	—	—
Term loans	44,000	41,250	—
New senior secured notes (b)	—	—	76,345
Obligations under capital leases	5,879	7,313	7,313
8 3/4% senior notes due 2011 (c)	240,400	246,700	246,700
Redeemable preferred stock (d)	—	—	8,500
Derivative financial instruments (e)	22,600	16,300	16,300

Total debt (f)	322,879	331,570	355,158
Shareholder’s equity (f)(g)	96,938	101,700	92,843

Total capitalization	$419,817	$433,270	$448,001

(a)	We entered into a $40.0 million revolving credit facility at the closing of sale of the original notes. As of June 1, 2005, we had approximately $16.6 million of available borrowings under the new revolving credit facility at closing after taking into account $20.0 million of outstanding and undrawn letters of credit. See “Description of Certain Indebtedness—New Revolving Credit Facility.”

(b)	Equivalent to US$60.5 million based on the Bank of Canada nominal noon exchange rate of C$1.2623 = US$1.00 as of May 19, 2005, the date of the sale of the original notes.

(c)	Equivalent to US$200.0 million based on the Bank of Canada nominal noon exchange rate of C$1.2020 = US$1.00 as of December 31, 2004 and C$1.2314 = US$1.00 as of February 28, 2005.

(d)	At the closing of the sale of the original notes, we issued preferred stock to certain shareholders of NACG Holdings Inc. in exchange for $7.5 million in cash. Additionally, we issued $1.0 million of preferred stock to one of the counterparties to the Swap Agreements. See “Related Party Transactions—Terms of Senior Preferred Stock” and “Description of Certain Indebtedness—New Revolving Credit Facility.”

(e)	Consists of the liability recorded in our financial statements in accordance with Canadian GAAP associated with derivative financial instruments which hedge the foreign currency risk associated with the U.S. dollar-denominated 8 3/4% senior notes due 2011.

(f)	The following amounts as calculated under U.S. GAAP differ from the amounts under Canadian GAAP due to the difference in the method of accounting for derivative and hedging activities:

	December 31, 2004	February 28, 2005
	Actual	Actual	As Adjusted
	(in thousands)
Total debt in accordance with U.S. GAAP	$337,571	$339,913	$363,501
Shareholder’s equity in accordance with U.S. GAAP	82,246	93,357	84,500

(g)	As adjusted amount reflects the Canadian GAAP-required (i) write-off of deferred financing costs relating to the existing senior secured credit facility and (ii) recognition of certain fees and expenses associated with this offering.

SELECTED HISTORICAL FINANCIAL INFORMATION

North American Energy Partners Inc. was formed in October 2003 and had no operations before November 26, 2003. As a result, the selected historical consolidated financial information presented below as of and for each of the fiscal years ended March 31, 2000, 2001, 2002 and 2003 is derived from the audited consolidated financial statements of our predecessor company, Norama Ltd. The selected consolidated historical financial information presented below for the year ended March 31, 2004 is constructed from the historical audited consolidated financial statements of Norama Ltd. for the period from April 1, 2003 to November 25, 2003 and the historical audited consolidated financial statements of North American Energy Partners Inc. for the period from November 26, 2003 to March 31, 2004. The selected consolidated historical financial information presented below for the nine months ended December 31, 2003 is constructed from the historical audited consolidated financial statements of Norama Ltd. for the period from April 1, 2003 to November 25, 2003 and the historical unaudited consolidated financial statements of North American Energy Partners Inc. for the period from November 26, 2003 to December 31, 2003. The consolidated financial information for the periods before November 26, 2003 are not comparable in all respects to the consolidated financial information for periods after November 26, 2003. In the opinion of our management, the unaudited historical consolidated financial statements include all adjustments necessary for a fair presentation of our financial position and results of operations for such periods. The unaudited financial information for the nine months ended December 31, 2004 is not necessarily indicative of the results that may be expected for the full fiscal year ending March 31, 2004.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes to those financial statements and the consolidated financial statements of Norama Ltd. and the related notes to those financial statements included elsewhere in this prospectus. All of the financial information presented below has been prepared in accordance with Canadian GAAP, which differs in certain material respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 19 to our audited consolidated financial statements and note 11 to our unaudited interim consolidated financial statements included elsewhere in this prospectus.

	Year Ended March 31,								Nine Months Ended December 31,
	2000		2001	2002		2003		2004 (a)	2003 (a)	2004 (a)
				(dollars in thousands)					(unaudited)
Statement of Operations Data:
Revenue	$181,157		$247,267	$249,351		$344,186		$378,533	$275,855	$234,532
Project costs	96,039		120,728	127,996		219,979		240,043	174,412	167,644
Equipment costs	40,728		71,518	77,289		72,228		69,102	57,550	39,741
Depreciation	7,736		10,409	11,299		10,974		13,240	7,930	14,946

Gross profit	36,654		44,612	32,767		41,005		56,148	35,963	12,201
General and administrative	7,222		9,582	12,794		12,233		14,037	8,848	15,349
Gain on sale of capital assets	(406)		(979)	(218)		(2,265)		82	(49)	509
Amortization of intangible assets	—		—	—		—		12,928	1,968	2,971

Operating income	29,838		36,009	20,191		31,037		29,101	25,196	(6,628)
Management fee (b)	13,420		36,550	14,400		8,000		41,070	41,070	—
Interest expense	1,276		3,034	3,786		4,173		13,474	5,556	24,811
Foreign exchange (gain) loss	—		—	(17)		(234)		72	5	516
Other income				(276)		(11)		(326)	(418)	(261)

Income (loss) before income taxes	15,142		(3,575)	2,298		19,109		(25,189)	(21,017)	(31,694)
Income taxes (benefit)	6,897		(3,667)	689		6,620		(9,492)	(8,057)	(5,244)

Net earnings (loss)	$8,245		$92	$1,609		$12,489		$(15,697)	$(12,960)	$(26,450)

Balance Sheet Data (end of period):
Cash	$1,924		$11,247	$—		$—		$36,595	$21,025	$3,344
Total assets	97,237		129,527	120,431		158,584		489,389	482,731	478,981
Total debt (c)	31,675		54,678	50,137		63,401		313,798	311,497	322,879
Total shareholder’s equity (c)	16,678		16,770	17,379		29,818		123,081	124,800	96,938

Other Financial Data:
EBITDA (d)	$24,154		$9,868	$17,383		$34,256		$14,453	$(5,563)	$11,034
Capital expenditures	15,624		18,547	8,668		22,932		7,735	5,836	20,494
Ratio of earnings to fixed charges (e)	5.4	x	—	1.3	x	4.1	x	—	—	—

(a)	Amounts for the nine months ended December 31, 2003 and 2004 are unaudited. While amounts for the year ended March 31, 2004 are unaudited, they are constructed from the historical audited consolidated financial statements of Norama Ltd. for the period from April 1, 2003 to November 25, 2003 and the historical audited consolidated financial statements of North American Energy Partners Inc. for the period from November 26, 2003 to March 31, 2004.

(b)	Management fees paid to the corporate shareholder of our predecessor company, Norama Ltd., represented fees for services rendered and were determined with reference to taxable income. Subsequent to our acquisition on November 26, 2003, these fees are no longer paid.

(c)	The following amounts as calculated under U.S. GAAP differ from the amounts under Canadian GAAP due to the difference in the method of accounting for derivative and hedging activities:

	Year ended March 31,					Nine Months Ended December 31,
	2000	2001	2002	2003	2004	2003	2004
	(in thousands)
Total debt in accordance with U.S. GAAP	$31,675	$54,678	$50,137	$63,401	$320,147	$319,850	$337,571
Total shareholder's equity in accordance with U.S. GAAP	16,678	16,770	17,379	29,818	116,732	116,447	82,246

(d)	EBITDA is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under Canadian GAAP or U.S. GAAP. We believe that EBITDA is a meaningful measure of the performance of our business because it excludes items, such as depreciation, interest and taxes, that are not directly related to the operating performance of our employees and equipment. Management reviews EBITDA to determine whether capital assets are being allocated efficiently. However, EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with Canadian GAAP or U.S. GAAP, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from that of other companies.

A reconciliation of net earnings (loss) to EBITDA as set forth in our consolidated statements of operations is as follows:

	Year Ended March 31,					Nine Months Ended December 31,
	2000	2001	2002	2003	2004	2003	2004
	(unaudited)
	(dollars in thousands)
Net earnings (loss)	$8,245	$92	$1,609	$12,489	$(15,697)	$(12,960)	$(26,450)
Adjustments:
Depreciation	7,736	10,409	11,299	10,974	13,240	7,930	14,946
Amortization	—	—	—	—	12,928	1,968	2,971
Interest expense	1,276	3,034	3,786	4,173	13,474	5,556	24,811
Income taxes	6,897	(3,667)	689	6,620	(9,492)	(8,057)	(5,244)

EBITDA	$24,154	$9,868	$17,383	$34,256	$14,453	$(5,563)	$11,034

(e)	For the purposes of calculating the ratio of earnings to fixed charges, (1) earnings consist of earnings (loss) before fixed charges and income taxes and (2) fixed charges consist of interest expense on all indebtedness, including capital lease obligations. During the periods presented, no interest costs have been capitalized. The amount by which fixed charges exceeded earnings was $3,575 for the fiscal year ended March 31, 2001, $25,189 for the fiscal year ended March 31, 2004, $21,017 for the nine months ended December 31, 2003 and $31,694 for the nine months ended December 31, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. The following discussion contains forward-looking statements, which reflect the expectations, beliefs, plans and objectives of management about future financial performance and assumptions underlying our judgments concerning the matters discussed below. These statements, accordingly, involve estimates, assumptions, judgments and uncertainties. In particular, this pertains to management’s comments on financial resources, capital spending and the outlook for our business. Our actual results could differ from those discussed in the forward-looking statements. Factors that could cause or contribute to any differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Delay in Filing the Third Quarter Report

During the third quarter of fiscal 2005, management discovered a number of accounts payable invoices recorded in the third quarter which related to costs actually incurred in the first and second quarters of fiscal 2005. Management proceeded to review the matter and discovered a number of additional accounting errors that led management to conduct a review of our accounts and balances. The review identified a number of deficiencies in our processes and internal controls that contributed to several misstated amounts in our unaudited interim consolidated financial statements for the quarters ended June 30, 2004 and September 30, 2004. As a result, our financial statements for both quarters required restatement.

The time and effort required of our management and finance staff to review the accounts and balances and to restate the financial statements for the quarters ended June 30, 2004 and September 30, 2004 was such that it delayed preparation of our financial statements and management’s discussion and analysis of financial condition and results of operations for the fiscal third quarter ended December 31, 2004.

Overview

We provide services primarily to major oil and natural gas, petrochemical, and other natural resource companies operating in western Canada. These services are offered through three operating segments: Mining and Site Preparation, Piling, and Pipeline. The Mining and Site Preparation operating segment is involved in a variety of activities, including: surface mining for oil sands and other natural resources; overburden removal; hauling sand and gravel; supplying labor and equipment to support customers’ mining operations; construction of infrastructure associated with mining operations and reclamation activities; clearing, stripping, excavating, and grading for mining operations and other general construction projects; and underground utility installation for plant, refinery, and commercial building construction. The Piling operating segment installs all types of driven and drilled piles, caissons, and earth retention and stabilization systems for commercial buildings, industrial projects, and infrastructure projects. The Pipeline operating segment installs transmission and distribution pipe made of steel, plastic, and fiberglass materials in sizes up to, and including, 36 inches in diameter for oil and natural gas transmission.

We have been operating for over 50 years and maintain one of the largest independently-owned equipment fleets in western Canada. In serving our customers, we operate 450 pieces of heavy construction equipment and over 600 support vehicles. Our fleet size provides flexibility in scheduling and completing contract services on a timely basis and allows us to undertake long-term, large-scale projects with major operators in oil sands development and other energy sectors.

The Acquisition and Financial Statement Presentation

We are wholly-owned by NACG Preferred Corp., which is in turn wholly-owned by NACG Holdings Inc. The common equity of NACG Holdings Inc. is primarily owned by an investor group which includes The

Sterling Group, L.P., Genstar Capital, L.P., investment funds managed by Perry Corp., Stephens Group, Inc. and BNP Paribas Private Capital Group, through Paribas North America, Inc., as well as our management and employees.

Prior to November 26, 2003, North American Equipment Ltd., or “NAEL,” and North American Construction Group Inc., or “NACGI,” were wholly-owned subsidiaries of Norama Ltd., sometimes referred to as “Norama” or the “predecessor company.” On November 26, 2003, Norama sold 30 common shares of NACGI to NACG Preferred Corp. and all of the remaining 170 common shares of NACGI to NACG Acquisition Inc., our wholly-owned subsidiary. In addition, Norama sold substantially all of NAEL’s assets to NACG Acquisition Inc. The preceding events are referred to in this section as the “acquisition.” Immediately after the consummation of the acquisition, NACG Acquisition Inc. was amalgamated with NACGI and the successor company continued as NACGI.

Included in the comparative information presented for the fiscal years ended March 31, 2002, 2003 and 2004 and the nine months ended December 31, 2003 are the results of the predecessor company up to November 25, 2003, plus our results subsequent to November 26, 2003. The information after the acquisition may not be directly comparable to the information before the acquisition as a result of the buy-out of equipment leases and the effect of the revaluation of assets and liabilities to their estimated fair market values in accordance with the application of purchase accounting pursuant to Canadian and U.S. GAAP.

Accounting Policies

Certain accounting policies require management to make significant estimates and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of management’s judgment. Actual results could differ from those estimates, and any such differences may be material to our financial statements.

Revenue recognition

Our contracts with customers fall under the following contract types: time-and-materials, unit price, cost plus and fixed price (lump sum). The contracts are generally less than one year in duration although we do have several long-term contracts.

•	Time-and-materials — We provide equipment and labor on an hourly basis to fulfill customer requests. Hourly billing rates are calculated by us through careful consideration of all costs expected to be incurred to provide the requested services and incorporating a mark-up to generate the required profit margin. Revenue is recognized as the labor, equipment, materials, subcontract costs, and other services are supplied to the customer.

•	Unit price — For every unit of work performed, we are paid a specified amount (for example: cubic meters of earth moved; lineal meters of pipe installed; and completed piles). The price per unit of work performed is calculated by estimating all of the costs expected to be incurred and adding a mark-up to generate the required profit margin. Revenue related to unit price contracts is recognized as applicable quantities are completed.

•	Cost plus — Under this contract type, we charge and are reimbursed for all allowable or otherwise defined costs incurred to provide the requested services plus a pre-arranged fixed or variable fee that represents profit. Revenue recognition is based on actual incurred costs to date plus the applicable fee.

•

Fixed price (lump sum) — The price for services performed is established at the outset of the contract and is not subject to any adjustment based on the costs incurred or our performance under the scope of the original contract. Changes in scope added by the customer are priced incrementally to the original bid or lump sum. Similar to unit price contracts, the price charged to the customer for the services performed is calculated by estimating all of the costs expected to be incurred in performing services required by the contract and adding an appropriate amount to the contract price to generate the required profit margin. Revenue on fixed price (lump sum) contracts is recognized using the percentage-of-completion method, calculated using output measures like cubic meters, lineal meters, or completed piles to date. In the absence of reliable output measures, we recognize revenue based upon input measures such as costs incurred to date.

Profit for each type of contract is included in revenue when its realization is reasonably assured. Estimated contract losses are recognized in full when determined. Revenue from change orders, extra work, and variations in the scope of work is recognized after both the costs are incurred or services are provided and an agreement has been reached with customers as to both the scope of work and price. Revenue from claims is recognized when an agreement is reached with customers as to the value of the claims, which in some instances may not occur until after the completion of work under the contract. Costs incurred for bidding and obtaining contracts are expensed as incurred.

The accuracy of our revenue and profit recognition in a given period is almost solely dependent on the accuracy of our estimates of the cost to complete each project. Our cost estimates use a detailed “bottom up” approach. We believe our experience allows us to produce materially reliable estimates; however, our projects can be highly complex, and in almost every case, the profit margin estimates for a project will either increase or decrease to some extent from the amount that was originally estimated at the time of bid. Because we have many projects of varying levels of complexity and size in process at any given time, these changes in estimates can offset each other without materially impacting our profitability; however, large changes in cost estimates, particularly in the bigger, more complex projects, can have a significant effect on profitability.

Factors that can contribute to changes in estimates of contract cost and profitability include, without limitation: site conditions that differ from those assumed in the original bid, to the extent that contract remedies are unavailable; the availability and skill level of workers in the geographic location of the project; the availability and proximity of materials; the accuracy of the original bid and subsequent estimates; inclement weather and timing; and coordination issues inherent in all projects. Until we feel we can accurately estimate job profitability, no profit on the related project is recognized. The foregoing factors, as well as the stage of completion of contracts in process and the mix of contracts at different margins, may cause fluctuations in gross profit between periods, and these fluctuations may be significant.

Capital assets

The most significant estimate in accounting for capital assets is the expected useful life of the asset and the expected residual value. Most of our capital assets have a long life which can exceed 20 years with proper repair work and preventative maintenance. Useful life is measured in operated hours, excluding idle hours, and a depreciation rate is calculated for each type of unit. Depreciation expense is determined each day based on actual operated hours.

Another key estimate is the expected cash flows from the use of an asset and the expected disposal proceeds in applying Canadian Institute of Chartered Accountants Handbook Section 3063 “Impairment or Disposal of Long-Lived Assets” and the revised Section 3475 “Disposal of Long-Lived Assets and Discontinued Operations.” These standards require the recognition of an impairment loss for a long-lived asset to be held and used when changes in circumstances cause its carrying value to exceed the total undiscounted cash flows expected from its use. An impairment loss, if any, is determined as the excess of the carrying value of the asset over its fair value. Equally important is the expected fair value of assets that are available-for-sale.

Repair and maintenance costs

The parts, shop labor, and overhead costs, which are included in equipment costs on our income statement, represent the total cost of operating our equipment and maintaining it in an acceptable condition. It is our policy to expense these costs as they are incurred.

Hedge accounting

We entered into cross currency swap and interest rate swap agreements to hedge our exposure to foreign currency exchange fluctuations on our U.S. dollar denominated 8 3/4% senior notes. The initial assessment of the effectiveness of the hedge is critical, as well as the on-going review, as no foreign exchange gain or loss has been recorded on the statement of operations.

Results of Operations

	Year Ended March 31,			Nine Months Ended December 31,
	2002	2003	2004 (a)	2003 (a)	2004 (a)
	(dollars in thousands)
Statement of Operations Data:
Revenue	$249,351	$344,186	$378,533	$275,855	$234,532
Project costs	127,996	219,979	240,043	174,412	167,644
Equipment costs	77,289	72,228	69,102	57,550	39,741
Depreciation	11,299	10,974	13,240	7,930	14,946

Gross profit	32,767	41,005	56,148	35,963	12,201
General and administrative	12,794	12,233	14,037	8,848	15,349
Gain on sale of capital assets	(218)	(2,265)	82	(49)	509
Amortization of intangible assets (b)	—	—	12,928	1,968	2,971

Operating income	20,191	31,037	29,101	25,196	(6,628)
Management fee (c)	14,400	8,000	41,070	41,070	—
Interest expense	3,786	4,173	13,474	5,556	24,811
Foreign exchange (gain) loss	(17)	(234)	72	5	516
Other income	(276)	(11)	(326)	(418)	(261)

Income (loss) before income taxes	2,298	19,109	(25,189)	(21,017)	(31,694)
Income taxes	689	6,620	(9,492)	(8,057)	(5,244)

Net earnings (loss)	$1,609	$12,489	$(15,697)	$(12,960)	$(26,450)

(a)	Amounts for the nine months ended December 31, 2003 and 2004 are unaudited. While amounts for the year ended March 31, 2004 are unaudited, they are constructed from the historical audited consolidated financial statements of Norama Ltd. for the period from April 1, 2003 to November 25, 2003 and the historical audited consolidated financial statements of North American Energy Partners Inc. for the period from November 26, 2003 to March 31, 2004.

Nine Months Ended December 31, 2004 Compared to Nine Months Ended December 31, 2003

Revenue

Revenue for the nine-month period ended December 31, 2004 decreased by $41.3 million (15.0%) from the same period in the prior year primarily due to the substantial completion of the large site preparation and piling contracts in the prior year. Revenue also decreased due to the deferred capital spending program instituted by our major pipeline customer in the current period. These decreases were partially offset by revenue generated by increased piling activity and a number of new mining and site preparation contracts as discussed under “Segmented Results of Operations” below.

Project costs

Project costs for the nine-month period ended December 31, 2004 decreased by $6.8 million (3.9%) from the same period in the prior year primarily due to less activity in the current year.

As a percentage of revenue, project costs were higher in the nine-month period ended December 31, 2004 than in the comparative period primarily due to high costs incurred on one of our major projects.

Equipment costs

Equipment costs for the nine-month period ended December 31, 2004 decreased by $17.8 million (30.9%) from the same period in the prior year primarily due to lower lease and rental expense in the current period as compared to the prior period as a result of the buy-out of most of our leased and rented equipment concurrent with the acquisition on November 26, 2003.

Depreciation

Depreciation expense for the nine-month period ended December 31, 2004 increased by $7.0 million (88.5%) from the corresponding period in the prior year. The increase was primarily due to increased depreciable asset values resulting from the revaluation of assets to their estimated fair market values in accordance with the application of purchase accounting in connection with the acquisition on November 26, 2003. The addition of new equipment resulting from the buy-out of the leased and rented equipment in November 2003 also contributed to the increased depreciation expense for the current period.

General and administrative expenses

General and administrative expenses increased by $6.5 million (73.5%) from the corresponding period in the prior year. This increase was primarily attributable to: higher staff levels; increased salaries, travel costs, insurance costs, and consulting costs; and increased costs related to corporate governance, including reporting responsibilities as an SEC filing company.

Amortization of intangible assets

The amortization of intangible assets in both the current and prior periods related to the customer contracts in progress, trade names, non-competition agreement, and employee arrangements that were acquired in the acquisition on November 26, 2003. Substantially all of the cost of the intangible assets has been amortized as of December 31, 2004 as the majority of the cost relates to customer contracts acquired in the acquisition in November 2003 that are being amortized at a rapid rate due to their short-term nature.

Management fees

Management fee expense was $nil for the nine-month period ended December 31, 2004 as compared to $41.1 million for the nine-month period ended December 31, 2003. These fees incurred in the prior period were charged by Norama Inc., the parent company of Norama, for management services provided to the predecessor company. The fees were paid in reference to taxable income. Subsequent to the acquisition, no similar management fees have been paid and the agreement with Norama Inc. was terminated.

Interest expense

Interest expense for the nine-month period ended December 31, 2004 increased significantly from the corresponding period in the prior year due to the additional debt (8 3/4% senior notes and senior secured credit facility) issued in connection with the acquisition on November 26, 2003. As well, the average interest rates on the new debt were higher than the interest rate on the debt of the predecessor company.

Foreign exchange loss (gain)

The foreign exchange loss for the nine month period ended December 31, 2004 related primarily to the exchange differences between the Canadian and U.S. dollar on our U.S. dollar denominated bank accounts and a payment in the second quarter of fiscal 2005 that related to the cancellation of a U.S. dollar forward contract to facilitate the purchase of equipment.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Revenue

Revenue for the fiscal year ended March 31, 2004 increased by $34.3 million to $378.5 million, as compared to $344.2 million for the fiscal year ended March 31, 2003. This increase was driven by a larger volume of pipeline installation services for EnCana. The increase was partially offset by reductions in revenues from the substantial completion of the Syncrude Aurora II project and piling services related to the Syncrude Upgrader Expansion, or UE-1, project.

Project costs

Project costs for the fiscal year ended March 31, 2004 increased by $20.0 million to $240.0 million as compared to $220.0 million for the fiscal year ended March 31, 2003. The increase was primarily attributable to the higher volume of services provided in the current fiscal year. As a percentage of revenue, project costs decreased slightly from 63.9% at March 31, 2003 to 63.4% at March 31, 2004.

Equipment costs

Equipment costs for the fiscal year ended March 31, 2004 decreased by $3.1 million to $69.1 million as compared to $72.2 million for the fiscal year ended March 31, 2003. The decrease relates to lower lease and rental expense due to the buy out of most leases and rentals concurrent with the acquisition, offset by increased shop labor costs due in part to an increase in fleet size.

Depreciation

Depreciation expense increased by $2.2 million to $13.2 million for the fiscal year ended March 31, 2004, as compared to $11.0 million for the fiscal year ended March 31, 2003. This increase is primarily due to the revaluation of assets and liabilities to their estimated fair market values in accordance with the application of purchase accounting in connection with the acquisition. This increase is also due in part to higher heavy equipment hours over the previous year.

General and administrative expenses

General and administrative expenses increased by $1.8 million to $14.0 million for the fiscal year ended March 31, 2004, as compared to $12.2 million for the fiscal year ended March 31, 2003. This increase was primarily attributable to higher staff levels and salary increases, increased travel costs, increased insurance and consultants costs, and to new expenses related to the change in ownership (directors’ fees, advisory fees, and stock-based compensation expense).

Loss (gain) on sale of capital assets

Loss on sale of capital assets was $0.1 million for the fiscal year ended March 31, 2004 compared to a gain of $2.3 million for the fiscal year ended March 31, 2003. Losses on the sale of capital assets arise when the carrying value exceeds the proceeds of disposition. There were no significant gains or losses during the period.

Amortization of intangibles

Intangible assets were acquired in the acquisition and relate to customer contracts in progress, trade names, a non-competition agreement, and employee arrangements. The intangible assets are amortized over various terms as follows:

Intangible Asset	Basis of Amortization	Term
Customer contracts in progress	Net present value of the estimated period cash flows	Remaining lives of the related contracts

Trade names	Straight-line	Estimated useful life of 10 years

Non-competition agreement	Straight-line	Five-year term of the agreement

Employee arrangements	Straight-line	Expected employee retention period of three years

Interest expense

Interest expense increased by $9.3 million to $13.5 million for the fiscal year ended March 31, 2004, as compared to $4.2 million for the fiscal year ended March 31, 2003. This increase was primarily due to larger debt balances with higher associated interest rates incurred in connection with the acquisition.

Management fees

Management fee expense increased by $33.1 million to $41.1 million for the fiscal year ended March 31, 2004, as compared to $8.0 million for the fiscal year ended March 31, 2003. Norama Inc., the parent company of Norama, charged a fee for management services provided to NACGI. The management fee was paid in reference to taxable income. Subsequent to the acquisition, no similar management fees have been paid and the agreement with Norama Inc. has been terminated.

Foreign exchange (gain) loss

The foreign exchange (gain) loss is relatively small and relates primarily to the exchange differences between the Canadian and U.S. dollar for a U.S. dollar denominated bank account. The U.S. dollar denominated 8 3/4% senior notes are effectively hedged with the cross currency swap and, accordingly, no gain or loss is reflected in respect of this debt.

Fiscal Year Ended March 31, 2003 Compared to Fiscal Year Ended March 31, 2002

Revenue

Revenue increased by $94.8 million to $344.2 million in the fiscal year ended March 31, 2003, as compared to $249.4 million in the fiscal year ended March 31, 2002. The increase was driven by a larger volume of mining and site preparation and piling services related to the Syncrude UE-1 project, commencement of work on the Athabasca oil sands project, increased pipeline installation services to EnCana and increased mining and site preparation services on the Albian FOM project. These increases were offset by reductions in revenue from two significant projects which were completed in fiscal 2002.

Project costs

Project costs increased by $92.0 million to $220.0 million in the fiscal year ended March 31, 2003, as compared to $128.0 million in the fiscal year ended March 31, 2002. This increase was primarily due to labor, material and subcontract costs associated with increased activity at the Syncrude UE-1 project which experienced a lower usage of heavy equipment in fiscal 2003 as compared to fiscal 2002. This combination of low equipment utilization and increased labor, material and subcontract costs resulted in an increase in job costs as a percentage of revenue for fiscal 2003 as compared to the prior year.

Equipment costs

Equipment costs decreased by $5.1 million to $72.2 million in the fiscal year ended March 31, 2003, as compared to $77.3 million in the fiscal year ended March 31, 2002. The decrease was primarily attributable to the completion of a greater number of scheduled major overhauls of the heavy equipment in fiscal 2002 as compared to fiscal 2003.

In addition, equipment lease and rental expense decreased in fiscal 2003, as compared to fiscal 2002. This decrease was largely attributable to the conversion of the leases on six pieces of heavy equipment from operating leases to capital leases in fiscal 2003.

Depreciation

Depreciation expense decreased by $0.3 million to $11.0 million in the fiscal year ended March 31, 2003, as compared to $11.3 million in the fiscal year ended March 31, 2002. The decrease was primarily attributable to lower usage of large mining trucks on the Albian project as compared to the prior year. This was partially offset, however, by the increase in depreciable hours on one of the large shovels utilized on the Albian site.

General and administrative expense

General and administrative expense decreased slightly by $0.6 million to $12.2 million in the fiscal year ended March 31, 2003, as compared to $12.8 million in the fiscal year ended March 31, 2002. This decrease was primarily attributable to a reduction in professional fees, telecommunication expenses and other overhead expenses.

Gain on sale of capital assets

Gain on sale of capital assets was $2.3 million for the fiscal year ended March 31, 2003 compared to a gain of $0.2 million for the fiscal year ended March 31, 2002. Gains on the disposal of fixed assets arise when the proceeds of disposition exceed the carrying value of the assets. There were no significant gains or losses during the period.

Interest expense

Interest expense increased by $0.4 million to $4.2 million in the fiscal year ended March 31, 2003, as compared to $3.8 million in the fiscal year ended March 31, 2002. The term bank loans increased in fiscal 2003, resulting in higher interest expense. This increase was partially offset by a lower average prime interest rate of 4.40% for fiscal 2003, as compared to 5.23% for fiscal 2002.

Management fees

Management fee expense decreased by $6.4 million to $8.0 million in the fiscal year ended March 31, 2003, as compared to $14.4 million in the fiscal year ended March 31, 2002. Management fees represent fees for services rendered that are paid to the corporate shareholder of Norama Ltd., our predecessor company, which are determined with reference to taxable income. The decrease in this period was attributable to a decrease in taxable income. The decrease in this period was attributable to a decrease in taxable income.

Income taxes

The income tax provision is comprised of current corporate tax expense and future income tax expense. The current corporate tax expense has been reduced entirely due to management fees paid to the corporate shareholder of Norama Ltd. The increase in the future income tax provision in the fiscal year ended March 31, 2003 by $5.9 million to $6.6 million, as compared to $0.7 million in the fiscal year ended March 31, 2002, is primarily due to temporary differences arising from unbilled revenue.

Segmented Results of Operations

We report our operations under three operating segments: Mining and Site Preparation, Piling, and Pipeline.

	Year Ended March 31,			Nine Months Ended December 31,
	2002	2003	2004 (a)	2003 (a)	2004 (a)
	(dollars in millions)
Revenue
Mining and site preparation	$186.1	$245.2	$236.1	$193.2	$173.3
Piling	35.1	61.0	48.9	42.4	43.9
Pipeline	28.1	37.9	93.5	40.2	17.3

Total revenue	249.3	344.1	378.5	275.8	234.5
Profit by operating segment
Mining and site preparation	30.9	31.4	36.0	18.2	(0.1)
Piling	8.1	12.5	10.8	9.3	9.1
Pipeline	6.1	6.3	17.9	7.1	2.4

Total operating profit	45.1	50.2	64.7	34.6	11.4

(a)	Amounts for the nine months ended December 31, 2003 and 2004 are unaudited. While amounts for the year ended March 31, 2004 are unaudited, they are constructed from the historical audited consolidated financial statements of Norama Ltd. for the period from April 1, 2003 to November 25, 2003 and the historical audited consolidated financial statements of North American Energy Partners Inc. for the period from November 26, 2003 to March 31, 2004.

Nine Months Ended December 31, 2004 Compared to Nine Months Ended December 31, 2003

Mining and Site Preparation

Revenue for the nine-month period ended December 31, 2004 decreased by $20.0 million (10.3%) from the same period in the prior year primarily due to our inability to entirely replace the two large Syncrude UE-1 contracts that were substantially completed in the prior year. We were successful in partially replacing that work with a number of significant new contracts entered into by the Company in the current period, including the OPTI/Nexen Long Lake contract, the mining services work for Grande Cache Coal Corporation, Syncrude’s SWQR contract and the site preparation and underground utility contract for CNRL.

Operating segment profit for the nine-month period ended December 31, 2004 decreased by $18.5 million (100.7%) from the comparative period. The majority of the year-over-year decrease in operating segment profit was due to the substantial loss incurred on a single large steam assisted gravity drainage site project. A number of factors contributed to the loss on the project, including: unfavorable weather conditions hindering productivity; higher than expected costs due to labor shortages; schedule acceleration; and higher than expected costs resulting from an underestimation of the project’s complexity at the time the contract bid was prepared. At December 31, 2004, the project was approximately 85% complete with the majority of the remaining work scheduled to be completed in the spring of 2005. As required under generally accepted accounting principles, the total estimated loss on the project has been reflected in the results for the third quarter ended December 31, 2004.

Piling

Piling revenue for the nine-month period ended December 31, 2004 increased by $1.5 million (3.6%) from the comparative prior period primarily due to the revenue generated by a number of small contracts entered into by the Company which was more than the decline in revenue resulting from the completion of the large Syncrude UE-1 piling project in the prior year.

Profit for the Piling operating segment remained essentially unchanged for the nine-month period ended December 31, 2004 as compared to the prior period. The higher volume of contracts in the current period more than offset a decline in operating profit margin in the current period as compared to the prior period. This decline in operating margins was due to a higher proportion of lower margin driven pile work completed in the current period as compared to the prior period.

Pipeline

Pipeline operating segment revenue for the nine-month period ended December 31, 2004 decreased by $20.9 million (56.9%) from the comparative prior period primarily due to a significant reduction in the regional development program by our major pipeline customer in the current period.

Profit for this operating segment for the nine-month period ended December 31, 2004 decreased by $4.7 million (66.6%) from the comparative prior period primarily as a result of the lower activity in the current period.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Mining and Site Preparation

Revenue for the fiscal year ended March 31, 2004 decreased by $9.1 million to $236.1 million, as compared to $245.2 million for the fiscal year ended March 31, 2003. Two projects in particular contributed to the decrease: Albian and Aurora II. Revenues from the Albian project decreased by $13.6 million to $36.6 million compared to $50.2 million for the previous year. This new oil sands mine in the Fort McMurray region had not yet reached its design capacity which resulted in less demand for our services. In addition, revenue from the Syncrude Aurora II project declined by $19.6 million as compared to the prior year due to the substantial completion of the project. The majority of our remaining projects experienced an increase in revenues over 2003. Revenues from our largest project, Syncrude UE-1, increased by $5.0 million over 2003 due to expanded scope on this project. Revenues from the overburden job at Syncrude also increased by $5.6 million over the previous year. The new Opti-Nexen project south of Fort McMurray, Alberta and the new Kemess Mine project in British Columbia generated $4.5 million and $8.5 million in revenues, respectively.

Segment operating profits increased by $4.5 million in the fiscal year ended March 31, 2004 to $36.0 million as compared to $31.4 million for the fiscal year ended March 31, 2003. The increase is due to increased profit margins due to a larger proportion of higher margin unit-price work in the current year.

Piling

Revenue for the fiscal year ended March 31, 2004 decreased by $12.1 million to $48.9 million as compared to $61.0 million for the fiscal year ended March 31, 2003. This decrease is primarily due to lower revenue from the Syncrude UE-1 piling contract as work on this project was nearing completion, offset partially by increased activity in the Calgary and Vancouver markets.

Piling segment operating profits decreased by $1.7 million in the fiscal year ended March 31, 2004 to $10.8 million as compared to $12.5 million for the fiscal year ended March 31, 2003 primarily due to the decrease in revenue as described above.

Pipeline

Revenue from the pipeline segment increased significantly to a record level of $93.5 million for the fiscal year ended March 31, 2004, up from $37.9 million for the prior year. Installations of larger diameter pipe, particularly 12”, and a greater number of well site tie-ins contributed to this increase. As well, a larger number of ancillary services, such as pipeline weight installations, resulted in the higher revenue. Further, management believes the increased demand for natural gas and the provincial government royalty incentive program have combined to create a favorable environment for increased activity in this segment.

Pipeline segment operating profits increased by $11.6 million in the fiscal year ended March 31, 2004 to $17.9 million as compared to $6.3 million for the fiscal year ended March 31, 2003. The increase in operating profit is primarily attributable to the increase in activity volumes and a larger proportion of higher margin work compared to the previous year.

Fiscal Year Ended March 31, 2003 Compared to Fiscal Year Ended March 31, 2002

Mining and Site Preparation

Revenue increased by $59.1 million to $245.2 million, as compared to $186.1 million for the fiscal year ended March 31, 2002. The increase was primarily due to the higher volume of services provided on the Syncrude UE-1 project as our revenues increased from $32.1 million in fiscal 2002 to $107.6 million in the fiscal year ended March 31, 2003. In addition, revenues for the Syncrude Aurora II project increased $20.1 million as compared to the prior period. These increases were partially offset by a $25.5 million decrease on the Syncrude overburden project as this project was nearing completion and by lower demand for our services on the Syncrude FOM project during this period.

Mining and site preparation segment operating profits increased slightly to $31.4 million as compared to $30.9 million for fiscal 2002. This increase was due primarily to a higher volume of work offset by decreased profit margins due to a larger proportion of lower margin time-and-materials work in fiscal 2003.

Piling

Revenue increased by $25.9 million to $61.0 million as compared to $35.1 million for the fiscal year ended March 31, 2002. The increase is primarily due to significantly higher piling revenues generated on the Syncrude UE-1 project during fiscal 2003 as compared to fiscal 2002.

Piling segment operating profits increased to $12.5 million as compared to $8.1 million for fiscal 2002 primarily due to the increase in the volume of work offset slightly by a higher proportion of lower margin time-and-materials contracts in fiscal 2003 as compared to fiscal 2002.

Pipeline

Revenue from the pipeline segment increased to $37.9 million for the fiscal year ended March 31, 2003, up from $28.1 million for the fiscal year ended March 31, 2002. This increase is related to the higher volume of work for EnCana in the Sierra region of north eastern British Columbia during fiscal 2003.

Pipeline segment operating profits increased slightly to $6.3 million for fiscal 2003, as compared to $6.1 million for fiscal 2002 due to the higher volume of activity offset by the realization of lower margins on certain time-and-materials contracts.

Consolidated Financial Position

At December 31, 2004, we had a net working capital deficiency of $37.5 million compared to a positive net working capital position of $43.5 million at March 31, 2004. The decrease was primarily due to the reclassification of scheduled repayments due beyond one year related to our term credit facility in the first quarter of this fiscal year, resulting in the balance being classified as a current liability, as discussed in note 1 to our unaudited interim consolidated financial statements included elsewhere in this prospectus. Also contributing to the decrease were a reduction in cash and cash equivalents at December 31, 2004 as compared to March 31, 2004 and a revolving credit facility balance of $10 million owing at December 31, 2004 where none existed at March 31, 2004. Accounts receivable increased from March 31, 2004 due to longer payment terms under present contracts as compared to the payment terms under the contracts active at the end of the prior fiscal year. Unbilled revenue decreased from March 31, 2004 as a result of improving cycle time in our billing preparation process. Accounts payable and accrued liabilities increased slightly at December 31, 2004 from the balances at the end of the prior fiscal year due to a delay in paying certain vendors as a result of the discovery of unrecorded invoices late in the quarter as described above.

Capital assets increased by $8.2 million at December 31, 2004 from March 31, 2004 due to the purchase of new equipment required to perform the various contracts awarded over the past nine months, including the large site preparation and underground utility installation project in progress for CNRL. A portion of the increase also resulted from equipment purchases to replace retired equipment. The increase in capital assets at December 31, 2004 was partially offset by depreciation expense incurred over the nine month period.

The term credit facility balance decreased by $4.5 million at December 31, 2004 from the balance at the end of the prior fiscal year due to the scheduled quarterly term debt repayments.

Capital lease obligations, including the current portion, increased by $2.8 million at December 31, 2004 from the balance at March 31, 2004 due to the addition of new leased vehicles to support new projects.

Impairment of Goodwill

In accordance with Canadian Institute of Chartered Accountants’ Handbook Section 3062, “Goodwill and Other Intangible Assets”, we review our goodwill for impairment annually or whenever events or changes in circumstances suggest that the carrying amount may not be recoverable. We are required to test our goodwill for impairment at the reporting unit level and we have determined that we have three reporting units. The test for goodwill impairment is a two-step process:

•	Step 1 – We compare the carrying amount of each reporting unit to its fair value. If the carrying amount of a reporting unit exceeds its fair value, we have to perform the second step of the process. If not, no further work is required.

•	Step 2 – We compare the implied fair value of each reporting unit’s goodwill to its carrying amount. If the carrying amount of a reporting unit’s goodwill exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess.

We completed this test during the third quarter of fiscal 2005 and were not required to record an impairment loss on goodwill.

Liquidity and Capital Resources

Operating activities

Operating activities for the nine-month period ended December 31, 2004 resulted in a net usage of cash totalling $17.6 million. This was mainly due to the substantial net loss incurred on a single large steam assisted gravity drainage site project and billing delays encountered by us. During the nine-month period ended December 31, 2003, operating activities contributed $2.8 million in cash mainly due to the collection of accounts receivable.

Cash provided from operating activities for the fiscal year ended March 31, 2004 totalled $18.0 million, with collection of accounts receivable primarily contributing to the results. Cash provided from operating activities for the predecessor company for the years ended March 31, 2003 and March 31, 2002 was $16.3 million and $4.2 million respectively. Historically, we have used cash from operations, together with other available sources of liquidity, to fund our working capital needs and capital expenditures. Going forward, we expect to fund our operations and sustaining capital expenditures and to satisfy our debt service obligations through operating cash flow and to finance our expansion related to capital expenditures from borrowings under our revolving credit facility and other external financing. Sustaining capital expenditures are those that are required to maintain our fleet of equipment at its optimum average age. Expansion capital expenditures are directly related to new projects, and the commitment to make expansion capital expenditures typically occurs only when we have signed a contract for a new project.

Investing activities

During the nine-month period ended December 31, 2004, we invested $20.5 million in capital expenditures compared to $5.9 million in the comparative prior period. We financed new vehicles by way of capital leases totalling $3.7 million during the nine-month period ended December 31, 2004 compared to $3.0 million during the same period in the prior year. We expect our future sustaining capital expenditures to range from $9.0 million to $18.0 million per year. Sustaining capital expenditures are those that are required to maintain our existing fleet of equipment at its optimum average age. Growth capital expenditures relate to equipment additions required to perform increased sizes or numbers of projects.

Cash used in investing activities during the fiscal year ended March 31, 2004 related almost entirely to the acquisition. The cash used to acquire the shares of NACGI and the assets of NAEL totalled $367.8 million, which is net of the $4.0 million in NACGI cash balances acquired and $15.6 million in surplus cash from the acquisition financing.

During the period from November 26, 2003 to March 31, 2004, we invested $2.5 million in capital expenditures. In addition, new vehicle capital leases increased by $1.2 million and proceeds from the disposal of capital assets amounted to $5.8 million. We expect our future sustaining capital expenditures to range from $9 million to $18 million per year. During the period from April 1, 2003 to November 25, 2003, the net cash used in investing activities by the predecessor company was $4.6 million. New vehicle capital leases increased by $2.1 million and proceeds on disposal of capital assets were $0.6 million. For the fiscal year ended March 31, 2004 total investment in capital expenditures was $7.7 million and total proceeds on disposal of capital assets was $6.4 million.

For the fiscal year ended March 31, 2003, the predecessor company invested $22.9 million in capital expenditures. In addition, new capital leases increased by $9.4 million and proceeds from the disposal of capital assets was $4.2 million.

For the fiscal year ended March 31, 2002, the predecessor company invested $8.6 million in capital expenditures. Proceeds from the disposal of capital assets were $2.2 million.

Financing activities

Financing activities during the nine-month period ended December 31, 2004 primarily related to borrowings under our revolving credit facility, term credit facility scheduled repayments, and repayment of capital lease obligations.

Financing activities for the nine-month period ended December 31, 2003 included the issuance of our 8 3/4% senior notes, share capital, and the related financing costs incurred in connection with the acquisition on November 26, 2003 and borrowings under the term credit facility. Significant financing activities for the nine-month period ended December 31, 2003 also included scheduled repayments under the predecessor company’s credit facility, advances from the predecessor company’s parent company, and repayment of capital lease obligations.

Financing activities during the fiscal year ended March 31, 2004 related almost entirely to the acquisition. The cash required to complete the acquisition was financed by $92.5 million from the issuance of common shares, $263.0 million in proceeds from the 8 3/4% senior notes and $50.0 million from the term loan portion of the senior credit facility net, in the latter two instances, of $18.1 million in issuance costs and fees. Apart from the cash provided to finance the acquisition, only a minimal amount of other financing activity occurred during the fiscal year ended March 31, 2004. This financing activity related to payments made on capital leases and the term credit facility.

Financing activities of the predecessor company for the fiscal year ended March 31, 2003 included $13.5 million proceeds from a term credit facility, and payments made on the term credit facility and capital leases.

Financing activities of the predecessor company for the fiscal year ended March 31, 2002 included $8.0 million proceeds from a term credit facility, and payments made on the term credit facility and capital leases, as well as repayment of advances from Norama Inc.

Liquidity Requirements

Historically, we have used cash from our operations, together with other available sources of liquidity (primarily our lines of credit and term loans), to fund our working capital needs and capital expenditures.

We maintain a significant equipment and vehicle fleet comprised of units with remaining useful lives that vary. Once units reach the end of their useful lives it becomes cost prohibitive to continue to maintain them and, therefore, they must be replaced. As a result, we are continually acquiring new equipment to replace retired units and also to expand the fleet to meet growth as larger new contracts are awarded to us. It is important to adequately maintain our large revenue producing fleet in order to avoid equipment downtime which can impact our revenue stream and inhibit our ability to satisfactorily perform contracts. In order to conserve cash, we have financed our recent requirements for large pieces of heavy construction equipment through operating leases.

We continue to lease a portion of our motor vehicle fleet and have assumed several heavy equipment operating leases from the predecessor company. We have recently had to increase our heavy construction equipment fleet in order to fulfill our obligations under recently awarded contracts. In doing so, we have financed the large pieces of equipment through operating leases in order to allow enough cash to be available to fund working capital requirements and fund our minimum requirements to replace smaller equipment as it is retired.

Sources of Liquidity

Our new revolving credit facility provides for revolving commitments of up to $40.0 million under which revolving loans may be made and under which letters of credit may be issued up to a sublimit of $30.0 million. As of June 1, 2005, $20.0 million in letters of credit were issued and outstanding and we had approximately $16.6 million of available borrowings. The facility will mature 91 days before the maturity date of the notes. The facility bears interest at variable rates based on the Canadian prime rate plus 2.0% per annum or the Canadian bankers’ acceptance rate plus 3.0% per annum. Interest is payable quarterly in arrears and computed on the basis of a 365-day year. Letters of credit are subject to a 3.0% per annum fee and to a fronting fee equal to the greater of $500 or 0.25% per annum of the daily drawable amount paid quarterly in arrears. Commitment fees equal to 0.50% per annum multiplied by the daily average unused portion of the credit facility are computed on the basis of a 360-day year and payable quarterly in arrears.

The notes will mature on June 1, 2010. There are no scheduled principal payments required on the notes until maturity. Interest is payable semi-annually on June 1 and December 1 of each year. We currently do not intend to hedge the foreign currency risk of either the principal or interest payments on the notes.

Our new revolving credit facility and the indenture relating to the notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the new revolving credit facility requires us to maintain certain financial ratios. See “Description of Certain Indebtedness—New Revolving Credit Facility.” Our

indebtedness under the new revolving credit facility and the notes is secured by substantially all of our assets, including our accounts receivable and capital assets.

There are no scheduled principal payments required on our US$200 million of 8 3/4% senior notes due 2011 until maturity. The foreign currency risk relating to both the principal and interest payments has been effectively hedged with cross currency and interest rate swaps which went into effect concurrent with the issuance. The 8.75% per annum rate of interest on the senior notes has been swapped to an effective rate of 9.765% for the entire period until maturity. In connection with the new revolving credit facility, we were required to amend these swap agreements to increase the effective rate of interest on the senior notes from 9.765% to 9.889%, and to issue senior preferred stock. See “Description of Certain Indebtedness—New Revolving Credit Facility.” As a result, effective December 1, 2005, semi-annual interest expense on the senior notes will increase by $0.2 million to $13.0 million payable in June and December of each year until the 8 3/4% senior notes mature on December 1, 2011.

On January 18, 2005, we announced that we anticipated having to restate our financial statements for the first and second quarters of fiscal 2005, primarily due to certain inaccurate expense accruals. On January 19, 2005, both Moody’s and Standard & Poor’s lowered our credit ratings. Moody’s lowered its rating of our 8 3/4% senior notes to B3 from B2 and its rating of our previous senior secured credit facility to B1 from Ba3. Standard & Poor’s lowered our long-term corporate credit rating to B from B+. In addition, Standard & Poor’s also lowered our senior secured bank facility rating to B+ from BB- and lowered our senior unsecured rating to B- from B. Standard & Poor’s had earlier downgraded our credit ratings on November 5, 2004 when it lowered our long-term corporate credit rating to B+ from BB- and also lowered our senior secured bank facility and senior unsecured ratings to BB- from BB and B from B+, respectively. On April 27, 2005, Moody’s further lowered its rating of our 8 3/4% senior notes to Caa1 from B3. On May 19, 2005, Standard & Poor’s further lowered our long-term corporate credit rating to B- from B, our senior secured bank facility rating to B from B+ and our senior unsecured rating to CCC+ from B-. The lower credit ratings will have no effect on the interest rates associated with the notes or our 8 3/4% senior notes.

Stock-Based Compensation

Certain of our directors, officers, employees and service providers have been granted options to purchase common shares of NACG Holdings Inc., our parent company, under a stock-based compensation plan. The plan and outstanding balances are disclosed in note 5 to our interim consolidated financial statements for the period ended December 31, 2004.

Contractual Obligations and Other Commitments

Our principal contractual obligations relate to the notes, our 8 3/4% senior notes due 2011, our mandatorily redeemable preferred stock and capital and operating leases. Other than our operating leases, we do not have any off-balance sheet arrangements. The following table summarizes our future contractual obligations, excluding interest payments unless otherwise noted, as of March 31, 2004 after giving effect to our offering of the notes and the application of the proceeds therefrom.

	Payments Due by Period
	Total	2005	2006	2007	2008	2009 and after
	(dollars in millions)
Contractual Obligations:
Long-term debt	$347.0	$—	$—	$—	$—	$347.0
Mandatorily redeemable preferred stock	8.5	—	—	—	—	8.5
Capital leases (including interest)	3.3	0.9	0.8	0.8	0.8	—
Operating leases (a)	5.0	3.0	0.8	0.7	0.7	—

Total contractual cash obligations	$363.8	$3.9	$1.6	$1.5	$1.5	$355.5

(a)	Includes property leases and leases on four pieces of heavy equipment.

We are also party to swap agreements, the mark-to-market liability of which can differ from the amounts shown on our balance sheet.

U.S. Generally Accepted Accounting Principles

Our financial statements have been prepared in accordance with Canadian GAAP, which differs in certain material respects from U.S. GAAP. The nature and effect of these differences are set out in note 11 to the interim consolidated financial statements and note 19 to the audited consolidated financial statements for the fiscal year ended March 31, 2004 included in this prospectus.

Recent U.S. accounting pronouncements

SFAS 123R, “Share-Based Payment”, is in effect for our fiscal 2006. This revised standard requires companies to recognize in the income statement, the grant-date fair value of stock options and other equity-based compensation issued to employees. The fair value of liability-classified awards is remeasured subsequently at each reporting date through the settlement date, while the fair value of equity-classified awards is not subsequently remeasured. The alternative to use the intrinsic value method of Accounting Principles Board (“APB”) Opinion 25 is eliminated with this revised standard. We are currently evaluating the impact of this revised standard.

SFAS 153, “Exchanges of Non-monetary Assets – an Amendment of APB Opinion 29”, was issued in December 2004. APB Opinion 29 is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of assets exchanged. SFAS 153 amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The standard is effective for non-monetary asset exchanges occurring in fiscal 2006 and will be applied prospectively. We are currently evaluating the impact of this revised standard.

In November 2004, the FASB issued SFAS 151, “Inventory Costs.” This standard requires the allocation of fixed production overhead costs be based on the normal capacity of the production facilities and unallocated overhead costs recognized as an expense in the period incurred. In addition, other items such as abnormal freight, handling costs and wasted materials require treatment as current period charges rather than a portion of the inventory cost. This standard is effective for fiscal 2006. The adoption of this standard is not expected to have a material impact on our financial statements.

Recent Canadian GAAP Accounting Rules

In June 2003, the CICA issued Accounting Guideline 15 “Consolidation of Variable Interest Entities” (“VIEs”) (“AcG-15”). VIEs are entities that have insufficient equity at risk to finance their operations without additional subordinated financial support and/or entities whose equity investors lack one or more of the specified essential characteristics of a controlling financial interest. AcG-15 provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The standard is effective on a prospective basis for the fourth quarter of our 2005 fiscal year. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

Emerging Issues Committee Abstract 150, “Determining whether an Arrangement Contains a Lease” (“EIC 150”) addresses a situation where an entity enters into an arrangement, comprising a transaction that does not take the legal form of a lease but conveys a right to use a tangible asset in return for a payment or series of payments. EIC 150 is effective for arrangements entered into or modified after January 1, 2005. We are currently assessing its impact.

In January 2005, the CICA issued Handbook Section 3855, “Financial Instruments – Recognition and Measurement”, Handbook Section 1530, “Comprehensive Income”, and Handbook Section 3865, “Hedges”. The new standards will be effective for interim and annual financial statements commencing in 2007. Earlier adoption is permitted. The new standards will require presentation of a separate statement of comprehensive income.

Foreign exchange gains and losses on the translation of the financial statements of self-sustaining subsidiaries previously recorded in a separate section of shareholder’s equity will be presented in comprehensive income. Derivative financial instruments will be recorded in the balance sheet at fair value and the changes in fair value of derivatives designated as cash flow hedges will be reported in comprehensive income. The existing hedging principles of AcG-13 will be substantially unchanged. We are currently assessing the impact of the new standards.

Quantitative and Qualitative Disclosures Regarding Market Risk

Foreign currency risk

We are subject to currency exchange risk as the notes and our 8 3/4% senior notes are denominated in U.S. dollars and all of our revenues and most of our expenses are denominated in Canadian dollars. As noted above, we have entered into cross currency swap and interest rate swap agreements to effectively hedge this risk associated with the 8 3/4% senior notes. The hedging instrument consists of three components: a U.S. dollar interest rate swap: a U.S. dollar-Canadian dollar cross currency basis swap; and a Canadian dollar interest rate swap that results in us mitigating our exposure to the variability of cash flows caused by currency fluctuations relating to the US$200 million senior notes. The transaction can be cancelled at the counterparty’s option at any time after December 1, 2007 if the counterparty pays a cancellation premium. The premium is equal to 4.375% of the US$200 million if exercised between December 1, 2007 and December 1, 2008; 2.1875% if exercised between December 1, 2008 and December 1, 2009; and 0.000% if cancelled after December 1, 2009.

We currently do not intend to enter into instruments to hedge the foreign currency exchange risk associated with the notes.

Interest rate risk

We are subject to interest rate risk in connection with our new revolving credit facility. The facility bears interest at variable rates based on the Canadian prime rate plus 2.0% per annum, or the Canadian bankers’ acceptance rate plus 3.0% per annum. Assuming the new revolving credit facility is fully drawn at $20.0 million, excluding the $20.0 million of outstanding letters of credit, each 1.0% increase or decrease in the applicable interest rate would change the interest cost by $0.2 million per year. In the future, we may enter into interest rate swaps involving the exchange of floating for fixed rate interest payments to reduce interest rate volatility.

Inflation

The rate of inflation has not had a material impact on our operations as many of our contracts contain a provision for annual escalation. If inflation remains at its recent levels, it is not expected it to have a material impact on our operations in the foreseeable future.

Seasonality

We experience some seasonality in our operations, particularly in the pipeline segment. Conditions are more favorable in the colder temperatures of the winter months to move equipment on the soft ground conditions, and accordingly, we earn most of our revenue in this segment during the period from November to March. In the mining and site preparation segment, the spring thaw, which typically occurs in April and May, can result in lower revenues earned in that period.

BUSINESS

Our Company

We are one of the largest providers of mining and site preparation, piling and pipeline installation services in western Canada. We provide our services primarily to the major integrated and independent oil and gas, petrochemical and other natural resources companies operating in this geographic region. In serving our customers, we operate 450 pieces of heavy equipment and over 600 support vehicles, and we have developed expertise operating in the difficult working conditions created by the climate and terrain of the Alberta oil sands and other areas of western Canada. Our work on private sector oil sands and pipeline installation projects results from focusing our asset deployment on the more technically difficult and profitable revenue opportunities rather than traditional public sector construction activity. Our services consist of:

•	surface mining for oil sands and other natural resources; site preparation, which includes clearing, stripping, excavating and grading for mining operations and other general construction projects, as well as underground utility installation for plant, refinery and commercial building construction;

•	piling installation for plant, refinery and commercial building construction; and

•	pipeline installation for oil and gas transmission.

For the nine months ended December 31, 2004, we had revenue of $234.5 million and EBITDA of $11.0 million.

For the nine months ended December 31, 2004, we believe we generated over half of our revenue from energy producers in the Alberta oil sands by providing reliable mining and site preparation and piling services. The Alberta oil sands are spread across 140,800 square kilometers, or 54,363 square miles, of remote landscape in the northeastern portion of the province of Alberta. Most of the oil sands are buried under sand, gravel, silt and clay, collectively called overburden, and in some places up to 16 meters of muskeg. According to AEUB, there are approximately 174 billion barrels of economically recoverable oil in the sands, which makes the Alberta oil sands proved reserves second only to those of Saudi Arabia, the largest oil producing country in the world. AED estimates that from 1996 to 2003, approximately $28 billion was invested in the Alberta oil sands. From 2004 to 2013, AED projects that approximately $75 billion will be spent to sustain and expand existing oil sands projects and develop new projects.

We have long-term, stable relationships with our customers, some of whom we have been serving for over 30 years. We believe we are the principal provider of mining and site preparation and piling services in the Alberta oil sands to many major operators in the area, including Syncrude Canada Ltd., our largest customer and the largest producer of bitumen in the oil sands. In addition, our joint venture Noramac recently entered into a 10-year overburden removal contract with the newest oil sands operator, CNRL. We also provide pipeline installation services in western Canada to EnCana Corporation. Approximately 90% of our revenues from fiscal 2001 to fiscal 2004 was attributable to private sector oil and gas projects in Alberta and British Columbia.

Our Competitive Strengths

Leading market position

With over 50 years of operations in western Canada, we are one of the largest independent equipment operators in the Fort McMurray area based on equipment in operation. Our fleet size allows us to offer flexibility in scheduling contract services on a timely basis and to take on long-term, large-scale projects with the major operators in the oil sands. In addition, we have developed expertise operating in the difficult working conditions created by the climate and terrain of the Alberta oil sands and other areas of western Canada. We believe this combination provides us with a significant competitive advantage in our target markets.

According to CAPP, in 2003, operators in the Alberta oil sands spent approximately $5 billion to develop projects. We believe that between 10% and 20% of these projects relate to services that we perform and on which we may bid. In the same period, we estimate that the operating spending by the oil sands mining operators was approximately $500 million, of which we believe 20% relates to recurring services that we perform.

Long-term customer relationships

We have worked successfully for many years with a number of the major oil sands producers and industry leaders in our core markets. We believe we have established strong relationships with our customers based on our commitment to quality, service and safety. Historically, our largest customers by revenue have been Syncrude Canada, Ltd., Suncor Energy Inc., Albian Sands Energy Inc. and EnCana Corporation. Through our joint venture Noramac, we have been engaged to provide substantial services under several contracts with CNRL, including a 10-year overburden removal contract. These customers demand that their service providers meet very stringent criteria, including a strong safety and performance record, a well-maintained, highly capable fleet with specific equipment dedicated to them and a staff of well-trained, experienced operators and mechanics. We believe that our qualifications meet or exceed each of these criteria, which has resulted in long-standing relationships with our customers.

Experienced operations team

Our 37 project managers have over 300 years of collective service with us and manage the day-to-day execution of a wide range of projects. Our primary customers are developers of multibillion dollar projects in the Alberta oil sands. Construction of these projects takes several years and comes with significant construction risk. Our oil sands customers want service providers with experienced personnel whom they can trust to complete the work on-time, on-budget and without incident. We have provided outsourced mining and site preparation services in the oil sands for over 40 years and have participated in every Canadian oil sands mining project developed. We believe our experienced operations team, and long history serving the oil sands industry, provide us with a significant competitive advantage.

Well-positioned equipment fleet and maintenance facilities

Our heavy equipment fleet consists of over 1,050 pieces of equipment and support vehicles located mainly in the Alberta oil sands. This large and diverse fleet located on site in the remote area of the oil sands allows us to quickly serve the constantly shifting needs of our customers’ projects. In addition, our ability to quickly move equipment from one project site to another in the oil sands region not only allows us to provide excellent service to our customers, but also increases the utilization of our fleet.

In addition to our major equipment repair facility located at our corporate headquarters near Edmonton, we have three existing equipment repair facilities located on our customers’ project sites in the oil sands and one on a customer’s coal mining operation in western Canada. We are currently building a large complex to support our equipment required for the CNRL overburden removal contract. These facilities allow us to maintain our equipment according to a stringent maintenance program and make repairs without unnecessary equipment downtime.

Our Strategy

We intend to increase cash flow by focusing on internal growth opportunities. We believe our market leadership position, strong customer base and well-positioned equipment fleet will allow us to take advantage of the significant growth opportunities we see for the expansion of the oil sands and other energy and natural resources development in Canada. We may also make selective acquisitions that we believe will lead to further growth opportunities. We intend to capitalize on these opportunities by pursuing the following strategies:

Increase the level of our recurring revenue base

Over the past several years we have increased our revenues from mining services, including overburden removal, reclamation and ore mining. We believe our oil sands customers’ needs for these types of services will increase as they expand their operations. We expect to increase the stability of our revenues and cash flows by increasing the quantity of recurring mining services both to our existing customers as well as other developers of natural resources outside of the oil sands.

Leverage long-term relationships with existing energy customers

Several of our oil sands customers have announced intentions to increase their production capacity by expanding the infrastructure at their sites through various planned expansion projects. We expect to leverage our relationships with these and other oil sands customers to win a substantial share of the site preparation and piling services outsourced by these customers in connection with their expansions. Through our joint venture Noramac, we are providing substantial services under several contracts with CNRL, including a 10-year overburden removal contract. In addition, we believe we are well-positioned to expand the services we provide to new and existing pipeline customers and participate in new pipeline projects designed to service growing natural gas demand from the oil sands producers and U.S. customers.

Capitalize on new opportunities in the Alberta oil sands

We will utilize our market leadership position and successful track record with the major operators in the oil sands to position ourselves as the service provider of choice for customers establishing new mining operations in the oil sands. In addition to the new CNRL project, a new project in the oil sands has been announced by Petro-Canada/UTS Energy Corporation. This project has planned capital expenditures of $5 billion, of which we can expect to bid for approximately 10% to 15%.

Maintain our market share in existing piling markets and expand our geographic scope by making selective regional piling acquisitions

Over the last five years, we have generated a significant amount of revenue by providing piling services to commercial construction customers in the Edmonton, Calgary, Regina and Vancouver areas. As these areas continue to grow as a result of population growth, additional piling services will be required and we expect to leverage our relationships with customers in these areas to provide a significant share of these services. We have also identified other areas of western and central Canada that exhibit attractive characteristics indicating future commercial construction growth. We plan to enter these markets by selectively acquiring local piling companies and then utilizing our experience and equipment fleet to successfully grow our piling and other services in these markets.

Employ our expertise outside of the Alberta oil sands

Canada has significant reserves of various natural resources including diamonds, coal and gold. We intend to utilize the expertise we have developed providing mining and site preparation and piling services to provide similar services to natural resources mining companies operating outside of the oil sands.

Continue to improve our operating efficiency and control our costs

We will pursue contracts that allow us to maximize the utilization of our fleet of large equipment. This will enable us to increase operating efficiency and improve our margins. Additionally, we intend to optimize our equipment through our maintenance and repair program in order to minimize equipment downtime and increase utilization.

Our Operations

We provide our services in three interrelated yet distinct business units: mining and site preparation, piling and pipeline. Over the past 50 years, we have developed an expertise operating in the difficult working conditions created by the climate and terrain of western Canada. We provide these services primarily for our oil and gas and other natural resource customers.

The chart below shows the revenues generated by each business unit for the fiscal years ended March 31, 2000 through March 31, 2004:

	Year Ended March 31,
	2000		2001		2002		2003		2004
	(dollars in thousands)
Mining and site preparation	$100,420	55.4%	$153,152	61.9%	$186,141	74.6%	$245,235	71.3%	$236,092	62.4%
Piling	52,301	28.9	36,709	14.9	35,132	14.1	61,006	17.7	48,933	12.9
Pipeline	28,436	15.7	57,406	23.2	28,078	11.3	37,945	11.0	93,508	24.7

Total	$181,157	100.0%	$247,267	100.0%	$249,351	100.0%	$344,186	100.0%	$378,533	100.0%

Mining and site preparation

Our mining and site preparation business unit encompasses a wide variety of services. Our contract mining business represents an outsourcing of the equipment and labor component of the oil and gas and other natural resources mining business. Our site preparation services include clearing, stripping, excavating and grading for mining operations and other general construction projects, as well as underground utility installation for plant, refinery and commercial building construction. This business utilizes the vast majority of our equipment fleet and employs over 500 people. The majority of the employees and equipment associated with this business unit are located in the Alberta oil sands area.

For the fiscal year ended March 31, 2004, revenues from this segment accounted for approximately 62% of our total revenues.

Many Alberta oil sands and natural resource mining companies utilize contract services for mine site operations in order to focus their resources on exploration and property development. Our mining services consist of overburden removal; the hauling of sand and gravel; mining of the ore body and delivery of the ore to the crushing facility; supply of labor and equipment to support the owners’ mining operations; construction of infrastructure associated with mining operations; and reclamation activities, which include contouring of waste dumps and placement of secondary materials and muskeg. The major producers outsource mine site operations to contractors such as our company to allow them to benefit from a variety of cost efficiencies that we can provide. We believe mining contractors typically have wage rates lower than those of the mining company and more flexible operating arrangements with personnel allowing for improved uptime and performance. We believe we are one of the principal outsourced mining service providers in the Alberta oil sands because of our ability to operate efficiently and profitably in some of the most challenging mine sites in western Canada.

Oil sands operators use our site preparation services to prepare their leased properties for the construction of the mining infrastructure, including extraction plants and upgrading facilities, and for the eventual mining of the oil sands ore located on their properties. Outside of the Alberta oil sands, our site preparation services are used to assist in the construction of roads, natural resource mines, plants, refineries, commercial buildings, dams and irrigation systems. In order to successfully provide these types of services in the Alberta oil sands, our highly skilled operators are required to use heavy equipment to transform barren terrain and difficult soil or rock conditions into a stable environment for site development. Our extensive fleet of equipment is used for clearing the earth of vegetation and removing topsoil that is not usable as a stable subgrade and site grading, which includes grading, leveling and compacting the site to provide a solid foundation for transportation or building. We also provide utility pipe installation for the private and public sectors in western Canada. We are experienced in working with piping materials such as HDPE, concrete, PVC and steel. This work involves similar methods as those used for field, transmission and distribution pipelines in the oil and gas industry, but is generally more intricate and time consuming as the work is typically performed in existing plants with numerous tie-ins to live systems.

Piling

In providing piling services, we currently operate a variety of crawler-mounted drill rigs, a fleet of 25 to 100-ton capacity piling cranes and pile driving hammers of all types from our Edmonton, Calgary, Regina,

Vancouver and Fort McMurray locations. Piles and caissons are deep foundation systems that extend up to 30 meters below a structure. Piles are long narrow shafts that distribute a load from a supported structure (such as a building or bridge) throughout the underlying soil mass and are necessary whenever the available footing area beneath a structure is insufficient to support the load above it. The foundation chosen for any particular structure depends on the strength of the rock or soil, magnitude of structural loads, and depth of groundwater level.

Our capabilities include the installation of all types of driven and drilled piles, caissons and earth retention and stabilization systems for commercial buildings; private industrial projects, such as plants and refineries; and infrastructure projects, such as bridges. Our piling business employs approximately 100 people. Oil and gas companies developing the oil sands and related infrastructure represent two-thirds of our piling clients. The remaining one-third of our piling clients are primarily commercial construction builders operating in the Edmonton, Calgary, Regina and Vancouver areas.

For the fiscal year ended March 31, 2004, revenues from this segment accounted for approximately 13% of our total revenues.

Pipeline

We install field, transmission and distribution pipe made of steel, plastic and fiberglass materials in all sizes up to and including 36 inches in diameter. We employ our fleet of construction equipment and skilled technical operators to build and test the pipelines for the delivery of oil and natural gas from the producing field to the consumer. Our pipeline teams have expertise in hand welding selected grade pipe and in operating in the harsh conditions of remote regions in western and northern Canada.

For the fiscal years ended March 31, 2004, 2003 and 2002, over 99% of our revenues and profitability in our pipeline business resulted from work performed for EnCana. Recently, EnCana has significantly reduced its regional development program, resulting in a significant reduction in our pipeline segment revenues. Despite our limited client base in this segment over the past three years, we believe there are significant opportunities to increase our market share by capitalizing on the projected growth in the natural gas industry in western Canada.

For the fiscal year ended March 31, 2004 revenues from this segment accounted for approximately 25% of our total revenues.

Our Markets

The western Canadian markets that we serve are primarily related to the energy industry and have experienced substantial growth in recent years. We provide our services to three primary markets: the Alberta oil sands market, the conventional oil and gas and minerals mining services market, and the commercial and public construction services market.

Alberta oil sands

In serving the Alberta oil sands market, we currently operate approximately 275 pieces of heavy equipment and employ approximately 750 people. Our customers typically require our services in three separate phases of the construction and operation of their oil sands mines. In the pre-operation phase, as they construct the initial mining infrastructure including the extraction and related upgrading facilities, our customers will engage us to provide site preparation and piling services. We believe that approximately 10% to 20% of this work is available to independent service providers such as us. When the mines become operational, some customers choose to outsource a portion of the recurring mining and site preparation services. We believe the operators on average outsource approximately 20% to 25% of these services to independent service providers. As the mine capacity is increased through the expansion and modernization of the related infrastructure, the operators will again engage third-party service providers to perform additional mining and site preparation and piling services.

Alberta oil sands market summary: The Alberta oil sands are spread across 140,800 square kilometers, or 54,363 square miles, of remote landscape in the northeastern portion of the province of Alberta. Most of the Alberta oil sands are buried under sand, gravel, silt and clay, collectively called overburden, and in some places up to 16 meters of muskeg. The Alberta oil sands themselves lie in a band, often 50 meters thick, below the overburden and above a layer of limestone bedrock.

The Alberta oil sands are developed primarily through the two techniques of open pit surface mining and in-situ, or in-place, production. Our mining and site preparation revenue is primarily derived from projects which utilize the open pit surface mining technique. In open pit surface mining, Alberta oil sands operators, such as Syncrude, Suncor, Albian and CNRL, expose the oil sands by removing the muskeg and overburden. The muskeg is saved for reclamation while the overburden is used for mine and plant site development or to build dykes for tailings ponds required as part of the mining process or placed in a waste dump. Trucks, shovels and other heavy equipment remove the oil sands and take it to the nearby extraction and upgrading plants for processing into a high-quality, light, sweet synthetic crude oil. The extraction process removes the sand through a process of adding, among other things, hot water and agitation. The result is the bitumen. Recovered bitumen that is clean and diluted can be marketed as a conventional crude oil product. To date, the mining developments have combined the raw bitumen recovery with upgrading processes to produce an upgraded light oil (synthetic), which is marketed as an equivalent to light sweet crude oil. Eventually, as mining operations move into new areas, earlier parts of the old mine have to be reclaimed. Reclamation, which is a part of mining, is intended to return the mined area to a natural state, which can be productive for agriculture. Approximately 64% of oil sands production is currently derived by open pit mining. The remaining 36% of current oil sands production is developed through in-situ production. The in-situ technique is typically utilized when oil sands deposits lie 80 meters or more below the ground surface. Steam is used to heat the bitumen, separating it from the sand. Once separated, it can be pumped to the surface, where it is combined with a condensate to make it transportable to refineries suited to heavier crude feedstocks. In order to operate the in-situ process, the operators rely on vast quantities of steam which is produced by using natural gas as a fuel source. As a result, fluctuations in the prices of natural gas can have a significant impact on operating costs.

According to CAPP, there are approximately 6.9 billion barrels of proved reserves at currently producing oil sands properties. According to AEUB, oil sands production is currently approximately one million barrels per day, and accounts for approximately 35% of total Canadian oil production. By 2012, CAPP estimates that oil sands production will be nearly 2.5 times 2003 production levels. According to AED, from 1996 through 2003, an estimated $28 billion was invested in the Alberta oil sands, either to sustain and expand existing projects or develop new projects. From 2004 to 2013, based on a compilation of announced projects, approximately $75 billion is projected to be spent sustaining and expanding existing projects as well as developing new projects. Of this projected spending, we estimate that approximately 10% to 20% will relate to services we perform and upon which we may bid, though there is no assurance that we will be successful in obtaining any of this work.

The chart below shows actual Alberta oil sands capital expenditures from 1996 to 2003 and announced capital expenditures from 2004 to 2013:

The substantial investment in the development of the Alberta oil sands, as evidenced by the above chart, can be attributed to low finding and development costs, high recovery rates and long reserve lives as compared to conventional oil and gas deposits. Since Alberta oil sands reserves are not trapped in wells deep underground, the reserves are relatively accessible and their size and quality can be readily confirmed. Additionally, oil sands mining projects can experience resource recovery rates of greater than 90%. The typical reserve decline curves do not apply as oil sands reserves can be developed for decades. The long reserve lives in the oil sands result in reduced commodity price volatility risk to producers as they are able to sell their production over a long period of time.

Given the inherent advantages to oil sands production, successful development of the Alberta oil sands will be dependent on the following: (i) additional advances in mining technologies, (ii) increasing demand for crude oil and natural gas in the United States and (iii) supportive government regulation in the form of competitive royalty and fiscal regimes.

Historically, high costs prevented the development of additional Alberta oil sands mining projects beyond the operations of Syncrude and Suncor. However, much of the recent rapid increase in the development of the oil sands is attributable to technological advances in mining techniques. For example, a National Energy Board publication estimated operating costs to have been US$11 to US$14 per barrel in 2000 and projected further reductions to US$10 per barrel in 2005. At these levels, we understand that operating costs in the oil sands are 2.5 to 3.0 times higher than the average operating costs experienced in conventional oil production. However, lower finding and development costs partially offset the higher operating costs when compared to conventional oil production. The most significant technological advancements were a change in mining technique to truck and shovel operations from the dragline/bucket method and the development of hydrotransport which has made the separation of the sand and bitumen easier. As a result, extraction plants are now located at satellite mines.

Over the long-term, we expect development of the Alberta oil sands to benefit from increases in U.S. and Canadian oil consumption. According to the U.S. Energy Information Association, or EIA, U.S. consumption of petroleum is expected to increase by 1.5% annually between 2003 and 2025. Over that same time period, net imports as a percentage of supply are expected to increase from 56.2% in 2003 to 68.4% in 2025. Canada already ranks as the largest foreign supplier of oil to the United States and its position as a primary supplier is expected to continue, according to EIA. Additionally, due to unstable political circumstances surrounding several other major U.S. foreign oil suppliers, the United States may benefit from a more secure, reliable source of oil in the future. The Alberta oil sands currently account for approximately 35% of total Canadian crude output. By 2005, sales of synthetic crude oil and bitumen are expected to account for approximately 50% of Canadian crude oil output. Therefore, Alberta oil sands production is expected to capture an increasing share of a growing Canadian market.

Continued government support of the Alberta oil sands will be important to the future development of the industry. The Alberta government, as owner of the oil sands resources, directly influences the development of Alberta oil sands projects primarily through its control of the regulatory approval process and the royalty requirements it places on the oil sands operators. The federal Canadian government impacts oil sands projects through taxation and its support of the Canadian oil industry in the geopolitical arena (e.g., the implementation of the Kyoto Accord). Historically, regulatory approval has not been a significant impediment to Alberta oil sands project development. Typically, negotiation is required with various concerned parties, but a satisfactory solution is generally achievable. A new royalty regime was designed to accelerate investment in the oil sands by providing royalty visibility to operators while offering a fair return to the resource owners. That regime, known as the generic royalty regime, was adopted by the Government of Alberta in 1997 and applies a consistent royalty standard to all future oil sands projects. Prior to the implementation of the generic royalty regime, royalty arrangements were negotiated on a project-by-project basis. Under the generic royalty regime, all new projects and expansions of existing projects will essentially pay royalties according to the following schedule:

•	in the pre-payout period, or before the project has recovered all its project costs plus a return allowance, the applicable royalty is 1% of gross revenue from project sales;

•	in the past-payout period, or after the project has recovered all its project costs plus a return allowance, the applicable royalty is the greater of 25% of project net revenue or 1% of gross revenue;

•	in the year incurred, all cash costs (operating and capital) are 100% deductible; and

•	the return allowance is set at the Government of Canada Long Term Bond Rate.

This royalty regime provides an economic incentive for oil sands producers to continue to invest capital and thereby benefit from the tax incentive structure.

Conventional oil and gas and minerals mining services

We provide pipeline installation to natural gas producers and transporters, as well as mining and site preparation and piling services to natural resources mining companies in western Canada. In serving this market, we currently operate 100 pieces of equipment and employ approximately 250 people.

We believe there are many opportunities to grow our revenue base in this market. The increase in demand for natural gas has prompted the industry to announce plans to expand existing pipelines and increase plant-processing capacity. In addition, the proliferation of diamond mines and the continued expansion of other mineral and metal mines in western and northern Canada has lead to numerous site preparation, piling and contract mining opportunities for independent service providers such as ourselves.

Natural gas industry summary: Canada is one of the world’s largest producers of natural gas. Like oil, natural gas is found in sedimentary rock. Raw material gas flowing out of the ground must be processed before it can be injected into long-distance pipeline systems or used by consumers. Generally, producers in western Canada have contractors build the gathering pipelines needed to move raw gas from wells to processing plants. After processing, marketable gas is delivered by producers to distributors through high-pressure steel pipeline systems.

Canada produces approximately 6.3 trillion cubic feet of natural gas annually. The main gas producing area in Canada is the southern portion of the Western Canadian Sedimentary Basin, with about 80% of gas production coming from Alberta. The Mackenzie Valley Pipeline, a large Canadian pipeline project, has been planned to transport natural gas from the Beaufort Sea to the Fort McMurray area, southern Alberta and also into the United States. For this project, several leading energy companies previously announced their intention to jointly construct the pipeline. In October 2004, the companies applied for regulatory approvals for the $7 billion project. We anticipate participating in this and other expansion projects.

Minerals mining market summary: Canada is also one of the largest mining nations in the world, producing approximately 60 different minerals and metals. In 2003, the mining and minerals industries contributed $41.1 billion to the Canadian economy, an amount equal to approximately 4.0% of GDP. The value of minerals produced (excluding petroleum and natural gas) reached $20.2 billion in 2003. According to the Alberta government, Canada ranked tenth in the world in total proven coal reserves. Alberta contains 70% of Canada’s coal reserves and, by volume, produces approximately half of the coal mined in Canada annually.

The diamond mining industry in Canada is relatively new, having produced diamonds for approximately five years. However, according to the Mining Association of Canada, the industry has grown quickly from 2.6 million carats of production in 2000 to an estimated 11.2 million carats of production in 2003, or a compounded annual growth rate of approximately 63%. We believe Canadian diamond mining will continue to increase as existing mines increase production and new mine projects are developed. We have identified the growing Canadian diamond mining industry as a primary target for new business opportunities.

Commercial and public construction services

We provide site preparation and piling services to commercial construction companies operating in western Canada, specifically in the Edmonton, Calgary, Regina and Vancouver areas. In serving this market, we currently operate over 25 pieces of equipment and employ approximately 75 people. Over the past 10 years, many commercial construction companies in these areas have consistently selected us to provide site preparation and piling services in connection with the construction of commercial buildings, private industrial projects such as plants and refineries, and infrastructure projects such as bridges. In bidding for projects in these markets, we are willing to accept the role of general contractor or subcontractor depending on the nature of the project.

We believe there will be opportunities to expand our revenue base in our existing locations, as well as establish a presence in other areas of western Canada. The continued strength of the western Canadian economy has led to the planned commercial development of many urban centers in western Canada and to the improvement of public facilities and infrastructure. We are well-positioned to profit from these opportunities.

Western Canada, consisting of Manitoba, Saskatchewan, Alberta, British Columbia, the Yukon, the Northwest Territories and Nunavut, experienced real GDP growth of 2.8% in 2003. By comparison, Alberta’s real GDP grew 2.7% during this period. Alberta’s attractive tax structure provides incentives to both businesses and individuals to locate in the province, and the population has been growing at approximately 1.5 times the national pace. According to the Alberta government, the provincial economy is expected to experience average real GDP growth of 3.2% from 2004 through 2007. The Alberta government has responded to the strain this growth will have on public facilities and infrastructure by allocating approximately $6.5 billion for improvement and expansion projects from 2004 to 2007. We expect to bid on a small percentage of these projects.

In addition to expenditures by provincial and municipal governments, the success of the energy industry in western Canada is leading to the commercial development of many urban centers in northern British Columbia, specifically Fort St. John, and Alberta, particularly Edmonton, Calgary and Fort McMurray.

Equipment

We operate and maintain 450 pieces of heavy equipment, including crawlers, graders, loaders, mining trucks, compactors, scrapers and excavators, as well as over 600 support vehicles, including various service and maintenance vehicles. The equipment is in good condition, normal wear and tear excepted.

The following table sets forth our fleet of heavy equipment as of December 31, 2004:

		Average		Number in Fleet
Category	Manufacturer	Capacity(a)	Horsepower
Mining and site preparation:
Articulating trucks	Caterpillar, Hitachi	33 tons	316	21
Mining trucks	Caterpillar, Euclid/Hitachi, Titan	157 tons	1,523	63
Shovels	Hitachi, O&K	46 cubic yards	3,300	4
Excavators	Komatsu, John Deere, Hitachi, Caterpillar	3.9 cubic yards	347	94
Crawler tractors	John Deere, Komatsu, Caterpillar	n/a	319	62
Graders	Caterpillar	n/a	275	16
Scrapers	Caterpillar	n/a	450	14
Loaders	Michigan, Caterpillar, Case, Volvo, Komatsu, John Deere	3.4 cubic yards	185	39
Skidsteer loaders	Case, Melroe, Skidsteer, Gehl, John Deere	1.2 cubic yard	84	37
Packers	Caterpillar, Ingersoll Rand	32,588 lbs	197	18

Pipeline:
Snow cats	Terra Tucker, Bombardier	n/a	175	2
Trenchers	Barber Green	n/a	165	2
Pipelayers	John Deere, Caterpillar	100,118 lbs	246	34

Piling:
Drill rigs	Texoma, Drilling Technique Ltd., Soil Mec, Watson 2500	73 ft(b)	220	27
Cranes	P&H, Link-Belt, American, Sumitomo, Bucyrus, Lima	64 tons	196	17

			Total:	450

(a)	Capacities are weighted by fleet

(b)	Drill depth

We have the largest independent fleet of off-highway construction and mining trucks in the Fort McMurray area. We operate 86 of these large earthmoving vehicles that have a total hauling capacity of approximately 10,500 tons. According to a third party report produced in early 2003, our closest independent competitor had 22 trucks that had a total hauling capacity of 4,940 tons, and the major operators in the oil sands had hauling capacities as follows: Syncrude Canada Ltd. (16,680 tons), Suncor Energy Inc. (18,900 tons) and Albian Sands Energy Inc. (9,880 tons). Our extensive fleet of off-highway trucks allows us to respond to our customers’ requirements in a cost efficient manner while providing a barrier to entry for our competitors.

We attempt to optimize fleet utilization by pooling equipment for use by all business units. We regularly rent our labor and available assets to many clients who intermittently require additional equipment for their mining activities. Providing rental arrangements to clients maximizes equipment utilization and strengthens client relationships. We view these arrangements as an important first step toward obtaining contract mining work from these clients.

Our fleet of earthmoving and heavy construction equipment is subjected to a stringent maintenance program. We constantly evaluate the maintenance requirements of our equipment fleet and consistently replace or refurbish key components of each significant piece of equipment to maximize the efficiency of the fleet and ensure that we have the equipment available to meet our customers’ demands. For the nine months ended December 31, 2004, and the fiscal years ended March 31, 2004, 2003 and 2002, we spent $36.5 million, $48.1 million, $44.1 million and $50.0 million, respectively, to maintain our equipment in good working condition. We possess a relatively young mining equipment fleet with an average age of approximately 6 years. Because a substantial portion of the fleet’s value is based on the age and condition of the major components of each piece of equipment, our rigorous maintenance and refurbishment schedules help maintain the value of our equipment despite its utilization.

Customers

We derive a significant amount of our revenues from a small number of major and independent oil and gas companies. Our customer base includes major integrated energy companies such as Syncrude, Albian, EnCana, Suncor and CNRL. We also have large mining customers outside of the Alberta oil sands, including Grande Cache Coal. We also perform commercial construction-related services for other customers in the public and private sectors. Our largest customer, Syncrude, accounted for 33%, 52%, 64% and 38% of our revenues for the nine months ended December 31, 2004 and the fiscal years ended March 31, 2004, 2003 and 2002, respectively. Collectively, our largest five customers represented approximately 71%, 91%, 93% and 88% of our revenues for the same periods.

Contracts

We complete work under the following types of contracts: cost plus, time-and-materials, unit price and fixed price. Each contract contains a different level of risk associated with its formation and execution.

A cost plus contract is where all work is completed based on actual costs incurred to complete the work. These costs include all labor, equipment, materials and any subcontractor’s costs. In addition to these direct costs all site and corporate overheads costs are charged to the job. An agreed upon fee in the form of a fixed percentage is then applied to all costs charged to the project. This type of contract is utilized where the project involves a large amount of risk or the scope of the project cannot be readily determined.

A time-and-materials contract involves taking all the components of a cost plus job and rolling them into rates for the supply of labor and equipment. In this regard, all components of the rates are fixed and we are compensated for each hour of labor and equipment supplied. The risk associated with this type of contract is the estimation of the rates and incurring expenses in excess of a specific component of the agreed upon rate. Therefore, any overrun must come out of the fixed margin included in the rates.

A unit price contract is utilized in the execution of projects with large repetitive quantities of work to be completed and is commonly utilized for site preparation, mining and pipeline work. We are compensated for each unit of work we perform. Within the unit price contract, there is an allowance for labor, equipment, materials and any subcontractor’s costs. Once these costs are calculated, we add in any site and corporate overheads along with an allowance for the margin we want to achieve. The risk associated with this type of contract is in the calculation of the unit costs with respect to achieving the required production in the execution phases of the project.

A fixed price, or lump sum, contract is utilized when a detailed scope of work is known for a specific project. Thus, the associated costs can be readily calculated and a firm price provided to the customer for the execution of the work. The risk lies in the fact that there is no escalation of the price if the work takes longer or more resources are required than were estimated in the established price. The price is fixed regardless of the amount of work required to complete it.

Going forward, the percentage of our revenue derived from fixed price and unit price contracts is expected to increase as several of the contracts recently entered into between our joint venture Noramac and CNRL, including the 10-year overburden removal contract and a large site grading contract, are unit price and/or fixed price contracts.

In addition to the types of contracts listed above, we also use master service agreements for work in the oil and gas sector where the scope of the project is not known and timing is critical to ensure the work gets completed. The master service agreement is a form of a time-and-materials agreement that specifies what rates will be charged for the supply of labor and equipment to undertake work. The agreement does not identify any specific scope or schedule of work. In this regard, the customer’s representative establishes what work is to be done at each location. We use master service agreements with the work we perform for Encana.

We also complete a substantial amount of work as subcontractors where we are governed by contracts to which we are not a party. These subcontracts vary in type and conditions with respect to the pricing and terms and are governed by one specific prime contract that governs a large project generally. In such cases, the contract with the subcontractors contains more specific provisions regarding a specified aspect of a project.

Joint Venture

We are a partner in a joint venture called Noramac which was awarded contracts with CNRL to perform initial site preparation services for CNRL’s new oil sands mining project and overburden removal on the site over a ten year period. The joint venture agreement provides that our partner and we will determine on a contract by contract basis what percentage of work each of us will perform. With regard to the site preparation contract, our partner and we jointly determined that we would perform substantially all of the work on that project. In addition, our joint venture partner has indicated that it does not intend to participate in a material way in the overburden removal contract. However, by mutual agreement, the partners may elect to alter their respective participation levels in the future on this project. The division of work under any additional contracts which are awarded to Noramac will be determined by the partners at the time those contracts are awarded or services are to be provided.

Major Suppliers

We have preferred supplier relationships with the following equipment suppliers: Finning (Canada) (45 years), Wajax Industries Ltd. (20 years) and Brandt Tractor (30 years). Finning (Canada) is a major heavy equipment Caterpillar dealer for Canada. In addition to the supply of new equipment, they are also a major supplier for equipment rentals, parts and service labor. Wajax Industries Ltd. is a major Hitachi equipment supplier to us for both mining and construction equipment. We purchase or rent John Deere equipment, including excavators, loaders and small bulldozers, from Brandt Tractor.

Competition

Our business is competitive in each of our markets. Historically, the majority of our new business was awarded to us based on past client relationships without a formal bidding process, in which typically a small number of pre-qualified firms submit bids for the project work. Recently, in order to generate new business with new customers, we have had to participate in formal bidding processes. As new major projects arise in our markets, we expect to have to participate in bidding processes on a meaningful portion of the work available to us on these projects. Factors that impact competition include price, safety, reliability, scale of operations, availability and quality of service. Most of our clients and potential clients in the oil sands area operate their own heavy mining equipment fleet. However, these operators have consistently contracted for a significant portion of their mining and site preparation operations and other construction services.

Our principal competitors in the mining and site preparation segment include Cross Construction, Klemke Mining Corporation, Ledcor Limited, Neegan Development Corporation Ltd., Peter Kiewit & Sons, Tercon, Sureway and Thompson Brothers Ltd. The main competition to our deep foundation piling operations comes from Agra Foundations and Double Star. The primary competitors in the pipeline installation business include Ledcor, Washcuk and Midwest Pipelines. Voice and IGL Industrial Inc. are the major competitors in the underground utilities segment.

In the public sector, we compete against national firms and there is usually more than one competitor in each local market. Most of our public sector customers are local governments that are focused on serving only their home regions. Competition in the public sector continues to increase and we typically choose to compete on projects only where we can leverage equipment and operating strengths to secure profitable business.

Properties and Facilities

We own and lease a number of buildings and properties for use in our business. Our administrative functions are located at our headquarters near Edmonton, Alberta, which also houses a major equipment maintenance facility. Project management and equipment maintenance are also performed at regional facilities in Calgary and Fort McMurray, Alberta; Vancouver, Fort Nelson and Prince George, British Columbia; and Regina, Saskatchewan. We occupy office and shop space in British Columbia, Alberta and Saskatchewan under leases which expire between 2005 and 2009, subject to renewal and termination rights as provided under the particular leases. We also occupy, without charge, some customer-provided lands.

Address	Function	Owned or Leased
Zone 3, Acheson Industrial Area 2-53016 Highway 60 Acheson, Alberta	Corporate headquarters and major equipment repair facility	Leased (a)

2289 Alyth Place S.E. Calgary, Alberta	Regional office and equipment repair facility – piling operations	Building Owned Land Leased (b)

Syncrude Mine Site, South End Fort McMurray, Alberta	Regional office and major equipment repair facility – earthworks and mining operations	Building Owned Land Provided

Syncrude Plant Site Fort McMurray, Alberta	Satellite office and minor repair facility – all operations	Building Rented (c) Land Provided

CNRL Plant Site Fort McMurray, Alberta	Site office and maintenance facility (under construction)	Repair Facility Owned Office Rented (d) Land Provided

Grande Cache Coal Company Site Grande Cache, Alberta	Satellite office and equipment repair facility	Maintenance and Office Facility Provided Land Provided

Aurora Mine Site Fort McMurray, Alberta	Satellite office and equipment repair facility – all operations	Building Under Construction Land Provided

Albian Sands Mine Site Fort McMurray, Alberta	Satellite office and equipment repair facility – all operations	Building Leased (e) Land Provided

9076 River Road Delta, British Columbia	Regional office and equipment repair facility – piling operations	Building Owned Land Leased (f)

2150 Steel Road Prince George, British Columbia	Regional office for all business units	Leased (g)

4307 55th Street Fort Nelson, British Columbia	Satellite office – pipeline operations	Leased (h)

2010 Industrial Drive Sherwood Industrial Park Regina, Saskatchewan	Regional office and equipment repair facility – piling operations	Leased (i)

(a)	Lease expires November 30, 2007.

(b)	Lease expires December 31, 2005.

(c)	Term of rental through November 30, 2009.

(d)	Term of rental through November 30, 2009.

(e)	Lease expires November 30, 2009.

(f)	No formal lease.

(g)	Lease expires March 31, 2006.

(h)	Lease expires July 10, 2008.

(i)	Lease expires March 14, 2008.

Our locations were chosen for their geographic proximity to major customers. This proximity allows us to build on strong relationships with customers and create a presence in the regional marketplace. We believe the owned, leased and rented properties are sufficient to meet our needs for the foreseeable future.

Law and Regulations and Environmental Matters

Many aspects of our operations are subject to various federal, provincial and local laws and regulations, including, among others, (1) permitting and licensing requirements applicable to contractors in their respective trades, (2) building and similar codes and zoning ordinances, (3) laws and regulations relating to consumer protection, and (4) laws and regulations relating to worker safety and protection of human health. We believe we have all material required permits and licenses to conduct our operations and are in substantial compliance with applicable regulatory requirements relating to our operations. Our failure to comply with the applicable regulations could result in substantial fines or revocation of our operating permits.

Our operations are subject to numerous federal, provincial and municipal environmental laws and regulations, including those governing the release of substances, the remediation of contaminated soil and ground water, vehicle emissions and air and water emissions. These laws and regulations are administered by federal, provincial and municipal authorities, such as Alberta Environment, Saskatchewan Environment, the British Columbia Ministry of Water, Land and Air Protection and other governmental agencies. The technical requirements of these laws and regulations are becoming increasingly complex and stringent, and meeting these requirements can be expensive. The nature of our operations and our ownership or operation of property expose us to the risk of claims with respect to such matters, and there can be no assurance that material costs or liabilities will not be incurred with such claims. For example, some laws can impose strict, joint and several liability on past and present owners or operators of facilities at, from or to which a release of hazardous substances has occurred, on parties who generated hazardous substances that were released at such facilities and on parties who arranged for the transportation of hazardous substances to such facilities. If we were found to be a responsible party under these statutes, we could be held liable for all investigative and remedial costs associated with addressing such contamination, even though the releases were caused by a prior owner or operator or third party. Our leases typically include covenants which obligate us to comply with all applicable environmental regulations and to remediate any environmental damage caused by us to the leased premises. In addition, claims alleging personal injury or property damage may be brought against us as a result of alleged exposure to hazardous substances resulting from our operations. We do not own or lease any of the properties on which we perform services. We are not currently named as a responsible party, or the Canadian equivalent, for any environmental liabilities on any of the properties on which we currently perform or have performed services. Capital expenditures relating to environmental matters during fiscal 2001 through fiscal 2004 were not material. We do not currently anticipate any material adverse effect on our business or financial position as a result of future compliance with existing environmental laws and regulations to which we are subject. Future events, however, such as changes in existing laws and regulations or their interpretation, more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws and regulations may require us to make additional expenditures which may be material.

Employees and Labor Relations

We currently have over 100 full-time permanent and over 1,000 hourly employees. We also utilize the services of subcontractors in our construction business. Approximately 1,000 employees are members of various unions and work under collective bargaining agreements. The majority of our work is done through employees governed by a collective bargaining agreement with the International Union of Operating Engineers Local 955, the primary term of which was recently extended to October 31, 2009, and under a collective bargaining agreement with the Road Building and Heavy Construction Association and the International Union of Operating Engineers Local 955, the primary term of which expires on February 28, 2007. Additionally, we recently signed a 5-year labour agreement for the mining work at Grande Cache Coal and in Fort McMurray for the oil sands. We are subject to other industry and specialty collective agreements under which we complete work, the primary terms of all of which are currently in effect. We believe that our relationships with all our employees, both union and non-union, are generally good. In addition, we have never experienced a strike or lockout.

Legal Proceedings

In February 2005, certain sisters in the Gouin family sued their brothers and their father. The lawsuit also names us as a defendant. The sisters allege that they maintained beneficial ownership interests in the Gouin family businesses. The assets of those businesses were sold to the equity investors that formed North American Energy Partners as a subsidiary of NACG Holdings Inc. The sisters further allege that the proceeds of such ownership interests, including cash and preferred shares of NACG Preferred Corp., our corporate parent, are being wrongfully held by the Gouin brothers. The sisters seek, among other things, damages from the Gouin brothers and an ownership interest in us. We have notified the Gouin brothers that we are seeking indemnity from them under the agreement relating to the sales transaction for our cost of defense and any damages arising out of the lawsuit. We have answered the lawsuit and are defending our interests. Additionally, we are considering potential claims we may have arising out of the sales transaction.

From time to time, we are a party to litigation and legal proceedings that we consider to be a part of the ordinary course of business. While no assurance can be given, we believe that, taking into account reserves and insurance coverage, none of the litigation or legal proceedings in which we are currently involved could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations. We may, however, become involved in material legal proceedings in the future.

MANAGEMENT

Directors and Executive Officers

Unless otherwise indicated below, each of the following directors and executive officers holds the indicated positions with North American Energy Partners Inc., NACG Holdings Inc. and NACG Preferred Corp. Each director is elected for a one-year term or until such person’s successor is duly elected and qualified.

Name	Age	Position
Ronald A. McIntosh	63	Chairman
Rodney J. Ruston	54	Director, President and Chief Executive Officer
Vincent Gallant	47	Vice President, Corporate
Chris Hayman	42	Vice President, Finance
William Koehn	43	Vice President, Operations and Chief Operating Officer
E.J. Antonio III	40	Director
John A. Brussa	48	Director
Jean-Pierre L. Conte	41	Director
Jim G. Gardiner	60	Director
Donald R. Getty	71	Director
Martin Gouin	43	Director
John D. Hawkins	40	Director
William C. Oehmig	55	Director
K. Rick Turner	47	Director
Gary K. Wright	60	Director

Ronald A. McIntosh became the Chairman of our Board of Directors on May 20, 2004. Since January 2004, Mr. McIntosh has been Chairman of NAV Energy Trust, a Calgary-based oil and natural gas investment trust. Between October 2002 and January 2004, he was President and Chief Executive Officer of Navigo Energy Inc. and oversaw the conversion of Navigo into NAV Energy Trust and C1 Energy Ltd. From July 2002 to October 2002, Mr. McIntosh managed his personal investments. He was Senior Vice President and Chief Operating Officer of Gulf Canada Resources Limited from December 2001 to July 2002 and Vice President, Exploration and International of Petro-Canada from April 1996 through November 2001. Mr. McIntosh is also currently a director of C1 Energy Ltd., Advantage Energy Income Trust and Crispin Energy Inc.

Rodney J. Ruston became our President and Chief Executive Officer on May 9, 2005 and one of our directors on June 15, 2005. Previously, Mr. Ruston was Managing Director and Chief Executive Officer of Ticor Limited, a publicly-listed, Australian natural resources company, from June 2000 to July 2004. From July 2004 to May 2005, Mr. Ruston was an independent consultant to the natural resources industry. He was a Principal with Ruston Consulting Services Pty. Ltd., a management consulting company providing business advice to the natural resources industry, from September 1999 to June 2000. Mr. Ruston has spent his entire career in the natural resources industry, holding management positions with Pasminco Limited, Savage Resources Limited, Wambo Mining Corporation, Oakbridge Limited and Kembla Coal & Coke Pty. Limited. He has been Chairman of the Minerals Tertiary Education Council since July 2003 and received his Masters of Business Administration from the University of Wollongong and Bachelor of Engineering (Mining) from the University of New South Wales.

Vincent Gallant became our Vice President, Corporate on June 15, 2005. Mr. Gallant was our Vice President, Finance from November 26, 2003 to June 15, 2005. Previously, he served in the same capacity at the predecessor company, North American Construction Group Inc., a position he held since the beginning of 1997. Mr. Gallant has been instrumental in providing financial analysis and reporting, as well as guiding the financing of our growth over the last seven years. Prior to joining North American Construction Group Inc., Mr. Gallant served for three years as Controller of Edmonton Telephones and seven years with Alberta Energy Company

Ltd., the last two years as Comptroller. Mr. Gallant graduated from the University of Alberta in 1980 with a Bachelor of Arts Degree, majoring in economics. He has been a Canadian Chartered Accountant since 1983 and worked on the professional staff of Peat, Marwick, Mitchell and Company from 1980 until 1985.

Chris Hayman became our Vice President, Finance on June 15, 2005. He was our Treasurer from January 17, 2005 until June 15, 2005. Prior to joining our company, Mr. Hayman worked for Finning (Canada) from November 1998 to January 14, 2005; from January 2003 to January 2005, Mr. Hayman was the Vice President and Controller, from August 2001 to December 2003 he served as their Controller and was the Assistant Controller from November 1998 to August 2001. Prior to being with Finning (Canada), Mr. Hayman worked for Enbridge Pipeline for nine years and for Telus Communications for two years. Mr. Hayman graduated from the University of Alberta in 1984 with a Bachelor of Commerce degree majoring in accounting. He has been a Canadian Chartered Accountant since 1987 and worked on the professional staff of Thorne, Ernst and Whinney from 1984 to 1987.

William Koehn became our Vice President, Operations on November 26, 2003 and our Chief Operating Officer on December 8, 2004. Previously, he served as Vice President, Operations for the predecessor company, North American Construction Group Inc., since 2002. Prior to 2002, Mr. Koehn had served as Ft. McMurray Regional Manager since 1997, before which he had served as Project Manager since 1992. Before joining North American Construction Group Inc., he was a Senior Civil Engineer with Quintette Coal Limited. Mr. Koehn joined Quintette in 1986. Mr. Koehn has extensive working knowledge of the oil sands industry and has completed various projects involving oil sands operations, underground piping and piling. He graduated from the University of Alberta in 1983 with a Bachelor of Science Degree in Civil Engineering and recently completed his Masters Degree in Construction Engineering and Management. Mr. Koehn has over 19 years of earthworks and mining experience.

E.J. Antonio III became one of our Directors on January 29, 2004. Mr Antonio joined Perry Capital, a private investment firm, in May 2002 as a Managing Director, the position he holds currently. Perry Capital provides certain services to us pursuant to an advisory services agreement, and an investment entity controlled by Perry is a shareholder in NACG Holdings Inc. See “Related Party Transactions—Advisory Services Agreement” and “Beneficial Ownership of NACG Holdings Inc.’s Common Shares.” Mr. Antonio worked in Deutsche Bank’s Corporate Finance and Mergers, Acquisitions and Corporate Advisory Group as an Associate and Senior Associate from 1998 to March 2002 where he led transaction teams advising clients in the industrial sector. Prior to 1998, Mr. Antonio spent 13 years with General Motors and Delphi Corp. in various senior operating management and business development capacities in the U.S. and Europe. While working for General Motors, he earned an M.B.A. from the Harvard Business School in 1993, an M.S. in manufacturing systems engineering from The Pennsylvania State University in 1988 and a B.S. in industrial engineering and operations research cum laude from Syracuse University in 1987.

John A. Brussa became one of our Directors on November 26, 2003. Mr. Brussa is a senior partner, and Head of the Tax Department, at the law firm of Burnet, Duckworth & Palmer LLP, a leading natural resource and energy law firm located in Calgary. Mr. Brussa has been a partner at the firm since 1987 and has worked at the firm since 1981. Mr. Brussa currently serves as a director of a number of natural resource and energy companies, several mutual fund trusts, and non-profit or charitable organizations. Mr. Brussa received his Bachelor of Laws Degree from the University of Windsor.

Jean-Pierre L. Conte became one of our Directors on November 26, 2003. He is currently chairman, managing director, and limited partner of Genstar Capital, L.P., the manager of Genstar Capital Partners III, L.P., a private equity limited partnership. Genstar provides certain services to us pursuant to an advisory services agreement, and an investment entity controlled by Genstar is a shareholder in NACG Holdings Inc. See “Related Party Transactions—Advisory Services Agreement” and “Beneficial Ownership of NACG Holdings Inc.’s Common Shares.” Mr. Conte joined Genstar in 1995. Prior to joining Genstar, Mr. Conte was a principal for six years at the NTC Group, Inc., a private equity investment firm. He has served as a director, chairman of the board, and a member of the compensation committee of PRA International, Inc. since 2001. He has also served as Chairman since 2001, and as a director and member of the compensation committee since 2000, of BioSource International, Inc. Mr. Conte has also served as a member of the Management Committee of AP Enterprises Holdings, LLC since May 2004, as a director of Altra Industrial Motion, Inc. since November 2004, and as a director of Propex Fabrics Inc. since December 2004. Mr. Conte holds an M.B.A. from Harvard University and a B.A. from Colgate University.

Jim G. Gardiner became one of our Directors on November 26, 2003. Mr. Gardiner was President of Fording Canadian Coal Trust and Elk Valley Coal Partnership, operators of coal mines, from March 2003 until his retirement in March 2004. From 1993 to March 2003, he was President and Chief Executive Officer of Fording Income Trust and Fording Inc. Mr. Gardiner became a Trustee of the Westshore Terminals Income Fund in June 2004. He is the past Chairman of the Coal Industry Advisory Board of the International Energy Agency, a past member of the Sectoral Advisory Group in International Trade (SAGIT), Energy, Chemical and Plastics Division, the past Chairman of the Coal Association of Canada, and past Deputy Chairman of the World Coal Institute. Mr. Gardiner received a B.S. in civil engineering from the University of Saskatchewan.

Donald R. Getty became one of our Directors on November 26, 2003. Mr. Getty is President and Chief Executive Officer of Sunnybank Investments Ltd., a private investment and consulting firm based in Edmonton, Alberta. Mr. Getty has held this position since December 1992 when he retired as Premier of Alberta. Mr. Getty was the 11th Premier of Alberta since the province was formed in 1905. As Premier of Alberta, Mr. Getty’s government as successful in emphasizing development of non-conventional oil projects and diversifying Alberta’s economy, among other initiatives. Before serving as Premier of Alberta, Mr. Getty had a distinguished career in both the public and private sectors. Mr. Getty graduated from the University of Western Ontario with a degree in Honours Business Administration. He currently serves on the boards of Guyanor Resources, S.A., West Isle Energy Inc. (formerly Mera Petroleum Inc.) and Nationwide Resources Inc. and is a director and vice chairman of Horse Racing Alberta, a non-profit organization. On January 28, 2004, Mr. Getty became Chairman and a director of K.C.P. Innovative Services Inc., and on November 15, 2004, he became Chairman and a director of Canglobe International Inc. In addition, in 1998, Mr. Getty was appointed an officer of the Order of Canada and in 1994 as a member of the Alberta Order of Excellence. In 2003, he received an Honorary Degree of Law from the University of Lethbridge.

Martin Gouin became one of our Directors on November 26, 2003. Mr. Gouin is President of Norama, a holding and management company, a position he has held since April 1, 1996. Mr. Gouin was also President and Chief Executive Officer of North American Construction Group Inc. from 1995 to November 2003. Prior to becoming President and Chief Executive Officer in 1995, Mr. Gouin held numerous positions at North American Construction Group Inc., including Vice-President, Operations. He has 24 years of experience servicing the oil sands industries. He has been a director of numerous companies serving the metals and plastics industries and was president of Cynergy Fireplace International for three years prior to divesting the operation in 1988. Mr. Gouin attended the University of Alberta and majored in economics.

John D. Hawkins became one of our Directors on October 17, 2003. Mr. Hawkins has been a Principal with The Sterling Group, L.P., a private equity investment firm, since 1999. The Sterling Group provides certain services to us pursuant to an advisory services agreement, and an investment entity controlled by The Sterling Group is a shareholder in NACG Holdings Inc. See “Related Party Transactions—Advisory Services Agreement” and “Beneficial Ownership of NACG Holdings Inc.’s Common Shares.” Mr. Hawkins joined Sterling as an Associate in 1992. From 1986 to 1990, he was on the professional staff of Arthur Andersen & Co. Mr. Hawkins currently serves on the board of Exopack Holding Corp. Mr. Hawkins received a B.S.B.A. in Accounting from the University of Tennessee and an M.B.A. with honors from the Owen Graduate School of Management at Vanderbilt University.

William C. Oehmig became the Chairman of our Board of Directors on November 26, 2003 and assumed the role of Director on May 20, 2004. Mr. Oehmig has been a Principal with The Sterling Group, L.P., a private equity investment firm, since 1984, having worked previously in banking, mergers and acquisitions, and as Chief Executive Officer and Chief Financial Officer of several companies. The Sterling Group provides certain services to us pursuant to an advisory services agreement, and an investment entity controlled by The Sterling Group is a shareholder in NACG Holdings Inc. See “Related Party Transactions—Advisory Services Agreement” and “Beneficial Ownership of NACG Holdings Inc.’s Common Shares.” In the past, Mr. Oehmig has served as Chairman of Royster Company and PM Holdings Corp. (parent of Purina Mills, Inc.), chaired the executive committee of SDI Holdings, Inc. (parent of Sterling Diagnostic Imaging, Inc.) and Airtron, Inc., and served on the boards of Walter International, an international oil and gas company; Atlantic Coast Airlines, a regional passenger airline; and Rives Carlberg, an advertising firm. He is past Chairman and currently a director of Exopack Holding Corp and currently a director of Propex Fabrics Inc. Mr. Oehmig is also Past Chairman of the board of trustees at The Baylor School in Chattanooga, Tennessee. Mr. Oehmig received his B.B.A. in Economics from Transylvania University and his M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

K. Rick Turner became one of our Directors on November 26, 2003. Mr. Turner has been a Principal of Stephens Group, Inc.’s merchant banking activities since 1990. Stephens Group, Inc. is the parent of Stephens, Inc., an investment banking firm. Stephens provides certain services to us pursuant to an advisory services agreement, and an investment entity controlled by Stephens is a shareholder in NACG Holdings Inc. See “Related Party Transactions—Advisory Services Agreement” and “Beneficial Ownership of NACG Holdings Inc.’s Common Shares.” Mr. Turner joined Stephens in 1983. His areas of focus have been oil and gas exploration, natural gas gathering, processing industries and power technology. Prior to joining Stephens in 1983, he was employed by Peat, Marwick, Mitchell and Company. Mr. Turner currently serves as a director of Atlantic Oil Corporation, SmartSignal Corporation, JV Industries, LLC, Jebco Seismic LLC and the general partner of Energy Transfer Partners, LP. Mr. Turner earned his Bachelor of Science in Business Administration at the University of Arkansas and is a Certified Public Accountant.

Gary K. Wright became one of our Directors on November 26, 2003. Mr. Wright was President of LNB Energy Advisors, a unit of The Laredo National Bank that provides banking and advisory services to small and mid-sized oil and gas producers, from June 2003 until his retirement in September 2004. Between August 2001 and June 2003 Mr. Wright was an independent consultant to the energy industry. From 1998 to August 2001, Mr. Wright was North American Senior Credit Officer for the Global Oil and Gas Group of Chase Manhattan Bank. From 1992 to 1998, he served as Managing Director and Senior Client Manager in the Southwest. Between 1990 and 1992, Mr. Wright was Manager of the Chemical Bank Worldwide Energy Group. Prior to that he held various positions with Texas Commerce Bank. Mr. Wright currently serves on the board of Penn Virginia Corporation. He holds a B.S. in Petroleum Engineering from Louisiana State University and a Juris Doctor from Loyola School of Law.

The Board and Board Committees

Our board supervises the management of North American Energy Partners Inc. as provided by Canadian law.

NACG Holdings Inc.’s board has established the following committees:

•	The Executive Committee, which possesses all the powers and authority of NACG Holdings Inc.’s board with respect to the management and direction of the business and affairs of NACG Holdings Inc., except as limited by Section 115(3) of the Canada Business Corporations Act. The Executive Committee is currently composed of Messrs. Antonio, Conte, Hawkins, Oehmig, Parchewsky and Turner, with Mr. Oehmig serving as Chair;

•

The Audit Committee, which recommends independent public accountants to NACG Holdings Inc.’s board, reviews the annual audit reports of NACG Holdings Inc. and reviews the fees paid to NACG Holdings Inc.’s chartered accountants. The Audit Committee reports its findings and recommendations to the board for ratification. The Audit Committee is currently composed of Messrs. Antonio, Brussa, Gouin, Hawkins, Turner and Wright, with Mr. Hawkins serving as Chair; and

•	The Compensation Committee, which is charged with the responsibility for supervising executive compensation policies for NACG Holdings Inc. and its subsidiaries, administering the employee incentive plans, reviewing officers’ salaries, approving significant changes in executive employee benefits and recommending to the board such other forms of remuneration as it deems appropriate. The Compensation Committee is currently composed of Messrs. Brussa, Conte, Gardiner, Getty, Bouin and Oehmig, with Mr. Conte serving as Chair.

NACG Holdings Inc.’s board, acting as a committee of the whole board, has the responsibility for considering nominations for prospective board members of each of NACG Holdings Inc., NACG Preferred Corp. and us. The board will consider nominees recommended by other directors, shareholders and management, provided that nominations by shareholders are made in accordance with NACG Holdings Inc.’s bylaws. NACG Holdings Inc.’s board may also establish other committees.

Director Compensation

Directors of NACG Holdings Inc. and North American Energy Partners Inc. will each receive an annual aggregate retainer of $32,500 and a fee of $1,500 for each meeting of the board or any committee of the board that they attend, and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their services pursuant to NACG Holdings Inc.’s policies. Martin Gouin and directors who are also our employees do not receive director compensation.

In addition, our directors have received grants of stock options under NACG Holdings Inc.’s 2004 Share Option Plan. Each director, excluding Martin Gouin and directors who are also our employees, received options to purchase 1,388 NACG Holdings Inc. common shares, with the exception of Mr. McIntosh, our Chairman, who received options to acquire 3,500 shares. All the options have an exercise price of $100 per share, vest on a straight-line basis over five years and expire on November 26, 2013.

Executive Compensation

The following summary compensation table sets forth the total value of compensation earned by our chief executive officer and each of the other four most highly compensated officers as of March 31, 2004, collectively called the named executive officers, for services rendered in all capacities to us for the fiscal years ended March 31, 2004, 2003 and 2002.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus		Other Annual Compensation		Securities Underlying Options(a)
Gordon Parchewsky	2004	$186,000	$1,300,000	(b)	(c	)	6,000	(d)
President	2003	144,000	275,000		(c	)	—
	2002	138,000	300,000		(c	)	—

William Koehn	2004	$170,000	$1,300,000	(b)	(c	)	5,000
Vice President, Operations	2003	132,000	275,000		(c	)	—
	2002	132,600	300,000		(c	)	—

Vincent Gallant	2004	$162,000	$1,250,000	(b)	(c	)	5,000
Vice President, Finance	2003	126,000	225,000		(c	)	—
	2002	122,250	250,000		(c	)	—

James Humphries	2004	$130,500	$471,500	(e)	(c	)	2,000
Division Manager, Piling	2003	123,000	110,000		(c	)	—
	2002	115,350	125,000		(c	)	—

Robert Cochrane	2004	$114,000	$357,500	(e)	(c	)	2,000
Division Manager, Pipeline	2003	114,000	90,000		(c	)	—
	2002	118,350	140,000		(c	)	—

(a)	Consists of options to purchase NACG Holdings Inc. common shares.

(b)	Includes a $750,000 transaction bonus and a $250,000 performance bonus, both paid by Norama Inc., the parent of Norama Ltd., upon closing of the acquisition.

(c)	The amount of other annual compensation does not exceed the lesser of $50,000 and 10% of the salary and bonus for the fiscal year.

(d)	In April 2005, Mr. Parchewsky resigned from his position as President and became our Vice Chairman. In June 2005, Mr. Parchewsky resigned as Vice Chairman. In accordance with his revised duties in April 2005, 3,200 of the options granted in fiscal 2004 were cancelled effective April 25, 2005. Of the remaining 2,800 options, 1,200 vested on November 26, 2004 and the remaining 1,600 will vest ratably on each November 26 of the next four years. All other terms of the stock options are unchanged.

(e)	Includes a $200,000 transaction bonus and a performance bonus of $116,500, in the case of Mr. Humphries, and a $200,000 transaction bonus and a $67,500 performance bonus in the case of Mr. Cochrane, all of which was paid by Norama Inc., the parent of Norama Ltd., upon closing of the acquisition.

Option Grants in Last Fiscal Year(a)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value(b)
Gordon Parchewsky	6,000	11.08%	$100	November 26, 2013	$228,351
William Koehn	5,000	9.24%	100	November 26, 2013	190,293
Vincent Gallant	5,000	9.24%	100	November 26, 2013	190,293
James Humphries	2,000	3.69%	100	November 26, 2013	76,117
Robert Cochrane	2,000	3.69%	100	November 26, 2013	76,117

(a)	For material terms of the NACG Holdings Inc. 2004 Share Option Plan and the option grants, see note 17 to our audited consolidated financial statements included in this prospectus.

(b)	Estimated using the Black-Scholes option pricing model, assuming: a dividend yield of 0%, a risk-free interest rate of 4.79%, volatility of 0%, and an expected life of 10 years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at March 31, 2004 (Exercisable/ Unexercisable)	Value of Unexercised In-the-Money Options at March 31, 2004 (Exercisable/ Unexercisable)
Gordon Parchewsky	—	—	—/6,000	—/—
William Koehn	—	—	—/5,000	—/—
Vincent Gallant	—	—	—/5,000	—/—
James Humphries	—	—	—/2,000	—/—
Robert Cochrane	—	—	—/2,000	—/—

Retirement Benefits for Executive Officers and Directors

For the fiscal year ended March 31, 2004, the total amount we set aside for pension, retirement and similar benefits for our executive officers and directors was $15,540, consisting of employer matching contributions to our executive officers’ Registered Retirement Savings Plan accounts of up to 3% of salary.

Retention Bonus

Norama Inc., the parent of Norama Ltd., will pay to each of Messrs. Parchewsky, Koehn and Gallant a retention bonus of $750,000 on November 26, 2006, three years after the closing of our acquisition of North American Construction Group Inc., provided they are still employed by us.

Annual Incentive Plan

NACG Holdings Inc. has established a management incentive plan. The incentive plan is administered by the compensation committee of the board of directors. The plan will establish a bonus pool to be paid to participants if a target level of financial performance is achieved. If our actual financial performance exceeds or falls short of the targeted level of performance, the amount of the pool available to be paid will increase or decrease, respectively. The compensation committee will recommend to the board of directors the total pool, the target financial performance, the participants and each participant’s share of the potential pool.

Share Option Plan

NACG Holdings Inc. has adopted the 2004 Share Option Plan. The option plan is administered by the compensation committee of the board of directors. Option grants under the option plan may be made to directors, officers, employees and service providers selected by the compensation committee. The option plan provides for the discretionary grant of options to purchase common shares. The exercise price of stock options must not be less than the fair market value of common shares on the date of grant, as determined by the committee in its sole discretion. The committee may provide that the options will vest immediately or in increments over a period of time.

Profit Sharing Plan

NACG Holdings Inc. has established a profit sharing plan covering all full-time salaried employees, including executive officers. The profit sharing plan is administered by the compensation committee. Amounts paid under the profit sharing plan will constitute taxable income in the year received and will be based on our financial performance over a period of time to be determined. The compensation committee will recommend to the board of directors for approval, a target level of financial performance to be achieved and an amount to be set aside for profit sharing if the target is met. If financial performance exceeds this minimum level, we may make distributions to employees. The compensation committee may change the amount set aside for profit sharing and the proportion of such amount allocate to an individual employee or group of employees.

President and Chief Executive Officer

We have agreed in principle to the terms of employment of Rodney Ruston, our new President and Chief Executive Officer. The definitive employment agreement, when completed, is expected to provide the following terms. The initial term of Mr. Ruston’s employment will be five years, unless earlier terminated. If his employment is terminated by us without cause or if his employment is not renewed at the end of the initial five year term, Mr. Ruston will receive a severance payment equal to his then-annual salary plus the amount of his bonus payment in the year preceding the termination date. The agreement will provide for a $600,000 annual salary to be reviewed annually by the board of directors, plus a grant of options to purchase 20,000 NACG Holdings Inc. common shares, with an exercise price of $100 per share and subject to vesting at the rate of 20% per year. During the term of the agreement, Mr. Ruston will be eligible for an annual cash bonus of up to 50% of his annual salary, to be prorated in 2005, and will receive an annual travel allowance of $25,000 to cover the costs of traveling to and from his home country of Australia.

RELATED PARTY TRANSACTIONS

Advisory Services Agreement

Pursuant to an agreement, dated October 31, 2003, among The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc., and Stephens Group, Inc., referred to in the agreement as the “sponsors,” and NACG Holdings Inc. and certain of its subsidiaries, including us, referred to in the agreement as the “companies,” the sponsors provided consulting and advisory services with respect to the organization of the companies, the structuring of the acquisition of North American Construction Group Inc., employee benefit and compensation arrangements and other matters. The agreement also provides that each of the companies, jointly and severally, will indemnify the sponsors against liabilities relating to their services. Under the agreement, for these services, we paid, at the closing of the transactions pursuant to which we became an indirect subsidiary of NACG Holdings Inc., a one-time transaction fee of US$3.0 million to Sterling and a one-time transaction fee of US$3.0 million to be shared among the sponsors and BNP Paribas Private Capital Group on a pro rata basis in accordance with their respective equity commitments to NACG Holdings Inc. We also reimbursed the sponsors for their expenses. Under the agreement, at the closing of the transactions, we paid to the sponsors a pro rated management fee for the period from closing until March 31, 2004 totaling approximately $133,000. In addition, the agreement provides that on each June 30 through June 30, 2013, we will pay the sponsors whose services have not terminated in accordance with the agreement, as a group, an annual management fee in cash totaling the greater of $400,000 and 0.5% of our EBITDA for the previous twelve month period ended March 31.

In addition, the agreement provides that if any one or more of the companies determines within ten years of the date of the closing of the transactions to acquire any business or assets having a value of US$1.0 million or more, referred to in the agreement as a “future corporate transaction,” or to offer its securities for sale publicly or privately or to otherwise raise any debt or equity financing, referred to in the agreement as a “future securities transaction,” the relevant company will retain one or more of the sponsors, whose services have not been terminated in accordance with the agreement, as a group, as consultants with respect to the transaction. For any future corporate transactions, the relevant sponsors are entitled under the agreement to receive a fee in the amount of 1% of the aggregate consideration paid for the acquisition plus the aggregate amount of assumed liabilities and, regardless of whether such future corporate transaction is consummated, any expenses or fees incurred by any sponsor in connection therewith. For any future securities transactions, the relevant sponsors are entitled to receive under the agreement a fee in the amount of 0.5% of the aggregate gross proceeds to the companies from such transaction and, regardless of whether such future securities transaction is consummated, any expenses or fees incurred by any sponsor in connection therewith. Actual amounts payable for these services will be limited by the terms of the notes. See “Description of the Notes—Certain Covenants—Limitations on Transactions with Affiliates.”

Office Leases

We are party to lease agreements with Acheson Properties Ltd., a company owned, indirectly and in part, by Martin Gouin, one of our directors. Mr. Gouin has an approximate 50% beneficial interest in Acheson Properties Ltd. Pursuant to the agreements, we lease our corporate headquarters in Acheson, Alberta, and our offices in Fort Nelson, British Columbia and Regina, Saskatchewan. See “Business—Properties and Facilities” for further information regarding these leases. For the fiscal year ended March 31, 2004 and the nine months ended December 31, 2004, we paid a total of approximately $658,000 and $498,600, respectively, pursuant to these leases. The lease agreements were in place before the consummation of the transactions pursuant to which we became an indirect subsidiary of NACG Holdings Inc. We believe the terms of the lease agreements are fair and reasonable.

Shareholders Agreements

All employees of NACG Holdings Inc. or any of its subsidiaries who are holders of NACG Holdings Inc.’s common shares are party to an employee shareholders agreement, and all other holders of NACG Holdings Inc.’s common shares are party to an investor shareholders agreement. Each shareholders agreement includes specified transfer restrictions, rights of first refusal and tag along rights. The investor shareholders agreement also provides the holders who are party thereto preemptive rights and tag along rights.

Voting and Corporate Governance Agreement

NACG Holdings Inc. is party to a voting agreement with affiliates of The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc. and Stephens Group, Inc. that includes the following provisions:

Directors

The agreement provides that, as long as a shareholder party to the agreement, along with its affiliates, and various permitted tranferees own at least 50% of the common shares that it initially purchased in the offering of common shares, such shareholder may designate one director of NACG Holdings Inc. In addition, as long as Sterling and various permitted transferees own at least 75% of the common shares that it initially purchased in the offering of common shares, it may designate one additional director. Each shareholder party to the agreement agrees to vote the common shares held by it for each of the designated directors. The shareholder parties to the agreement also agree to vote their common shares in favor of the election to the board of directors of NACG Holdings Inc. of independent directors designated by a specified majority of the shareholder parties to the agreement or their appointed voting representatives. The voting agreement contains similar provisions for the removal of a director designated for removal by the parties to the agreement.

Permitted Transactions

The voting agreement provides that each shareholder party to the agreement will not, and will not permit any of its affiliates to, enter into, renew, extend or be a party to any transaction or series of transactions with NACG Holdings Inc. or any of its subsidiaries without the prior written consent of the holders of a specified majority of shares subject to the agreement, other than such holder or its affiliates, except for:

•	issuances of capital shares pursuant to, or the funding of, employment arrangements, share options and share ownership plans approved by the board of directors of NACG Holdings Inc.;

•	the grant of share options or similar rights to employees and directors pursuant to plans approved by the board of directors of NACG Holdings Inc.;

•	loans or advances to executive officers approved by the board of directors of NACG Holdings Inc.;

•	the payment of reasonable fees to directors of NACG Holdings Inc. and its subsidiaries who are not employees of NACG Holdings Inc. or its subsidiaries in their capacities as board members or members of committees of the board as may be approved by the board;

•	any transaction between subsidiaries of NACG Holdings Inc.; and

•	the registration rights agreement, the investor shareholders agreement and the advisory services agreement described in this “Related Transactions” section.

Registration Rights Agreement

NACG Holdings Inc. is party to a registration rights agreement with certain of its shareholders. The registration rights agreement includes the following provisions:

•	Piggyback Registrations. After an initial public offering of the common shares of NACG Holdings Inc., the holders of qualified registrable securities, as defined in the agreement, will have piggyback registration rights when NACG Holdings Inc. proposes to register such common equity securities in a qualified registration other than a demand registration.

•	Demand Registrations. Subject to specified restrictions, after an initial public offering, and upon written request, holders of qualified registrable securities have demand registration rights if such registrable securities to be included have, in the good faith opinion of NACG Holdings Inc., an aggregate fair market value of at least US$20.0 million.

The registration rights agreement also contains customary provisions with respect to registration procedures, indemnification and contribution rights.

Terms of Senior Preferred Stock

Concurrently with the closing of the offering of the original notes, we issued to investment entities controlled by The Sterling Group, L.P., Genstar Capital, L.P., Perry Corp. and Stephens Group, Inc., 7,500 shares of senior preferred stock, referred to as the “Sponsor Preferred Stock,” for an aggregate purchase price of $7.5 million and issued to BNP Paribas, one of the counterparties to the Swap Agreements, 1,000 shares of a separate class of senior preferred stock. The Sponsor Preferred Stock and the separate class of preferred stock are referred to as the “Redeemable Preferred Stock.”

The Sponsor Preferred Stock contains the following terms:

•	Purchase Price—$1,000 per share.

•	Dividends—We will pay a cumulative dividend of 15% per annum on the Sponsor Preferred Stock, in priority to our common stock. Any unpaid dividends on the Sponsor Preferred Stock will accrue and compound annually. Dividends on the Sponsor Preferred Stock are payable-in-kind and are not payable in cash for so long as the notes and the 8 3/4% senior notes due 2011 are outstanding (or so long as any refinancing, restructuring, deferment, extension, renewal, refund, repayment, prepayment, redemption, defeasance or retirement, or issuance of a security or indebtedness in exchange or replacement for such notes in whole or in part is outstanding), unless permitted by the Restricted Payments covenants of the indentures governing the notes and the 8 3/4% senior notes due 2011, respectively. If we have paid all cumulative but unpaid dividends on the Sponsor Preferred Stock in cash, we may pay dividends on our common stock, provided that we pay the holders of the Sponsor Preferred Stock an aggregate of 25% of such dividends. We will, however, be permitted to pay limited cash dividends on our common stock for specified purposes consistent with the terms of the indenture governing our 8 3/4% senior notes and the terms of the indenture governing the notes without paying or accruing related dividends on the Sponsor Preferred Stock.

•	Ranking—The Sponsor Preferred Stock is our senior equity obligation and ranks equally with all of our other existing and future senior equity obligations. The Sponsor Preferred Stock is junior to all of our liabilities, including for example (a) our outstanding 8 3/4% senior notes, (b) any obligations outstanding under our new revolving credit facility, (c) our swap agreements and (d) the notes.

•

Liquidation Preference—In the event of liquidation, sale, merger, consolidation, winding up or other similar transactions, or upon an initial public offering of our common shares or the common shares of NACG Holdings Inc. resulting in aggregate net proceeds of at least $100.0 million (each, a “Liquidation Event”), the holders of Sponsor Preferred Stock will be entitled to receive, in preference to holders of common stock and the holders of any other series of preferred stock, other than the senior preferred stock issued to BNP Paribas, the greatest of (a) an aggregate of $15,000,000, less the amount, if any, of dividends previously paid in cash, and (b) an amount (when combined with the amount, if any, of any dividends previously paid in cash) which is sufficient to provide the Sponsor Preferred Stock with a 40% internal rate of return, and (c) an amount that equals 25% of the aggregate amount distributable to all of our equity holders immediately prior to such Liquidation Event. After all preferential amounts have been paid to the holders of all preferred stock, all remaining assets will be distributed to holders of common stock and other preferred stock, if any, without further participation by the Sponsor Preferred Stock. A transaction meeting the definition of a change in control transaction, including a merger, acquisition, stock sale, or sale of all or substantially all of our assets or the assets of any subsidiary, will be deemed to be a Liquidation Event. Any payment to which the Sponsor Preferred Stock is entitled must comply with the terms of the new revolving credit agreement, the terms of the indenture governing our 8 3/4% senior notes and the terms of the indenture governing the notes.

•	Certain Covenants—The Sponsor Preferred Stock contains covenants, which are no more restrictive than those in the indenture governing our 8 3/4% senior notes or the indenture governing the notes, limiting our ability, and the ability of most or all of our subsidiaries, to, among other things:

•	incur or guarantee additional debt, issue disqualified capital stock or enter into sale and leaseback transactions;

•	in the case of us, pay dividends or distributions on capital stock or repurchase capital stock or make other restricted payments;

•	make certain investments or acquisitions;

•	consolidate, merge or transfer all or substantially all of our assets; and

•	transfer or sell assets, including capital stock of our subsidiaries.

•	Optional Redemption—We are permitted to redeem the Sponsor Preferred Stock at any time at a redemption price (the “Redemption Price”) equal to the greatest of (a) an aggregate of $15,000,000, less the amount, if any, of dividends previously paid in cash, (b) an amount (when combined with the amount, if any, of any dividends previously paid in cash) which is sufficient to provide the Sponsor Preferred Stock with a 40% internal rate of return, and (c) the amount that equals 25% of our equity value as determined by mutual agreement between the disinterested members of our board of directors and the holders of a majority of the Sponsor Preferred Stock or, in the event no mutual agreement can be reached, the equity value shall be determined by a mutually acceptable investment bank which determination shall be final and binding.

•	Mandatory Redemption—If not previously redeemed, we must redeem the Sponsor Preferred Stock at the Redemption Price on December 31, 2011.

•	Additional Amounts—If any payments on or in respect to the Sponsor Preferred Stock, including dividends, payments upon a Liquidation Event or payments of the Redemption Price, are subject to any tax-related withholding or deduction, then we will increase such payments by the amount necessary so that the net amount received by each holder of the Sponsor Preferred Stock is equal to the amount such holder would have received in the absence of any such withholding or deduction.

The 1,000 shares of the separate class of senior preferred stock we issued to a counterparty to the Swap Agreements have terms similar to those described above, except that they do not contain the covenants described above and are not entitled to accrue or receive dividends. In addition, in the event of a Liquidation Event or redemption, this class of senior preferred stock will be entitled to receive solely an amount equal to $1,000 per share.

BENEFICIAL OWNERSHIP OF NACG HOLDINGS INC.’S COMMON SHARES

The following table presents certain information regarding the ownership of shares of NACG Holdings Inc.’s voting common shares by the named executive officers, each director of NACG Holdings Inc. and North American Energy Partners Inc., all directors and executive officers as a group and each person who was the beneficial owner of more than 5% of the outstanding voting common shares of NACG Holdings Inc. as of May 1, 2005. As of May 1, 2005, NACG Holdings Inc. had 904,380 voting common shares and 20,620 non-voting common shares outstanding. For purposes of this section, “common shares” refers only to NACG Holdings Inc.’s voting common shares. All of our common shares are owned by NACG Preferred Corp., and all of its common shares are owned by NACG Holdings Inc. Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated common shares. Except as otherwise indicated, the address of each of the beneficial owners is c/o NACG Holdings Inc., Zone 3, Acheson Industrial Area, 2-53016 Highway 60, Acheson, Alberta, T7X 5A7.

Notwithstanding the beneficial ownership of common shares presented below, the voting agreement governs the exercise of voting rights by the shareholders party to that agreement with respect to election of directors and certain other material events. The parties to the voting agreement have agreed to vote their shares to elect the board of directors as set forth in the agreement. See “Related Transactions—Voting and Corporate Governance Agreement.”

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Outstanding Common Shares
E.J. Antonio III	277	(a)	*
John A. Brussa	4,277	(a)	*
Robert Cochrane	1,400	(b)	*
Jean-Pierre L. Conte	277	(a)	*
Vincent Gallant	6,000	(c)	*
Jim G. Gardiner	527	(a)	*
Donald R. Getty	1,277	(a)	*
Martin Gouin	—		—
John D. Hawkins	277	(a)	*
Chris Hayman	—		—
James Humphries	1,400	(b)	*
William Koehn	6,000	(c)	*
Ronald A. McIntosh	2,700	(d)	*
William C. Oehmig Eight Greenway Plaza, Suite 702 Houston, Texas 77046	13,427	(e)	1.48
Gordon Parchewsky	6,200	(f)	*
Rodney J. Ruston	—		—
K. Rick Turner	277	(a)	*
Gary K. Wright 3 Ourlane Court Houston, Texas 77024	1,263	(a)	*
Directors and executive officers as a group (18 persons)	45,579	(g)	5.04
Sterling Group Partners I, L.P. Eight Greenway Plaza, Suite 702 Houston, Texas 77046	272,456	(h)	30.13
Perry Partners International, Inc. 599 Lexington Avenue New York, New York 10022	104,542	(i)	11.56
Perry Partners, L.P. 599 Lexington Avenue New York, New York 10022	92,707	(i)	10.25
Genstar Capital Partners III, L.P. Four Embarcardero Center, Suite 1900 San Francisco, California 94111	190,412	(j)	21.05
Stephens-NACG LLC 111 Center Street Little Rock, Arkansas 72201	131,500	(k)	14.54
Paribas North America, Inc. 787 Seventh Avenue New York, New York 10019	45,130		4.99

*	Less than 1%.

(a)	Includes currently exercisable options to purchase 277 shares.

(b)	Includes currently exercisable options to purchase 400 shares.

(c)	Includes currently exercisable options to purchase 1,000 shares.

(d)	Includes currently exercisable options to purchase 700 shares.

(e)	Includes 1,288 shares that have been donated by Mr. Oehmig but over which Mr. Oehmig retains sole voting power. Also includes currently exercisable options to purchase 277 shares.

(f)	Includes currently exercisable options to purchase 1,200 shares.

(g)	Includes currently exercisable options to purchase 7,193 shares.

(h)	Sterling Group Partners I GP, L.P. is the sole general partner of Sterling Group Partners I, L.P. Sterling Group Partners I GP, L.P. has five general partners, each of which is wholly-owned by one of Frank J. Hevrdejs, William C. Oehmig, T. Hunter Nelson, John D. Hawkins and C. Kevin Garland. Each of these individuals disclaims beneficial ownership of the shares owned by Sterling Group Partners I, L.P.

(i)	Richard Perry is the President and sole shareholder of Perry Corp., which is the investment manager of Perry Partners International, Inc. and the managing general partner of Perry Partners, L.P. As such, Mr. Perry may be deemed to have beneficial ownership over the respective securities owned by Perry Partners International, Inc. and Perry Partners, L.P.; however, Mr. Perry disclaims such beneficial ownership, except to the extent of his pecuniary interest, if any, therein. Perry Corp. is an affiliate of Perry Strategic Capital Inc.

(j)	Genstar Capital III, L.P. is the sole general partner of each of Genstar Capital Partners III, L.P. and Stargen III, L.P., which owns an additional 6,838 shares, and Genstar III GP LLC is the sole general partner of Genstar Capital III, L.P. Jean-Pierre L. Conte, Richard F. Hoskins and Richard D. Paterson are the managing members of Genstar III GP LLC. In such capacity, Messrs. Conte, Hoskins and Paterson may be deemed to beneficially own shares of common stock beneficially owned, or deemed to be beneficially owned, by Genstar III GP LLC, but disclaim such beneficial ownership.

(k)	Stephens Group, Inc. is the sole manager of Stephens-NACG LLC. No natural person may be deemed to beneficially own the shares owned by Stephens-NACG LLC.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Revolving Credit Facility

Upon the closing of the offering of the notes, we entered into an agented credit agreement with a syndicate of lenders that provided us with a $40.0 million revolving credit facility. The following is a summary of the provisions of the new revolving credit facility.

General. Our new revolving credit facility provides for an original principal amount of up to $40.0 million under which revolving loans may be made and under which letters of credit, up to a sublimit of $30.0 million, may be issued. The facility will mature 91 days before the maturity date of the notes. In connection with the new revolving credit facility, we were required to amend our existing Swap Agreements to increase the effective rate of interest on our 8 3/4% senior notes from 9.765% to 9.889% and issue to one of the counterparties to the Swap Agreements, which is an affiliate of one of the agents under the new revolving credit facility, $1.0 million of mandatorily redeemable preferred stock. In addition, as required by the new revolving credit facility, a $7.5 million equity investment in us was made by certain of NACG Holdings Inc.’s existing common shareholders. See “Related Party Transactions—Terms of Senior Preferred Stock.”

Security. The credit facility is secured by a first priority lien on substantially all of our and our subsidiaries’ existing and after-acquired property (tangible and intangible), including, without limitation, all accounts receivable, inventory, equipment, intellectual property and other personal property, and all real property, whether owned or leased, and a pledge of our capital stock, including the preferred stock to be issued in connection with the transactions described herein, and the capital stock of our subsidiaries, subject to various exceptions.

Interest rates and fees. The facility bears interest at variable rates based on the Canadian prime rate plus 2.0% per annum, or the Canadian bankers’ acceptance rate plus 3.0% per annum. Interest is payable monthly in arrears and computed on the basis of a 365-day year. Letters of credit are subject to a 3.0% per annum fee and to a fronting fee equal to the greater of $500 or 0.25% per annum of the daily drawable amount paid quarterly in arrears. Commitment fees equal to 0.50% per annum multiplied by the daily average unused portion of the credit facility are computed on the basis of a 360-day year and payable quarterly in arrears.

Prepayments and commitment reductions. The credit facility may be prepaid in whole or in part without premium or penalty, except for bankers’ acceptances, which will not be prepayable prior to their maturity. However, the credit facility requires prepayments under various circumstances, such as: (i) 100% of the net cash proceeds of certain asset dispositions, subject to certain reinvestment rights, (ii) 100% of the net cash proceeds from our issuance of debt, other than the notes up to a maximum amount of US$60.5 million and certain other exceptions, (iii) 100% of the net cash proceeds from our issuance of equity, other than the issuance of preferred stock referred to above, and capital contributions to NACG Preferred Corp. in excess of a specified amount, (iv) 100% of all casualty and condemnation proceeds, subject to certain reinvestment rights, (v) 50% of excess cash flow (as defined in the credit agreement) for each fiscal year, and (vi) such amounts as may be necessary to ensure that the outstanding portion of the credit facility does not exceed the borrowing base, as defined below.

Borrowing Base. The borrowing base is defined in the credit agreement to mean: (A) the least of (i) 85% of the appraised net orderly liquidation value, as defined in the credit agreement, of our consolidated property, plant and equipment, (ii) 60% of the book value of our consolidated property, plant and equipment and (iii) $110.0 million, plus (B) 75% of the value of eligible accounts receivable, as defined in the credit agreement, less (C) any reserves established by the agent. As of the closing date, none of our current accounts receivable were eligible. The sum of borrowings and letters of credit under the credit facility, plus our mark-to-market liabilities under all secured swaps may not exceed the borrowing base. As of June 1, 2005, the borrowing base, as defined above, was approximately $78.0 million. As of June 1, 2005, the mark-to-market liabilities under existing secured swap agreements was approximately $41.4 million. As a result, the total amount of available borrowings under our new revolving credit facility was approximately $36.6 million as of such date. After taking into account $20.0 million of issued and outstanding letters of credit, the remaining amount of available borrowings as of that date was approximately $16.6 million.

Covenants. The bank credit agreement contains restrictive covenants limiting our ability, and the ability of our subsidiaries to, subject to various exceptions:

•	incur debt or enter into sale and leaseback transactions or contractual contingent obligations;

•	prepay, purchase or otherwise acquire or retire prior to stated maturity the notes or certain other debt or amend the indentures;

•	create or allow to exist liens or other encumbrances;

•	transfer assets (including any class of stock or the voting rights of any of our subsidiaries) except for sales and other transfers of inventory or surplus, immaterial or obsolete assets in our ordinary course of business;

•	enter into mergers, consolidations and asset dispositions of all or substantially all of our, or any of our subsidiaries’ properties;

•	make investments, including acquisitions;

•	enter into transactions with related parties other than in the ordinary course of business on an arm’s-length basis on terms no less favorable to us than those available from third parties;

•	make any material change in the general nature of the business conducted by us; and

•	pay dividends or redeem shares of capital stock.

Under the bank credit agreement, we are required to satisfy the following financial covenants:

•	a minimum fixed charge coverage ratio of (a) 0.45 to 1.00 from April 1, 2005 through June 30, 2005, (b) 0.65 to 1.00 from April 1, 2005 through September 30, 2005, (c) 0.65 to 1.00 from April 1, 2005 through December 31, 2005, (d) 1.05 to 1.00 from April 1, 2005 through March 31, 2006, (e) 1.15 to 1.00 from July 1, 2005 through June 30, 2006, (f) 1.20 to 1.00 for any four-fiscal quarter period ending between July 1, 2006 and March 31, 2007, (g) 1.30 to 1.00 from July 1, 2006 through June 30, 2007, (h) 1.35 to 1.00 from October 1, 2006 through September 30, 2007, (i) 1.45 to 1.00 from January 1, 2007 through December 31, 2007, (j) 1.55 to 1.00 from April 1, 2007 through March 31, 2008, (k) 1.65 to 1.00 from July 1, 2007 through June 30, 2008, (l) 1.70 to 1.00 from October 1, 2007 through September 30, 2008, and (m) 1.80 to 1.00 for any four-fiscal quarter period ending between October 1, 2008 and maturity;

•	a maximum leverage ratio of (a) 12.00 to 1.00 as of June 30, 2005, (b) 10.25 to 1.00 as of September 30, 2005, (c) 7.75 to 1.00 as of December 31, 2005, (d) 7.25 to 1.00 as of March 31, 2006, (e) 6.45 to 1.00 as of June 30, 2006, (f) 6.10 to 1.00 as of September 30, 2006, (g) 5.70 to 1.00 as of December 31, 2006, (h) 5.40 to 1.00 as of March 31, 2007, (g) 5.20 to 1.00 as of June 30, 2007, (h) 5.00 to 1.00 as of September 30, 2007, (i) 4.80 to 1.00 as of December 31, 2007, (j) 4.60 to 1.00 as of March 31, 2008, (k) 4.40 to 1.00 as of June 30, 2008, (l) 4.25 to 1.00 as of September 30, 2008, (m) 4.10 to 1.00 as of December 31, 2008, and (n) 4.00 to 1.00 on the last day of each fiscal quarter between January 1, 2009 and maturity; and

•	a minimum consolidated EBITDA requirement of (a) $29.0 million for the four-fiscal quarter period ending June 30, 2005, (b) $34.0 million for the four-fiscal quarter period ending September 30, 2005, (c) $45.0 million for the four-fiscal quarter period ending December 31, 2005, (d) $48.0 million for the four-fiscal quarter period ending March 31, 2006, (e) $54.0 million for the four-fiscal quarter period ending June 30, 2006, (f) $57.0 million for the four-fiscal quarter period ending September 30, 2006, (g) $61.0 million for the four-fiscal quarter period ending December 31, 2006, (h) $64.0 million for the four-fiscal quarter period ending March 31, 2007, (i) $67.0 million for the four-fiscal quarter period ending June 30, 2007, (j) $70.0 million for the four-fiscal quarter period ending September 30, 2007, (k) $73.0 million for the four-fiscal quarter period ending December 31, 2007, (l) $76.0 million for the four-fiscal quarter period ending March 31, 2008, (m) $80.0 million for the four-fiscal quarter period ending June 30, 2008, (n) $83.0 million for the four-fiscal quarter period ending September 30, 2008, (o) $86.0 million for the four-fiscal quarter period ending December 31, 2008, and (p) $89.0 million for any four-fiscal quarter period ending between January 1, 2009 and maturity.

Events of default. The bank credit agreement contains customary events of default, including, without limitation, failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interest in collateral, and changes of control.

8 3/4% Senior Notes due 2011

General. On November 26, 2003, we issued an aggregate of US$200.0 million of 8 3/4% senior unsecured notes pursuant to an indenture among us, the subsidiary guarantors and Wells Fargo Bank, N.A., as trustee. These notes will mature on December 1, 2011. Interest on these notes accrues at 8 3/4% per annum and is payable on June 1 and December 1 of each year. All of our subsidiaries jointly and severally guarantee the 8 3/4% senior notes.

Redemption and Repurchase. We may redeem the 8 3/4% senior notes at any time on or after December 1, 2007, at specified redemption prices. We may also redeem the 8 3/4% senior notes in the event of certain equity sales and various changes affecting withholding taxes. We are not required to make mandatory redemption or sinking fund payments with respect to the 8 3/4% senior notes. We will be required to offer to repurchase the 8 3/4% senior notes from holders if we undergo a change of control or sell our assets in specified circumstances.

Covenants. The indenture governing the 8 3/4% senior notes restricts, among other things, our ability to pay dividends, redeem capital stock or prepay certain subordinated debt; incur additional debt or issue preferred stock; grant liens; merge, consolidate or transfer substantially all of our assets; enter into certain transactions with affiliates; impose restrictions on any subsidiary’s ability to pay dividends or transfer assets to us; enter into certain sale and leaseback transactions; and permit subsidiaries to guarantee debt.

Swap Agreements

We have entered into two separate International Swap Dealer Association—Master Agreements, one with BNP Paribas, as counterparty, dated November 23, 2003, and one with HSBC Bank Canada, as counterparty, dated March 26, 2004. These agreements are collectively referred to as the Swap Agreements. Pursuant to the Swap Agreements, we have and may enter into one or more interest rate or currency swap transactions governed by the terms of the Swap Agreements and the confirmations issued by the counterparty in respect of each transaction. The Swap Agreements contain customary representations and warranties, covenants and events of default. Specifically, each Swap Agreement contains a provision that an event of default under our existing credit agreement will constitute an event of default under such Swap Agreement and that the counterparty will be entitled to terminate the Swap Agreement if our payment obligations to the counterparty cease to be secured pari passu with the obligations under the credit agreement. As of June 1, 2005, the mark-to-market liability associated with the Swap Agreements was approximately $41.4 million.

DESCRIPTION OF THE NOTES

The Company issued the original notes and will issue the exchange notes under an indenture among itself, the Guarantors and Wells Fargo Bank, N.A., as trustee. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, and not this summary, defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture is filed as an exhibit to the registration statement which includes this prospectus. You can find definitions of certain capitalized terms used in this description of the notes under “Certain Definitions.” For purposes of this section, references to the “Company” include only North American Energy Partners Inc. and not its Subsidiaries and, except as otherwise stated, all references to dollars are to Canadian dollars.

Brief Description of the Notes and the Guarantees

The Notes. The original notes and the exchange notes constitute, and any additional notes issued later will constitute, a single series of notes under the indenture. Unless the context otherwise requires, for purposes of this description of the notes, reference to the notes includes the original notes, the exchange notes and any additional notes issued later.

The notes:

•	are senior secured obligations of the Company;

•	are effectively subordinated in right of payment to all existing and future secured senior Indebtedness of the Company to the extent of the value of the collateral securing such Indebtedness;

•	rank equally with all other existing and future unsecured and unsubordinated Indebtedness of the Company, but are effectively subordinated to any Indebtedness under the Senior Lien Agreements and are senior in right of payment to all Indebtedness that by its terms is subordinated to the notes;

•	are secured by security interests in substantially all of the assets of the Company, subject to Permitted Liens (including the Liens of the Senior Lien Agent); and

•	are unconditionally guaranteed by the Guarantors.

The Guarantees. The notes are jointly and severally guaranteed by all of our current and future Restricted Subsidiaries.

The guarantees of the notes:

•	are senior secured obligations of each Guarantor;

•	rank equally in right of payment with all other senior obligations of each Guarantor, but are effectively subordinated in right of payment to any Indebtedness under the Senior Lien Agreements;

•	are senior in right of payment to all Indebtedness that by its terms is subordinated to the guarantee of each Guarantor; and

•	are secured by security interests in substantially all of the assets of each Guarantor, subject to Permitted Liens (including the Liens of the Senior Lien Agent).

Principal, Maturity and Interest

The notes mature on June 1, 2010. Additional notes may be issued from time to time, subject to the limitations set forth under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

Interest on the notes accrues at the rate of 9% and is payable semiannually in arrears in cash on each June 1 and December 1 of each year commencing on December 1, 2005, to the persons who are registered holders at the close of business on the May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

The original notes were, and the exchange notes will be, initially issued only in registered, book-entry form in denominations of US$1,000 and integral multiples of US$1,000. The global notes will be issued in denominations that together equal the total principal amount of the outstanding notes.

The trustee is initially acting as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar. The Company may change any paying agent and registrar without notice to holders of record of the notes, referred to in this section as “holders”, and the Company may act as paying agent or registrar. The Company will pay principal, and premium, if any, on the notes at the paying agent’s corporate office in New York, New York. At the Company’s option, interest and liquidated damages under the registration rights agreement, if any may be paid at the paying agent’s corporate trust office or by check mailed to the registered address of holders.

Collateral

Generally

Pursuant to the terms of the Collateral Agreements, the Company and its Restricted Subsidiaries granted to the trustee or one or more sub-collateral agents, security interests in, and pledges in favor of the trustee or one or more sub-collateral agents, of substantially all of their respective assets, including the Capital Stock of their respective Subsidiaries, subject to Permitted Liens. However, the Liens of the trustee on such assets are subordinate in priority to the Liens of the Senior Lienholders on such assets. The initial sub-collateral agent is Computershare Trust Company of Canada. For purposes of this section, references to the trustee as it relates to the collateral and the Collateral Agreements include Wells Fargo Bank, N.A. and/or the sub-collateral agent, as applicable.

Upon the occurrence of an Event of Default, the proceeds from the sale of collateral securing the notes, after payment of all secured Indebtedness having prior Liens, may be insufficient to satisfy the Company’s obligations under the notes and the Guarantors’ guarantees. In addition, the amount to be received upon such a sale would depend on numerous factors, such as the condition, age and useful life of the collateral at the time of sale, as well as the timing and manner of the sale. By its nature, all or some of the collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral, if it can be sold, can be sold in a short period of time.

To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral or the trustee’s remedies in the property. Given the intangible nature of some of the collateral, any sale of such collateral separately from the Company as a whole may not be feasible. The ability of the Company and its Restricted Subsidiaries, other than its Immaterial Subsidiaries, to grant a security interest in certain collateral or perfect the same may be limited by legal or other logistical considerations. The ability of the holders of notes to realize upon the collateral may be subject to certain bankruptcy and insolvency laws and other limitations in the event of a bankruptcy or insolvency. See “Risk Factors—Risks Related to the Notes and Our Other Indebtedness—You may be unable to enforce your rights under U.S. bankruptcy law, and Canadian bankruptcy and insolvency laws may impair the indenture trustee’s ability to enforce remedies on your behalf.”

The Company and its Restricted Subsidiaries are permitted to form new Restricted Subsidiaries and to transfer all or a portion of the collateral to one or more of its Restricted Subsidiaries. Each such new Restricted Subsidiary that is not an Immaterial Subsidiary will be required to unconditionally guarantee the Notes and secure its guarantee by executing one or more Collateral Agreements granting to the trustee a security interest in substantially all of the assets of such Restricted Subsidiary on the same basis and subject to the same limitations as the Company’s currently existing Restricted Subsidiaries as described in the first paragraph of this section under “Collateral—Generally.”

In addition, subject to the restrictions on incurring secured Indebtedness as set forth herein under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens”, the Company and its Restricted Subsidiaries will have the right to grant, and suffer to exist, Liens securing, among other Permitted Indebtedness and other obligations:

•	certain Capitalized Lease Obligations and Purchase Money Indebtedness respecting fixed assets of the Company or such Restricted Subsidiaries and to acquire any such assets subject to such Liens; and

•	obligations outstanding under the Credit Agreement and the Swap Agreements and secured by Liens on substantially all of the assets of the Company and such Restricted Subsidiaries.

The trustee’s Liens in such assets are intended to be, at all times automatically subordinate in priority to all such Liens and certain other Permitted Liens. In furtherance of the preceding, the Company, the Guarantors, the trustee, on behalf of itself and the holders of the notes, the senior lien agent, in such capacity, together with any successors thereto, the “Senior Lien Agent”, on behalf of itself and the other Senior Lienholders, entered into the Intercreditor Agreement. The Intercreditor Agreement contains the procedures for enforcing such Liens and the distribution of sale, insurance or other proceeds resulting from the collateral securing the Credit Agreement, the Swap Agreements and the indenture, notes and guarantees.

Other than during the continuance of an Event of Default, and subject to certain terms and conditions in the indenture and the Collateral Agreements, each of the Company and its Restricted Subsidiaries is entitled to receive all cash dividends, interest and other payments made upon or with respect to the equity interests of any of its Subsidiaries and to exercise any voting, consensual rights and other rights pertaining to such collateral. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, upon notice from the trustee:

•	all rights of the Company or such Restricted Subsidiary, as the case may be, to exercise such voting, consensual rights, or other rights shall cease and all such rights shall become vested in the trustee, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights;

•	all rights of the Company or such Restricted Subsidiary, as the case may be, to receive all cash dividends, interest and other payments made upon or with respect to the collateral shall cease, and such cash dividends, interest and other payments shall be paid to the trustee; and

•	the trustee may sell the collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Agreements. Subject to the Intercreditor Agreement, all funds distributed under, and pursuant to, the Collateral Agreements and received by the trustee for the ratable benefit of the holders of the notes shall be distributed by the trustee in accordance with the provisions of the indenture.

The collateral release provisions of the indenture permit the release of collateral without substitution of collateral having at least equal value under certain circumstances, including asset sales made in compliance with the indenture.

Intercreditor Agreement

The Intercreditor Agreement contains the following provisions:

Ranking of Liens. The Intercreditor Agreement provides that:

•	Liens on the assets of the Company and its Restricted Subsidiaries securing the indenture, notes and guarantees will be junior to the Liens securing all Senior Lien Obligations;

•	the Senior Lienholders will be entitled to receive proceeds from any such assets prior to the holders; and

•	the trustee will not challenge the Liens of the Senior Lien Agent on any such assets and no Senior Lienholder will challenge the Liens of the trustee on any such assets, notwithstanding the timing, method or failure of the perfection thereof by such person.

Restriction on Enforcement of Liens and Related Provisions. The Intercreditor Agreement provides that neither the trustee nor any holder may take any enforcement action against any collateral until the Senior Lien Obligations are paid in full in cash, including the cash collateralization of 105% of the undrawn portion of the stated amount of any letters of credit issued thereunder that remain outstanding, and the commitments under the Credit Agreement have been terminated and the Swap Agreements have been terminated or have expired. The Senior Lienholders will have the sole and exclusive right to make all decisions with respect to the exercise of remedies with respect to any collateral during such time, including the timing and method of any disposition thereof and the terms of such disposition.

Upon the receipt of any proceeds of any collateral by the trustee prior to the payment in full in cash of the obligations under the Credit Agreement and the Swap Agreements, the termination of the commitments under the Credit Agreement and the termination or expiry of the Swap Agreements, the trustee shall hold such proceeds (after deducting from it all reasonable enforcement costs and reasonable trustee expenses in connection with the termination of the commitments) in trust for the account of the Senior Lienholders and remit such proceeds to the Senior Lien Agent for the account of itself and the other Senior Lienholders.

Insolvencies and Liquidation Events. The Intercreditor Agreement provides that in the event of an insolvency or liquidation event of the Company or any Restricted Subsidiary, rights of the trustee and the holders, as secured creditors, will be limited. The Intercreditor Agreement prohibits the trustee or any holder to contest any debtor-in-possession financing supported by the Senior Lienholders. As a result, the holders will be effectively subordinated not only to the Senior Lien Obligations but also to any such debtor-in-possession financing, which could be considerable in size.

The Intercreditor Agreement provides that where an Event of Default has occurred as a result of any demand for payment of any Senior Lien Obligations, or in the event of an insolvency or liquidation event of the Company or any Restricted Subsidiary, the trustee or any holder may also make demands, file the necessary notice(s) under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other applicable insolvency legislation, in respect of the indenture, notes and guarantees, and file a proof of claim in any insolvency, bankruptcy or restructuring proceeding of the Company or any Restricted Subsidiary or otherwise participate in the insolvency, bankruptcy or restructuring.

The trustee or any holder shall be entitled to exercise the voting rights attributable to the full amount of the indenture, the notes and the guarantees owed to the trustee or any holder, as the trustee or any holder may determine in their sole discretion and without liability to any Senior Lienholder, subject to certain restrictions in the Intercreditor Agreement. Such restrictions include that neither the trustee nor any holder shall vote in favor of any plan of reorganization unless such plan provides for the payment in full in cash of all of the Senior Lien Obligations or such plan is otherwise supported by the Senior Lienholders.

Release of Collateral upon Sale or Other Disposition. Upon the sale or disposition of any assets constituting collateral in connection with the enforcement by the Senior Lien Agent of its remedies after an Event of Default under any Senior Lien Agreement, then (whether or not any insolvency or liquidation proceeding is pending at the time), the Liens of the trustee upon such assets will be released and the trustee will promptly execute and deliver an instrument confirming such release on customary terms reasonably acceptable to the Senior Lien Agent provided that:

•	such release shall not extend to or otherwise affect any of the rights of the trustee or the holders with respect to the proceeds from any such sale or other disposition of such assets;

•	the Senior Lienholders shall promptly apply such proceeds to the Senior Lien Obligations; and

•	if any such sale or disposition results in a surplus after application of the proceeds to the Senior Lien Obligations, such surplus shall be paid to the trustee and the holders or as otherwise required by law.

Agent for Perfection. Each of the trustee and the Senior Lien Agent shall hold any Pledged Collateral in its possession or control, or in the possession or control of its agents or bailees, as agent for the others solely for the purpose of perfecting the security interest granted in such collateral pursuant to the security documents, subject to the terms and conditions of the Intercreditor Agreement. “Pledged Collateral” means any collateral with respect to which a secured creditor may perfect or enhance its perfection in the collateral by having possession or control in the collateral.

Pursuant to the Intercreditor Agreement:

•	the trustee, on behalf of itself and the holders, will waive, to the fullest extent permitted by law, any claim against any Senior Lienholder in connection with any actions they may take in good faith under the Senior Lien Agreements or with respect to the collateral, and agree that no Senior Lienholder will have any duty to them in respect of the maintenance or preservation of any assets constituting collateral; and

•	the Senior Lien Agent, on behalf of itself and the other Senior Lienholders, will waive, to the fullest extent permitted by law, any claim against the trustee or the holders in connection with any actions they may take in good faith under the indenture or with respect to the collateral not in violation of the terms of the Intercreditor Agreement, and agree that neither the trustee nor the holders will have any duties to them in respect of the maintenance or preservation of the collateral.

Option to Purchase Senior Lien Obligations. Upon the occurrence and during the continuance of (1) an acceleration of the obligations under the Credit Agreement or (2) the commencement of a bankruptcy or insolvency proceeding, in respect of any Senior Lien Obligations: any or all holders will have the right (without any obligation) to purchase at par, in the manner and during the period set forth in the Intercreditor Agreement, all, but not less than all, of the principal of and interest on all Indebtedness outstanding under the Credit Agreement and the Swap Agreements at the time of purchase and all other obligations then outstanding, together with all Liens and all guarantees and other supporting obligations relating to such obligations.

Guarantees

The Guarantors jointly and severally guarantee the Company’s obligations under the indenture and the notes on a senior secured basis. Each guarantee ranks equally in right of payment to all other existing and future unsubordinated Indebtedness of the Guarantor. The guarantee of each Guarantor is effectively subordinated to any Indebtedness under the Senior Lien Agreements and senior to all Indebtedness of such Guarantor that is expressly subordinated to such guarantee. The obligations of each Guarantor under its guarantee are limited as necessary, to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law or otherwise as may be required to comply with financial assistance restrictions under applicable Canadian corporate laws. See “Risk Factors—Risks Related to the Notes and Our Other Indebtedness.”

Each Guarantor may amalgamate or consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or amalgamate, consolidate, merge or sell its assets to other Persons upon the terms and conditions set forth in the indenture. See “Certain Covenants—Merger, Consolidation and Sale of Assets.” In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in “Certain Covenants—Limitation on Asset Sales,” the guarantee of such Guarantor and the Liens on its assets in favor of the trustee will be released will be released. In addition, if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indenture, the guarantee of such Guarantor and the Liens on its assets in favor of the trustee will be released.

Separate financial statements of the Guarantors are not included here because such Guarantors are jointly and severally liable with respect to the Company’s obligations pursuant to the notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

As of the date of the indenture, all of the Company’s Subsidiaries were Restricted Subsidiaries and none was an Immaterial Subsidiary.

Redemption

Optional Redemption. Except as described below, the notes are not redeemable before June 1, 2008. Thereafter, the Company may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, during any period set forth below at the redemption price (expressed as a percentage of the principal amount) set forth opposite such period:

Year	Percentage
On or after June 1, 2008 and prior to June 1, 2009	104.50%
On or after June 1, 2009 and prior to June 1, 2010	102.25%
On June 1, 2010	100.00%

In addition, the Company must pay accrued and unpaid interest on the notes redeemed to the applicable redemption date.

Optional Redemption Upon Public Equity Offerings. At any time, or from time to time, on or before June 1, 2007 the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings, to redeem up to 35% of the principal amount of the notes at a redemption equal to 109.0% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, to the date of redemption; provided that:

•	at least 65% of the principal amount of notes remains outstanding immediately after any such redemption; and

•	the Company makes such redemption within 90 days after the closing of any such Public Equity Offering.

Selection and Notice of Redemption

If less than all of the notes, are to be redeemed at any time, selection of the notes for redemption will be made by the trustee either:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

•	on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No notes of a principal amount of US$1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the trustee will select the notes to be redeemed only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, then the notice of redemption that relates to such note must state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase the notes as described under the captions “Change of Control” and “Certain Covenants—Limitation on Asset Sales.” The Company may at any time and from time to time purchase notes in the open market or otherwise.

Change of Control

If a Change of Control occurs, the Company will be required to offer to purchase all or a portion of each holder’s notes, at a purchase price in cash equal to 101% of the principal amount of notes repurchased plus accrued interest to the date of purchase.

Within 30 days following any Change of Control, the Company must send by first class mail a notice to each holder containing the terms of the Change of Control Offer. The notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law, referred to as the “Change of Control Payment Date.” holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. The Credit Agreement contains and future Indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. In addition, we cannot assure you that in the event of a Change of Control the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness that may prohibit the offer. If the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. There can be no assurance, however, that the Company would be able to obtain such financing. See “Risk Factors— Risks Related to the Notes and Our Other Indebtedness—We may be prevented from financing, or may not have the ability to raise funds necessary to finance, the change of control offer required by the indenture.”

Neither the board of directors of the Company nor the trustee may waive the covenant relating to the obligation to make a Change of Control Offer. Restrictions in the indenture on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may make more difficult or discourage a takeover of the Company or NACG Holdings Inc., whether favored or opposed by management of the Company or NACG Holdings Inc. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of NACG Holdings Inc., the Company or any of its Subsidiaries by management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of the holder of notes to require the Company to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another person or group may be uncertain.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue of complying with such laws and regulations.

Redemption for Taxation Reasons

The Company may at any time, upon not less than 30 nor more than 60 days’ notice, redeem in whole but not in part the outstanding notes at a redemption price of 100% of the principal amount thereof plus accrued interest to the date of redemption if the Company has become or would become obligated to pay any Additional Amounts, as defined below, in respect of the notes or the guarantees as a result of:

•	any change in or amendment to the laws, or regulations promulgated under such laws, of Canada, or any of its political subdivisions or taxing authorities, or

•	any change in or amendment to any published administrative position regarding the application or interpretation of such laws or regulations,

which change or amendment is announced or is effective on or after the Issue Date and such obligation to pay Additional Amounts cannot be avoided by the Company or such Guarantor taking reasonable measures available to it. See “Additional Amounts.”

Additional Amounts

All payments made by the Company or any Guarantor under or with respect to the notes or the guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or any of its provinces or territories or by any of their taxing authorities or agencies referred to as “Taxes,” unless the Company or such Guarantor is required to withhold or deduct Taxes under Canadian law or by the interpretation or administration of Canadian law. If, after the Issue Date, the Company or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with the respect to the notes or the guarantees, the Company or the Guarantor, as the case may be, will pay as additional interest to each holder of notes that are outstanding on the date of the required payments, such additional amounts, referred to as “Additional Amounts” as may be necessary so that the net amount received by such holder, including the Additional Amounts, after such withholding or deduction will not be less than the amounts such holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made in respect of a beneficial owner of a note, an “Excluded Holder”:

•	with which the Company or any Guarantor does not deal at arm’s length within the meaning of the Income Tax Act (Canada) at the time of making such payment;

•	that is subject to such Taxes by reason of its being connected with Canada or any province or territory otherwise than by the mere holding of the notes or the receipt of payments thereunder;

•	that, despite being required by law, failed to comply with a timely request of the Company or the holder to provide information concerning such beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any of its political subdivisions or authorities, if and to the extent that due and timely compliance with such request would have reduced or eliminated any Taxes as to which Additional Amounts would have otherwise been payable in respect of such beneficial owner but for this clause; provided, that no request will be considered timely if delivered less than 60 days prior to the date on which the Company was required to receive such information in order to reduce or eliminate such Taxes; or

•	any combination of the above clauses.

The Company or any Guarantor will also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Company will furnish, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, to the holders of notes that are outstanding on the date of the required payment, copies of tax receipts, if any, evidencing such payment has been made by the Company or any Guarantor, as the case may be. The Company or the Guarantor that, as the case may be, will indemnify and hold harmless each holder of notes that are outstanding on the date of the required payment (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of:

•	any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes or the guarantee;

•	any liability (including, without limitation, penalties, interest and expense) arising therefrom or with respect thereto;

•	any expenses incurred by the holder in connection with the payment of any Taxes by such holder that were levied or imposed as a result of payments made under or with respect to the notes or the guarantee; and

•	any Taxes imposed with respect to any reimbursement under any of the three preceding bullet points, but excluding any such Taxes on such holders’ net income.

At least 30 days prior to each date on which any payment under or with respect to the notes or the guarantees is due and payable, if the Company or any Guarantor becomes obligated to pay Additional Amounts with respect to such payment, the Company or such Guarantor, as applicable, will deliver to the trustee an officers’ certificate stating the fact that such Additional Amounts will be payable, the amount so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to the holders of the notes on the payment date. Whenever in the indenture there is mentioned, in any context:

•	the payment of principal (and premium, if any);

•	purchase prices in connection with a repurchase of notes;

•	interest and liquidated damages to be paid on the notes as more fully described under “The Exchange Offer”; or

•	any other amount payable on or with respect to any of the notes or the guarantees,

such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent, that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Certain Covenants

Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness, other than Permitted Indebtedness unless:

•	no Default or Event of Default shall occur as a consequence of the incurrence of any such Indebtedness, and

•	the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

The preceding provisions do not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) Indebtedness under the notes and the related guarantees;

(2) Indebtedness incurred pursuant to (a) the term loan facilities of the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the excess of (i) the greater of (x) $50.0 million and (y) the Borrowing Base; minus (ii) the aggregate amount of permanent reductions to the revolving commitments resulting from the receipt of Net Cash Proceeds of Asset Sales as provided in the “Limitation on Asset Sales” covenant;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence of such obligation, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable under such Currency Agreements;

(6) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Permitted Lien described in clause (1), (2), (3), (16) or (17) of the definition thereof (provided that in the case of such clauses (16) and (17), such Permitted Lien secures a Swap Agreement), in each case subject to no Lien held by a person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Permitted Lien described in clause (1), (2), (3), (16) or (17) of the definition thereof (provided that in the case of such clause (17), such Permitted Lien secures a Swap Agreement); provided that if as of any date any person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Permitted Lien described in clause (1), (2), (3), (16) or (17) of the definition thereof (provided that in the case of such clauses (16) and (17), such Permitted Lien secures a Swap Agreement) owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness in the amount of the Indebtedness no longer so held;

(7) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holder of a Permitted Lien described in clause (1), (2), (3), (16) or (17) of the definition thereof (provided that in the case of such clauses (16) and (17), such Permitted Lien secures a Swap Agreement), in each case subject to no Lien other than a Permitted Lien described in clause (1), (2), (3), (16) or (17) of the definition thereof (provided that in the case of such clauses (16) and (17), such Permitted Lien secures a Swap Agreement); provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holder of a Permitted Lien described in clause (1), (2), (3), (16) or (17) of the definition thereof (provided that in the case of such clauses (16) and (17), such Permitted Lien secures a Swap Agreement) owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company in the amount of the Indebtedness no longer so held;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(9) Indebtedness of the Company or any of its Restricted Subsidiaries (including Indebtedness in respect of standby letters of credit) in respect of bid or performance bonds, completion guarantees, performance guarantees, workers’ compensation claims, surety or appeal bonds, and payment obligations in connection with self-insurance or similar obligations, in the ordinary course of business;

(10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $20.0 million at any one time outstanding;

(11) Refinancing Indebtedness of Indebtedness incurred under clauses (1) and (3) above and this clause (11) and the first paragraph of this “Limitation on Incurrence of Additional Indebtedness” covenant;

(12) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the indenture;

(13) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition; and

(14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount (or the accreted value, if applicable) not to exceed $5.0 million at any one time outstanding.

For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company will be permitted to classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness shall be treated as incurred only once. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this “Limitation on Incurrence of Additional Indebtedness” covenant. Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed incurred for purposes of this covenant under clause (2).

Limitation on Layering. The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing; and

(2) the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date shall not exceed the sum of:

(a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company for the period commencing with the first full fiscal quarter after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available; plus

(b) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale after the Issue Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock) and 100% of the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness that by its terms is subordinated to the notes) that has been converted into or exchanged for Qualified Capital Stock of the Company or NACG Holdings Inc., (other than to the extent of any Qualified Capital Stock issued to any Restricted Subsidiary of the Company); plus

(c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate net cash proceeds of any equity contribution (or the fair market value of an equity contribution made in the form of Capital Stock of NACG Holdings Inc., so long as such Capital Stock is used as consideration paid in an Asset Acquisition or to repay Indebtedness) received by the Company from a holder of the Company’s Capital Stock after to the Issue Date (excluding, in the case of clauses (3)(b) and (c), any net cash proceeds from a Public Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth under “Redemption—Optional Redemption Upon Public Equity Offerings”); plus

(d) without duplication, the sum of:

•	the aggregate amount of the return to capital with respect to any Investment (other than a Permitted Investment) made after the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

•	the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

•	upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made after the Issue Date.

Notwithstanding the preceding and without duplication, the Company will not be permitted to include the first $7.5 million of aggregate cash proceeds received by the Company from the issuance and sale of the Sponsor Preferred Stock on or before or subsequent to the Issue Date that would otherwise be permitted to be included in clause (3)(b) above.

The preceding provisions do not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration of such dividend or distribution if the dividend or distribution would have been permitted on the date of declaration;

(2) the redemption, repurchase, or other acquisition or retirement for value of any shares of Capital Stock of the Company or NACG Holdings Inc., either

(a) solely in exchange for shares of Qualified Capital Stock of the Company or NACG Holdings Inc., or

(b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or NACG Holdings Inc.;

(3) the defeasance, redemption, repurchase or other acquisition of any Indebtedness that by its terms is subordinated to the notes either

(a) solely in exchange for shares of Qualified Capital Stock of the Company,

(b) or through the application of net proceeds of

•	a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or NACG Holdings Inc., or

•	Refinancing Indebtedness, or

(c) with the substantially concurrent receipt of a cash capital contribution from a direct or indirect holder of the Company’s Capital Stock to defease, redeem, repurchase or otherwise acquire such Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase, or other acquisition or retirement for value by the Company of Common Stock of the Company or NACG Holdings Inc., from current or former officers, directors and employees of the Company or any of its Subsidiaries at any time or from their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed $2.0 million in any calendar year;

(5) the repurchase of Common Stock deemed to occur upon the exercise of stock options to the extent such Common Stock represents a portion of the exercise price of such stock options;

(6) payments to NACG Preferred Corp. to pay its or NACG Holdings Inc.’s, operating and administrative expenses including, without limitation, directors fees, employee salaries and other compensation, legal, accounting and audit expenses, compliance expenses and similar Canadian compliance expenses and corporate franchise and other taxes, whether similar or dissimilar, in each case arising from NACG Preferred Corp.’s ownership of the Company, NACG Holdings Inc.’s ownership of NACG Preferred Corp. or the Company’s businesses of the type permitted by the covenant described under “—Conduct of Business,” in an amount not to exceed $1.0 million per fiscal year;

(7) if NACG Preferred Corp. files a consolidated or combined return on behalf of itself and the Company and/or any Restricted Subsidiary of the Company following an enabling change in the Income Tax Act (Canada), payments to NACG Preferred Corp. pursuant to any reasonable tax sharing agreement or arrangement but only to the extent that amounts payable from time to time by the Company under any such agreement do not exceed the corresponding tax payments that the Company would have been required to make to any relevant taxing authority had the Company not joined in such consolidated or combined return, but instead had filed returns including only the Company;

(8) payments by the Company in an amount not to exceed, in the aggregate, in any calendar year, the sum of $1.0 million to the Equity Investors pursuant to the Advisory Services Agreement for advisory services and transactions fees; and

(9) Restricted Payments not to exceed the sum of $8.5 million in the aggregate.

In determining the aggregate amount of Restricted Payments made after the Issue Date in accordance with clause (3) of the first paragraph of this covenant, amounts expended pursuant to clauses (1), (2)(b), (4), (7), (8) and (9) of the second paragraph of this covenant shall be included in such calculation. The amount of any non-cash Restricted Payment shall be its fair market value at the date of the making of such Restricted Payment.

Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash, Cash Equivalents and/or Replacement Assets, as defined below; provided that for purposes of the provision, each of the following will be deemed to be cash:

(a) the amount of any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any guarantee of a Guarantor) that are expressly assumed by the transferee of any such assets and as long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and

(b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted, by sale or other disposition, by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion; and

(3) the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of receipt of such proceeds either:

(a) to (i) permanently reduce the commitments under the Credit Agreement and to the extent that the aggregate amount of revolving loans and letters of credit exceed the amount of the commitments under the Credit Agreement as so reduced, repay such revolving loans and/or cash collateralize such letters of credit in an aggregate amount equal to such excess and/or (ii) permanently prepay the term loans or other non-revolving funded debt, if any, under the Credit Agreement;

(b) to make an investment in property, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale or in property, plant, equipment or other non-current assets that will be used or useful in (or all of the Capital Stock of an entity that becomes a Wholly Owned Restricted Subsidiary and is engaged in) the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses that are the same, similar, ancillary or reasonably related thereto or are reasonable extensions thereof (Replacement Assets); and/or

(c) a combination of prepayment and investment permitted by the preceding clauses (3)(a) and (3)(b).

Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Credit Agreement or invest such Net Cash Proceeds in Cash Equivalents. On the 181st day after an Asset Sale or such earlier date, if any, as the board of directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) or (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), any portion of the Net Cash

Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) or (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be subsequently applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders and all holders of other Applicable Indebtedness (other than Indebtedness under the Credit Agreement) containing provisions similar to those set forth in this “Limitation on Asset Sales” covenant on a pro rata basis, the maximum principal amount of notes and such other Applicable Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including Additional Interest, if any, to the date of purchase. If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the amount of cash received (other than such interest) shall constitute Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date, at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this covenant.

If substantially all, but not all, of the property and assets of the Company and its Restricted Subsidiaries as an entirety is transferred to a Person in a transaction permitted under “Merger, Consolidation and Sale of Assets”, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each notice of a Net Proceeds Offer will be mailed by first-class mail to the holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of US$1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, the trustee will select the notes to be purchased on a pro rata basis. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue of complying with such laws and regulations.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule, regulation or order;

(b) the indenture, the notes, the guarantees and the Collateral Agreements;

(c) customary non-assignment provisions of any contract or of any lease governing a leasehold interest of, or any license held by, any Restricted Subsidiary of the Company;

(d) any instrument governing Capital Stock of a Person acquired by the Company or by any Restricted Subsidiary of the Company or governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) (i) the 8 3/4% Senior Notes Indenture or any other indenture governing debt securities that are permitted to be incurred under the indenture and are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions affecting Restricted Subsidiaries than those contained in the 8 3/4% Senior Notes Indenture or (ii) any other agreement existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f) the Credit Agreement;

(g) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell or dispose of assets or Capital Stock, which sale or disposition is permitted under the indenture, pending the closing of such sale or disposition;

(i) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) or in licenses or leases or in asset or stock sale agreements or agreements similar to any of the preceding entered into in the ordinary course of business;

(j) restrictions on net worth or on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(k) mortgages, purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature described in clause (3) of the preceding paragraph on the property acquired with such Indebtedness; and

(l) an agreement amending, supplementing, modifying, restating, renewing, replacing, substituting, refinancing, increasing, refunding, extending, deferring or restructuring an agreement referred to in clauses (b), (d), (e) and (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement are no less favorable to the Company in any material respect as determined by the board of directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (g).

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company will not permit or cause any of its Restricted Subsidiaries that are not Guarantors to issue or sell any Capital Stock, other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company, or permit any Person, other than the Company or a Wholly Owned Restricted Subsidiary of the Company, to own or hold any Capital Stock of any Restricted Subsidiary of the Company or any Lien or security interest therein (other than as required by applicable law or any Permitted Lien); provided, however, that this provision shall not prohibit:

•	any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale or

•	the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the “Limitation on Asset Sales” covenant.

Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind, other than Permitted Liens, against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, other than in respect of Permitted Liens.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, amalgamate, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such amalgamation or consolidation or into which the Company is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety referred to as the “Surviving Entity”:

(x) shall be a corporation organized and validly existing under the laws of Canada or any province or territory thereof, the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, (i) by supplemental indenture (in form and substance reasonably satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest (including Additional Interest, if any) on all of the notes and the performance of every covenant of the notes, the indenture and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder including, without limitation, the Company’s obligation to pay any Additional Amounts and (ii) by amendment, supplement or other instrument, in form and substance reasonably satisfactory to the truste), executed and delivered to the trustee, all obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the collateral owned by or transferred to the Surviving Entity;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall

(a) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction, after excluding the effect of reasonable expenses incurred or anticipated to be incurred in connection with such transaction, and

(b) be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such amalgamation, consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

For purposes of the preceding, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of related transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Upon any amalgamation, consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the preceding in which the Company is not the surviving or continuing corporation, the successor Person formed by such amalgamation or consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such.

Each Guarantor (other than any Guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of this covenant and the “Limitation on Asset Sales” covenant) will not, and the Company will not cause or permit any Guarantor to, amalgamate or consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such amalgamation, consolidation or merger, if other than the Guarantor, or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of Canada, any province or territory thereof, the United States or any State thereof or the District of Columbia;

(2) such entity assumes (a) by supplemental indenture (in form and substance reasonably satisfactory to the trustee), executed and delivered to the trustee, all of the obligations of the Guarantor on the guarantee and the performance of every covenant of the guarantee, the indenture and the Registration Rights Agreement on the part of the Guarantor to be performed or observed under the indenture and the Registration Rughts Agreement and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the trustee), executed and delivered to the trustee, all obligations of the Guarantor under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the collateral owned by or transferred to the Surviving Entity;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any amalgamation, merger or consolidation of a Guarantor with and into the Company (with, in the case of a merger or consolidation, the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

•	the Company or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness” and (b) granted a Lien to secure such Indebtedness pursuant to the covenant described under “—Limitation on Liens”;

•	the consideration received in connection with such Sale and Leaseback Transaction is at least equal to the fair market value of the asset that is the subject of such Sale and Leaseback Transaction; and

•	the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under “—Limitation on Asset Sales.”

Limitations on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions that are part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by a majority of members of the board of directors of the Company or such Restricted Subsidiary (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a board resolution stating that such board of directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions as part of a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an independent financial advisor.

(b) The following items will not be deemed to be Affiliate Transactions, and therefore will not be subject to the restrictions set forth in paragraph (a) of this covenant:

(1) reasonable and customary directors’ fees, indemnification and similar arrangements, employees’ salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business and payments under any indemnification arrangements permitted by applicable law, as determined in good faith by the Company’s board of directors;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the indenture;

(3) any agreement as in effect as of the Issue Date or any amendment, supplement, modification, restatement, renewal, replacement, refinancing, increase, refunding, extension, substitution or restructuring of or to such agreement or any transaction contemplated by any of the preceding, so long as any such amendment, supplement, modification, restatement, renewal, replacement, refinancing, increase, refunding, extension, substitution or restructuring is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

(4) payments to permit payments for NACG Preferred Corp. or NACG Holdings Inc., employees and officers and directors similar to those provided in clause (1) above and payments by the Company in an amount not to exceed, in the aggregate, in any calendar year the sum of $1.0 million to the Equity Investors pursuant to the Advisory Services Agreement for advisory services and transactions fees;

(5) loans or advances to directors, officers or employees in the ordinary course of business in an amount not to exceed $1.0 million per fiscal year;

(6) Restricted Payments, Permitted Investments described in clause (6), (11), (12), (13) or (16) of the definition of Permitted Investments and intercompany Indebtedness described in clause (6) or (7) of the definition of the term “Permitted Indebtedness”;

(7) any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Qualified Capital Stock of the Company or NACG Holdings Inc.;

(8) sales of Capital Stock (other than Disqualified Capital Stock) of the Company or any such Capital Stock of NACG Holdings Inc., that has been contributed to the Company, in each case, to Affiliates of the Company; and

(9) if NACG Preferred Corp. files a consolidated or combined return on behalf of itself and the Company and/or any Restricted Subsidiary of the Company following an enabling change in the Income Tax Act (Canada), payments to or other transactions with NACG Preferred Corp. pursuant to any tax sharing agreement approved by the board of directors of the Company or the relevant Restricted Subsidiary between the Company (or any Restricted Subsidiary) and any other Person with which the Company (or Restricted Subsidiary) files a consolidated tax return or with which the Company (or Restricted Subsidiary) is part of a consolidated group for tax purposes, but only to the extent that amounts payable from time to time by the Company under any such agreement do not exceed the corresponding tax payments that the Company would have been required to make to any relevant taxing authority had the Company not joined in such consolidated or combined return, but instead had filed returns including only the Company.

Limitation on Designation of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company as an “Unrestricted Subsidiary” only if:

•	no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

•	the Company would be permitted to make, at the time of such designation, an Investment pursuant to the first paragraph of “—Limitation on Restricted Payments” above in an amount (the “Designation Amount”) equal to the fair market value of the Company’s proportionate interest in such Subsidiary on such date; and

•	such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated.

No Subsidiary shall be designated as an “Unrestricted Subsidiary” unless such Subsidiary:

•	has no Indebtedness other than Non-Recourse Debt;

•	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Company or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates; and

•	is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitation on Incurrence of Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitation on Liens,” the Company shall be in default of the applicable covenant.

The Company may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary only if:

•	no Default shall have occurred and be continuing at the time of and after giving effect to such redesignation; and

•	all Liens or Indebtedness of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred or made at such time, be permitted to be incurred or made under the indenture.

All designations and redesignations of Subsidiaries must be evidenced by a resolution of the Company’s board of directors certifying compliance with the preceding provisions.

On the Issue Date, all of the Company’s Subsidiaries were Restricted Subsidiaries.

Additional Subsidiary Guarantees. If (x) the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary (other than an Immaterial Subsidiary) or (y) any Restricted Subsidiary of the Company that was an Immaterial Subsidiary no longer satisfies the definition thereof, then

(1) in the case of the occurrence of any event described in clause (x) above, the Company and each applicable Restricted Subsidiary of the Company shall (a) execute and deliver to the trustee such amendments to the Collateral Agreements as may be necessary or as the trustee reasonably determines to be advisable to grant to the trustee, for the benefit of itself and the holders, a perfected security interest in the Capital Stock of such new Restricted Subsidiary and any debt securities of such new Restricted Subsidiary held by the Company or any of its Restricted Subsidiaries, subject to the Permitted Liens, which are owned by the Company or such Restricted Subsidiary and required to be pledged pursuant to the Collateral Agreements, (b) subject to the Intercreditor Agreement, deliver to the trustee any certificates representing such Capital Stock and debt securities, together with (i) in the case of such Capital Stock, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (ii) in the case of such debt securities, endorsed in blank, in each case executed and delivered by an Officer of the Company or such Restricted Subsidiary, as the case may be; and

(2) in the case of the occurrence of any event described in clause (x) or (y) above, such other Restricted Subsidiary shall:

(a) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company’s obligations under the notes and the indenture on the terms set forth in the indenture;

(b) take such actions as may be necessary or as the trustee reasonably determines to be advisable to grant to the trustee, for the benefit of itself and the holders, a perfected security interest in the assets of such other Restricted Subsidiary, subject to the Permitted Liens and the Intercreditor Agreement, including the filing of Personal Property Security Act financing statements and any other applicable Personal property security filings or registrations in such jurisdictions as may be required by the Collateral Agreements or by law or as may be reasonably requested by the trustee;

(c) take such further action and execute and deliver such other documents specified in the indenture, the Collateral Agreements or otherwise reasonably requested by the trustee to effectuate the foregoing; and

(d) deliver to the trustee an opinion of counsel to the effect that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets, Capital Stock and debt securities of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

Impairment of Security Interest. Subject to the Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the trustee with respect to the collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, other than the trustee, or permit any Person, other than the trustee, to retain any interest whatsoever in the collateral other than holders of Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the indenture, the notes, the Intercreditor Agreement and the Collateral Agreements. The Company shall, and shall cause each Restricted Subsidiary to, at its sole cost and expense, execute and deliver all such agreements and instruments as the trustee shall reasonably request to more fully or accurately describe the property intended to be collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause each Restricted Subsidiary to, at their sole cost and expense, file or register any such notice filings or other agreements or instruments as may be necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the trustee may reasonably request.

Real Estate Mortgages and Filings. With respect to any fee interest in any real property, referred to individually and collectively as the “Premises”, (a) owned by the Company or a Restricted Subsidiary on the Issue Date or (b) acquired by the Company or a Restricted Subsidiary after the Issue Date, with (i) a purchase price or (ii) as of the Issue Date, a fair market value, of greater than $500,000, on the Issue Date in the case of clause (a) and within 90 days of the acquisition thereof in the case of clause (b):

•	the Company shall deliver to the trustee, as mortgagee, fully executed counterparts of a Debenture, or an amendment to an existing Debenture, if applicable, or, if requested by the trustee, separate Mortgages, duly executed by the Company or such Restricted Subsidiary, together with evidence of the completion, or satisfactory arrangements for the completion, of all recordings and filings of such Debenture, amendment or Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens and the Intercreditor Agreement, against the properties purported to be covered thereby;

•	the Company shall deliver to the trustee a customary title opinion in respect of the covered Premises in favor of the trustee from legal counsel and in form and substance reasonably satisfactory to the trustee; and

•	the Company shall deliver to the trustee, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the trustee from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from an officer of the Company or such Restricted Subsidiary stating that there has been no change to the facts depicted in the survey.

Leasehold Mortgages and Filings. The Company and each of its Restricted Subsidiaries shall use its reasonable efforts to deliver a Debenture, or an amendment to an existing Debenture, if applicable, or, if requested by the trustee, separate Mortgages with respect to the Company’s or any such Restricted Subsidiaries’ leasehold interests in the premises, the “Leased Premises”, occupied by the Company or such Restricted Subsidiary pursuant to leases, collectively, the “Leases,” and individually, a “Lease”, together with evidence of registration of such Debenture, amendment or Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens and the Intercreditor Agreement, against the properties purported to be covered thereby.

(i) Prior to the effective date of any Lease to be entered into following the Issue Date and (ii) within 90 days of the Issue Date with respect to any Lease outstanding on the Issue Date, the Company and such Restricted Subsidiaries shall use its reasonable efforts to provide to the trustee all of the items described in clauses (2) and (3) of “—Real Estate Mortgages and Filings” above with respect to the leasehold interest and in addition shall use their respective reasonable commercial efforts to obtain an agreement executed by the lessor under the Lease, whereby the lessor consents to the Debenture, amendment to the Debenture or Mortgage, as the case may be, and agrees to provide notice of default to the trustee and an opportunity for trustee to cure such default and such other customary terms as the trustee may reasonably request (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the trustee.

Landlord, Bailee and Consignee Waivers. Each of the Company and each of its Restricted Subsidiaries that is a lessee of, or becomes a lessee of, real property on or in which it will maintain, store, hold or locate all or any of its assets having an aggregate fair market value of at least $50,000, is, and will be, required to use its reasonable best efforts to deliver to the trustee a landlord waiver, substantially in the form of the exhibit form thereof to be attached to the indenture, executed by the lessor of such real property; provided that in the case where such lease is a lease in existence on the Issue Date or the lessee thereof that is a Restricted Subsidiary of the Company was not a Restricted Subsidiary of the Company on the Issue Date, the Company or such Restricted Subsidiary that is the lessee thereunder shall have 90 days from the Issue Date or the date it became a Restricted Subsidiary after the Issue Date, as the case may be, to satisfy, on a reasonable best efforts basis, such requirement; provided further, that no such waiver need be obtained with respect to any leased real property, if such leased real property is the subject of a Mortgage that has been delivered pursuant to the “Leasehold Mortgages and Filings” covenant. Each of the Company and each of its Restricted Subsidiaries that provides any of its assets having an aggregate fair market value of at least $50,000 to a bailee or consignee agrees to be bound by the terms of the immediately preceding sentence (other than the second proviso thereto), mutatis mutandis; provided, that (i) the terms “landlord”, “lessee” and “lease” shall be replaced, respectively, with the terms “bailee” or “consignee”, as applicable, “bailor” or “consignor”, as applicable, and the “applicable agreement” and (ii) the condition that the lessee maintain, store, hold or locate all or any of its assets having an aggregate fair market value of at least $50,000 shall instead be replaced with the condition that the fair market value of the assets subject to the applicable bailment or consignment have a fair market value of at least $50,000. In addition, each of the Company and each such Restricted Subsidiary shall, to the extent it delivers a landlord, bailee or consignee waiver to any Senior Lienholder and has not already delivered such a waiver mutatis mutandis under this covenant, concurrently with such delivery, deliver a comparable waiver from the applicable landlord, bailee or consignee to the trustee.

Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar, ancillary or reasonably related to, or reasonable extensions of, as determined in good faith by the board of directors of the Company, businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes, any Collateral Agreement, the Registration Rights Agreement or the Intercreditor Agreement unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders. For so long as any notes remain outstanding, the Company will furnish to the holders of the notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall file with the Securities and Exchange Commission and furnish to the holders of the notes and the trustee, within the time periods required for filing such forms and reports as specified in the Securities and Exchange Commission’s rules and regulations:

•	annual reports on Form 40-F or Form 20-F, as applicable, or any successor form, and

•	quarterly reports on Form 10-Q or Form 6-K, as applicable, or any successor form,

which, regardless of applicable requirements, shall contain, at a minimum, (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries, (ii) the financial statements required by the Commission’s Regulation S-X, including without limitation, Rule 3-10 thereunder, (iii) with respect to the annual financial statements only, a report thereon by the Company’s independent chartered accountants, and (iv) a reconciliation to U.S. GAAP as permitted by the Commission for foreign private issuers.

In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Securities and Exchange Commission, the Company will file a copy of all such information and reports with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission’s rules and regulations; provided, however, that the Company shall not be obligated to file such reports with the Securities and Exchange Commission if it does not permit such filings.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1) the failure to pay interest, including Additional Interest, on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal of or premium, if any, on any notes, when such principal or premium becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) failure to make a Change of Control Offer as described under “Change of Control,” failure to make a Net Proceeds Offer as described under “Certain Covenants—Limitation on Asset Sales,” or a default in the observance or performance of the covenants described under “Certain Covenants—Limitation on Restricted Payments” or “—Limitation on Incurrence of Additional Indebtedness” or “—Merger, Consolidation and Sale of Assets,” which failure or default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to comply with any other covenant or agreement contained in the indenture or any Collateral Agreement which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

(5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted

Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, in each case with respect to which the 20-day period described above has elapsed, aggregates $10.0 million or more at any time;

(6) one or more judgments in an aggregate amount in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged coverage in writing) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries described in the indenture;

(8) any guarantee of a Significant Subsidiary ceases to be in full force and effect or any guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its guarantee (other than by reason of termination of the indenture or release of a Guarantor from its guarantee in accordance with the terms of the indenture);

(9) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the trustee the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement; or

(10) the Company or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and premium, if any and accrued interest, including Additional Interest, if any, on all the notes to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all of the outstanding notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraphs, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

•	if the rescission would not conflict with any judgment or decree;

•	if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest, including Additional Interest, if any, that has become due solely because of the acceleration;

•	to the extent the payment of such interest is lawful, interest on overdue installments of interest, including Additional Interest, if any, and overdue principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

•	if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and its advances; and

•	in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest, including Additional Interest, if any, on any notes.

Holders of the notes may not enforce the indenture, the Collateral Agreements, the Intercreditor Agreement or the notes except as provided in the indenture, under the Trust Indenture Act and in the Intercreditor Agreement. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture or any Collateral Agreement at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture, the Intercreditor Agreement and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

The Company is required to provide an officers’ certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, including payments pursuant to the redemption provisions of such note, the trustee may withhold notice if and so long as it determines in good faith that withholding notice is in the interests of the holders.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No directors, officers, employees, incorporators or stockholders of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes, referred to as “Legal Defeasance”. Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

•	the rights of holders to receive payments in respect of the principal of, premium, if any, and interest, including Additional Interest, if any, on the notes when such payments are due;

•	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

•	the rights, powers, trusts, duties and immunities of the trustee and the Company’s obligations in connection therewith; and

•	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture, referred to as “Covenant Defeasance” and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, including Additional Interest, if any, on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service or the Canada Revenue Agency, as the case may be, a ruling; or

(b) since the date of the indenture, there has been a change in the applicable Canadian or U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for Canadian or U.S. federal income tax purposes or become subject to Canadian non-resident withholding tax as a result of such Legal Defeasance and will be subject to Canadian or U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for Canadian or U.S. federal income tax purposes or become subject to Canadian non-resident withholding tax as a result of such Covenant Defeasance and will be subject to Canadian or U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Company shall have delivered to the trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit, after the 91st day following the date of deposit, the funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Notwithstanding the preceding, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not delivered to the trustee for cancellation (A) have become due and payable or (B) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company.

The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

Satisfaction and Discharge

The indenture (and all Liens on collateral in connection with the issuance of the notes) will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

•	either:

(a) all the notes authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all notes not delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, or (3) are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation, for principal of, premium, if any, and interest, including Additional Interest, if any, on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

•	the Company has paid all other sums payable under the indenture and the Collateral Agreements by the Company; and

•	the Company has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the trustee, without the consent of the holders, may amend the indenture, the notes, the guarantees, the Collateral Agreements and the Intercreditor Agreement:

•	to cure any ambiguity, omission, defect or inconsistency contained therein;

•	to provide for the assumption of the Company’s or a Guarantor’s obligations to the holders of the notes in accordance with the covenant described under “Certain Covenants—Merger, Consolidation and Sale of Assets;”

•	to comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the rights of any holder of the notes under the indenture, the notes, the guarantees, the Collateral Agreements or the Intercreditor Agreement in any material respect;

•	to allow any Subsidiary or any other Person to guarantee the notes;

•	to evidence or provide for a successor trustee in accordance with the terms of the indenture;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to release a Guarantor and the Liens granted by such Guarantor in favor of the trustee as permitted by the indenture and the relevant guarantee; or

•	if necessary, in connection with any addition or release of collateral permitted under the terms of the indenture, the Intercreditor Agreement or Collateral Agreements,

so long as such amendment does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

Other modifications and amendments of the indenture, the notes, the guarantees, the Collateral Agreements and the Intercreditor Agreement may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, including consents obtained in connection with a tender offer or exchange offer for the notes, except that, without the consent of each holder affected thereby, no modification or amendment may:

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver of any provision of the indenture, the notes, the guarantees, the Collateral Agreements or the Intercreditor Agreement;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest or Additional Interest, if any, on any notes;

•	reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

•	make any notes payable in money other than that stated in the notes;

•	make any change in provisions of the indenture relating to the right of each holder to receive payment of principal of or premium, if any, or interest, including Additional Interest, if any, on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

•	after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

•	modify or change any provision of the indenture or the related definitions affecting the ranking of the notes or any guarantee or any Lien created under any Collateral Agreement in a manner that adversely affects the holders;

•	release any Guarantor that is a Significant Subsidiary from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture or the Intercreditor Agreement;

•	release all or substantially all of the collateral other than in accordance with the terms of the indenture and the Collateral Agreements or the Intercreditor Agreement; or

•	modify or change the provisions of the indenture relating to the eligibility to receive, or the computation of, Additional Amounts in a manner that adversely affects the rights of any holder.

Governing Law

The indenture, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Enforceability of Judgments

Because substantially all of the assets of the Company are outside of the United States, any judgment obtained in the United States against the Company, including judgments with respect to the payment of principal, interest or redemption price, may not be collectible within the United States.

The Company and the Guarantors have been informed by their Canadian counsel, Borden Ladner Gervais LLP, that the laws of the Province of Alberta permit an action to be brought before a court of competent jurisdiction in the Province of Alberta to recognize and enforce a final, conclusive and subsisting judgment in personam against the Company or any Guarantor, called the “judgment debtor”) of any United States federal or state court located in the Borough of Manhattan in The City of New York, referred to as a “New York Court”, that is not impeachable as void or voidable under the laws of the State of New York for a sum certain, without a reconsideration of the merits, if:

•	the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Alberta (and submission by the Company and the Guarantors in the indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for that purpose) and the judgment debtor was properly served in the action leading to such judgment;

•	such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with laws of mandatory application or with public policy, as such term is understood under the laws of the Province of Alberta, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada);

•	the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriation or penal laws or other similar laws; and

•	the action to enforce such judgment is commenced within the applicable limitation period.

The Trustee

Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

Set forth are certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other initially capitalized terms used in this description of the notes for which no definition is provided.

“8 3/4% Senior Notes Indenture” means the indenture, dated as of November 26, 2003, among the Company, the guarantors parties thereto and Wells Fargo Bank, N.A., as trustee.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

“Administrative Agent” has the meaning set forth in the definition of the term “Credit Agreement.”

“Advisory Services Agreement” means that certain letter agreement dated October 31, 2003, among the Company, NACG Preferred Corp., NACG Holdings Inc., and the Equity Investors.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the preceding.

“Applicable Indebtedness” means:

(1) in respect of any asset that is the subject of an Asset Sale at a time when such asset constitutes collateral, Indebtedness that is pari passu with the notes and secured at such time by such asset; or

(2) in respect of any other asset, Indebtedness that is pari passu with the notes.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock (other than directors’ qualifying shares) of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “Certain Covenants—Merger, Consolidation and Sale of Assets;” (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business; (e) disposals or replacements of damaged, obsolete or worn out equipment; and (f) dispositions in connection with Permitted Liens.

“Borrowing Base” means, as at any date of determination, the lesser of:

(1) the sum of:

(a) 10% of Consolidated PP&E; and

(b) 100% of the value of accounts receivable of the Company and its Restricted Subsidiaries on a consolidated basis arising in the ordinary course of business net of any reserves or write-offs in respect thereof as determined in accordance with GAAP; and

(2) $55.0 million.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the preceding; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the preceding.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) obligations issued by, or unconditionally guaranteed by, the United States or Canadian government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, as the case may be, in each case maturing within one year from the date of acquisition thereof;

(2) commercial paper maturing no more than one year from its date of creation and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Group or at least P-1 from Moody’s Investors Services, Inc. or R-1 High by Dominion Bond Rating Service Limited;

(3) certificates of deposit, eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof and overnight bank deposits, in each case issued by any bank organized under the laws of Canada or any province thereof or the United States of America or any state thereof or the District of Columbia or any U.S. or Canadian branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than US$250.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) or (3) above entered into with any bank meeting the qualifications specified in clause (3) above; and

(5) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (4) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets or properties of the Company and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture) other than to a Permitted Holder or to either of NACG Holdings Inc., or NACG Preferred Corp. provided that such sale, lease, exchange or other transfer is made in accordance with the covenant described under “Certain Covenants—Merger, Consolidation and Sale of Assets”;

(2) there is a report filed with any securities commission or securities regulatory authority in Canada, disclosing that any offeror (as the term “offeror” is defined in Section 89(1) of the Securities Act (Ontario)

for the purpose of Section 101 of the Securities Act (Ontario), or any successor provision to either of the foregoing), other than the Company, any Restricted Subsidiary of the Company or any employee benefit plan of either the Company, any Restricted Subsidiary of the Company, or any Permitted Holder has acquired beneficial ownership (within the meaning of the Securities Act (Ontario)) of, or the power to exercise control or direction over, any Capital Stock or Securities convertible into, any Capital Stock of the Company, that together with such offeror’s securities (as the term “offeror’s securities” is defined in Section 89(1) of the Securities Act (Ontario) or any successor provision thereto in relation to the Capital Stock of the Company) would constitute Voting Stock of the Company representing more than 50% of the total voting power attached to all Voting Stock of the Company then outstanding;

(3) the approval by the holders of Capital Stock of NACG Holdings Inc., or the Company, as the case may be, of any plan or proposal for the liquidation or dissolution of NACG Holdings Inc., or the Company, as the case may be (whether or not otherwise in compliance with the provisions of the indenture);

(4) any Person or Group (other than a Permitted Holder and any entity formed by a Permitted Holder solely for the purpose of owning Capital Stock of NACG Holdings Inc.,) shall become the beneficial owner, directly or indirectly (with beneficial ownership being as defined and calculated as set forth in Rules 13d-3 and 13d-5 under the Exchange Act), of shares representing more than 50% of the Capital Stock (measured by voting power rather than number of shares) that is at the time entitled to vote for the election of the board of directors of NACG Holdings Inc., or the Company; or

(5) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or NACG Holdings Inc., (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company or NACG Holdings Inc., as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death) to constitute a majority of the board of directors then in office.

“Collateral” shall mean all real and Personal property of the Company or any Guarantor, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under the indenture, the notes, any guarantee or any Collateral Agreement is granted or purported to be granted under any Collateral Agreement.

“Collateral Agent” has the meaning set forth in the definition of the term “Credit Agreement.”

“Collateral Agreements” means, as of the Issue Date, the Debentures, Mortgages, Pledge Agreements and Deposit Instruments granted by the Company or any Guarantor and thereafter, such documents, together with any other agreement or instrument granted to the trustee by the Company or any Guarantor from time under which it grants a Lien in any of its assets to secure the notes or its guarantee, respectively. “Collateral Agreement” shall mean any one of the foregoing.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the latest four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition and the definitions of such terms, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment, repurchase, defeasance, discharge or other retirement of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment, repurchase, defeasance, discharge or other retirement of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time after the last day of the Four Quarter Period and on or before the Transaction Date, as if such incurrence or repayment, repurchase, defeasance, discharge or other retirement, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of the term “Consolidated Net Income.” If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any Disqualified Capital Stock of such Person and any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, Canadian federal, state, provincial, territorial and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains or losses from Asset Sales (without regard to the $5.0 million limitation set forth in the definition of Asset Sales) or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains or losses;

(3) the net income of any Person acquired in a “pooling of interests” transaction accrued before the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; provided, however, that such income shall be included in determining Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary to the Company or another Restricted Subsidiary as a dividend in compliance with such restriction;

(5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(7) income or loss attributable to discontinued operations, including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued;

(8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation before such consolidation, merger or transfer of assets;

(9) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(10) interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” or comparable GAAP concept;

(11) non-cash charges resulting from the impairment of intangible assets; and

(12) the cumulative effect of a change in accounting principles.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge that requires an accrual of or a reserve for cash charges for any future period).

“Consolidated PP&E” means, as at any date of determination, the assets (net of depreciation) of the Company and its Restricted Subsidiaries on a consolidated basis which may properly be classified as property, plant and equipment in conformity with GAAP, excluding any assets subject to a Lien that ranks pari passu with or ahead of the Liens created by the Collateral Agreements (other than Permitted Liens described in clause (1), (2), (16) or (17) of the definition thereof (provided that in the case of such clauses (16) and (17), such Permitted Lien secures a Swap Agreement)), to the extent of the lesser of the fair market value of such asset and the amount secured by such Lien.

“Credit Agreement” means the Credit Agreement dated as of May 19, 2005, among the Company, the lenders party thereto (in such capacity, together with any successors thereto, the “Lenders”), BNP Paribas (Canada), as administrative agent (in such capacity, together with any successor thereto, the “Administrative Agent”) and an entity to act as the collateral agent (in such capacity, together with any successor thereto, the “collateral agent”), together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any deferrals, renewals, amendments and restatements thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise substituting, restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (2) of the definition of the term “Permitted Indebtedness”) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement or agreements and whether by the same or any other agent, lender, creditor or group of lenders or creditors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values or exchange rates.

“Debenture” means an agreement which charges or purports to charge a Lien in Personal and real property of the Company or any Guarantor (including the Premises and the Leased Premises of the Company or any Guarantor), as well as any other collateral secured by and described therein, to secure the Obligations under the indenture, the notes, the guarantees or any other Collateral Agreement.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Deposit Instrument” means a deposit instrument granted by the Company or a Guarantor, as applicable, to the trustee in conjunction with the granting of a Debenture under which the grantor deposits the Debenture with the trustee to secure the obligations under the notes or a guarantee, as the case may be.

“Designation Amount” has the meaning given to this term in the covenant described under “Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.”

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute (i) a Change of Control or (ii) an Asset Sale if the terms of such Capital Stock provide that the Company may not purchase or redeem such Capital Stock except in compliance with the Restricted Payments covenant contained herein), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of (i) a Change of Control or (ii) an Asset Sale if the terms of such Capital Stock provide that the Company may not purchase or redeem such Capital Stock except in compliance with the Restricted Payments covenant contained herein) on or prior to the first anniversary of the final maturity date of the notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

“Equity Investors” means, collectively, The Sterling Group, L.P., Genstar Capital, L.P., investment funds managed by Perry Corp. and Stephens Group, Inc.

“Exchange Offer” means an exchange offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all of the notes a like aggregate principal amount of notes having substantially identical terms to the notes registered under the Securities Act.

“GAAP” means generally accepted accounting principles set forth in Canada, consistently applied, as in effect from time to time.

“guarantee” means a direct or indirect guarantee (other than by endorsement of negotiable instruments in the ordinary course of business) by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantor” means: (1) each of the Company’s Subsidiaries existing on the Issue Date and named as such in the indenture; and (2) each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective guarantee is released in accordance with the terms of the indenture.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Company that has (1) assets with a fair market value or book value (whichever is greater) less than $100,000 and (2) revenues not exceeding $10,000 during the 365-day period ending on such date.

“Indebtedness” means with respect to any Person, without duplication:

(1) all obligations of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all obligations of any other Person of the type referred to in clauses (1) through (6) that are secured by any Lien on any property or asset of such Person, the amount of any such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured;

(8) net obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9) Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such price shall be the fair market value thereof.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

“Initial Purchaser” means Jefferies & Company, Inc.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall also include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect investment in any other Person in the form of loans, advances or other extensions of credit (including, without limitation, a guarantee) or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for consideration by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time such Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date of original issuance of the notes.

“Lenders” has the meaning set forth in the definition of the term “Credit Agreement.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Mortgages” means the mortgages, deeds of trust, deeds to secure Obligations under the indenture, the notes, any guarantee or any Collateral Agreement or other similar documents securing Liens on the Premises and/or the Leased Premises, as well as the other collateral secured by and described in the mortgages, deeds of trust, deeds to secure such Obligations or other similar documents.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and other direct costs of sale);

(2) taxes paid or estimated by the Company in good faith to be payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by a Lien on the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

Further, with respect to an Asset Sale by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Net Cash Proceeds shall be reduced pro rata for the portion of the equity of such Subsidiary that is not owned by the Company.

“Non-Recourse Debt” means Indebtedness of a Subsidiary:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Indebtedness (other than the notes) of the Company or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any Restricted Subsidiary.

“Permitted Holders” means The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc. and Stephens Group, Inc. and their respective Affiliates (in each case, other than portfolio companies thereof).

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the notes and the indenture;

(3) Investments in cash and Cash Equivalents;

(4) Currency Agreements and Interest Swap Obligations entered into by the Company or its Restricted Subsidiaries and otherwise in compliance with the indenture;

(5) additional Investments not to exceed $15.0 million at any one time outstanding;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(8) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into in the ordinary course of business;

(9) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(10) Investments represented by guarantees that are otherwise permitted under the indenture;

(11) Investments the payment for which is Qualified Capital Stock of the Company or NACG Holdings Inc.;

(12) any assets acquired as a result of a foreclosure by the Company or any such Restricted Subsidiary with respect to any secured Permitted Investment or other transfer of title with respect to any secured Permitted Investment in default;

(13) Investments existing on of the Issue Date and any amendment, extension, substitution, renewal or modification thereof to the extent that any such amendment, extension, substitution, renewal or modification does not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith;

(14) Investments to support bonding arrangements in the ordinary course of business;

(15) Investments in Permitted Joint Ventures in an amount not to exceed $10.0 million at any time outstanding; and

(16) loans or advances to employees or customers in the ordinary course of business and guarantees or similar obligations with respect to the preceding in an amount not to exceed $1.0 million in each fiscal year.

“Permitted Joint Venture” means an entity characterized as a joint venture in which the Company or a Restricted Subsidiary (a) owns at least 30% of the ownership interest and (b) has the right to receive a percentage of the profits or distributions at least equal to the percentage of its ownership interest.

“Permitted Liens” means the following types of Liens:

(1) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(2) Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) of the definition of the term “Permitted Indebtedness” and interest, fees and other obligations thereunder not constituting Indebtedness;

(3) Liens securing the indenture, the notes and the guarantees;

(4) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(5) Liens securing Refinancing Indebtedness that is incurred in accordance with the provisions of the indenture to Refinance any Indebtedness that has been secured by a Lien permitted under the indenture; provided, however, that such Liens: (a) are no less favorable to the holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(6) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(7) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(8) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(11) any interest or title of a lessor under any Capitalized Lease Obligation incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that (a) such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation and (b) the sum of (x) the aggregate amount of such Capitalized Lease Obligations and (y) the aggregate amount of Purchase Money Indebtedness secured pursuant to a Permitted Lien described in clause (12) below shall not exceed $30.0 million;

(12) Liens securing Purchase Money Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or constructed, (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition or construction and (c) the sum of (x) the aggregate amount of such Purchase Money Indebtedness and (y) the aggregate amount of Capitalized Lien Obligations secured pursuant to a Permitted Lien described in clause (11) above shall not exceed $30.0 million;

(13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set off;

(16) Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the indenture, including Indebtedness arising under any Swap Agreement described in clause (1) of the definition thereof;

(17) Liens securing Indebtedness under Currency Agreements permitted under the indenture (including Indebtedness arising under any Swap Agreement described in clause (2) of the definition thereof);

(18) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and before the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness before the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness before the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(19) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(20) banker’s liens, rights of setoff and similar statutory or common law liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(21) Liens arising from filing financing statements under the Personal Property Security Act (Alberta) or other applicable Personal property security laws regarding operating leases; and

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, unincorporated organization, association, joint stock company, trust or joint venture, or a governmental agency or political subdivision thereof.

“Pledge Agreement” means an agreement which charges or purports to charge a Lien in the Capital Stock of any Person held by the Company or any Guarantor, as well as any other collateral secured by and described therein, to secure the Obligations under the indenture, the notes, the guarantees or any other Collateral Agreement.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Public Equity Offering” means an underwritten primary public offering of Qualified Capital Stock of NACG Holdings Inc., or the Company pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act (excluding registration statements filed on Form S-8) or a prospectus filed with the applicable Canadian securities regulators in accordance with applicable Canadian securities laws;

provided that, in the event of a Public Equity Offering by NACG Holdings Inc., NACG will contributes to the capital of the Company the portion of the net cash proceeds of such Public Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the notes to be redeemed as described under “Redemption—Optional Redemption Upon Public Equity Offerings”.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property, equipment or a business; provided, that the aggregate principal amount of such Indebtedness at the time of incurrence does not exceed the lesser of the fair market value of such property or such purchase price or cost.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, restructure, defer, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to Refinance in whole or in part, any Indebtedness of the Company or any Restricted Subsidiary, in each case that does not:

(1) result in an increase in the aggregate principal amount (or accreted value, if applicable) of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or making any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary) on or in respect of shares of the Company’s Capital Stock to the direct or indirect holders of such Capital Stock;

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or its Restricted Subsidiaries (other than any such Capital Stock held by the Company or any Restricted Subsidiary);

(3) the making of any principal payment on, or the purchase, defeasance, redemption, prepayment, decreasing or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness that by its terms is subordinated to the notes or a guarantee (other than such Indebtedness that is held by the Company or any Restricted Subsidiary);

(4) making of any Investment (other than Permitted Investments); or

(5) the declaration or payment of any cash dividend or making any cash distribution on or in respect to the Sponsor Preferred Stock to the direct or indirect holders of such Sponsor Preferred Stock and the making of any cash payment on, or the purchase, redemption, prepayment, decreasing or other acquisition or retirement for value in cash of the Sponsor Preferred Stock.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Senior Lien Agreements” means, collectively, the Credit Agreement and the Swap Agreements.

“Senior Lien Obligations” means the Obligations arising under or evidenced by the Senior Lien Agreements.

“Senior Lienholders” means, collectively, the Senior Lien Agent, the collateral agent, the Administrative Agent, the Lenders and the counterparties to the Swap Agreements.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sponsor Preferred Stock” means the aggregate of 7,500 shares of senior preferred stock issued on May 19, 2005 by the Company to certain shareholders of NACG Holdings Inc., plus any shares of the Sponsor Preferred Stock paid as a dividend on the Sponsor Preferred Stock.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Swap Agreements” means

(1) each agreement relating to Interest Swap Obligations entered into by the Company or any of its Restricted Subsidiaries pursuant to clause (4) of the definition of the term “Permitted Indebtedness” and

(2) each Currency Agreement entered into by the Company or any of its Restricted Subsidiaries pursuant to clause (5) of the definition of the term “Permitted Indebtedness”, in each case, existing on the Issue Date or with a counterparty that is (or at the time such Swap Agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Company in accordance with the covenant described under “Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors’ qualifying shares or an immaterial amount of shares owned by other Persons) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Generally, the original notes were, and the exchange notes will be, issued in the form of global notes registered in the name of The Depository Trust Company, called DTC, or its nominee.

Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. Payment of the principal of and interest on certificated notes is subject to the indenture and will be made at the corporate trust office of the trustee or such other office or agency as may be designated by it for such purpose in New York City. Payment of interest on certificated notes will be made to the person in whose name such note is registered at the close of business on the applicable record date. All other terms of the certificated notes are governed by the indenture. Outstanding notes issued in certificated form may be exchanged in the exchange offer for new notes in certificated form.

Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Initially, the trustee will act as paying agent and registrar for the notes.

Depositary Procedures

DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, including the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Pursuant to DTC’s procedures, (a) upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchaser with portions of the principal amount of global notes and (b) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to participants, or by participants and the indirect participants, with respect to other owners of beneficial interests in the global notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interest. For certain other restrictions on the transferability of the notes, see “—Certificated Notes.”

Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments of principal, and premium and additional interest, if any, and interest for any and all other purposes whatsoever. Payments in respect of the principal, premium and additional interest, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Consequently, none of us, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for (a) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes or (b) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC’s current practices for payments of principal, interest, additional interest and the like with respect to securities such as the notes are to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The global notes will trade in DTC’s Same-Day Funds Settlement System and, therefore, transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a participant will be effected in accordance with the procedures of such participant but generally will settle in immediately available funds.

DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such participant or participants has or have given direction. However, if there is an event of default under the notes, DTC reserves the right to exchange global notes, without the direction of one or more of its participants, for legended notes in certificated form, and to distribute such certificated forms of notes to its participants.

Although DTC has agreed to the preceding procedures to facilitate transfers of interests notes among participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee shall have any responsibility for the performance by DTC or its participants and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

Certificated Notes. Subject to certain conditions, any person having a beneficial interest in the global note may, upon request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons, or the nominee of any of such person or persons. In addition, if

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days,

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in the form of certificated notes under the indenture, or

•	DTC will not continue to hold the book-entry interests related to the global notes or is no longer a clearing agency registered under the Exchange Act and we do not replace DTC within 120 days,

then, upon surrender by the global note holder of its global note, notes in such form will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related notes.

Neither we nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following discussion summarizes the material United States federal income tax consequences of the exchange of original notes for exchange notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this section, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences of the exchange of original notes for exchange notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders who purchased the original notes for cash at the original offering price and who hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction.

We encourage holders of original notes to consult their own tax advisors regarding the application of the U.S. federal income tax laws to them of the exchange offer and the applicability and effect of state, local or foreign tax laws and tax treaties.

Treatment of Exchanges under the Exchange Offer. The exchange of original notes for exchange notes under the terms of the exchange offer will not constitute a taxable exchange. As a result,

•	a holder will not recognize taxable gain or loss as a result of exchanging original notes for exchange notes under the terms of the exchange offer,

•	the holding period of the exchange notes will include the holding period of the original notes exchanged for the exchange notes, and

•	the adjusted tax basis for the exchange notes will be the same as the adjusted tax basis, immediately before the exchange, of the original notes exchanged for the exchange notes.

Information Reporting and Backup Withholding. We will, where required, report to the holders of the notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of federal income tax withheld, if any, with respect to payments. A noncorporate noteholder may be subject to information reporting and to backup withholding with respect to payments of principal, premium, if any, and interest made on the notes, or on proceeds of the disposition of the notes before maturity, unless the noteholder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information and backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the noteholder’s federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Material Canadian Income Tax Considerations

The following summarizes the main Canadian federal income tax consequences applicable to a holder that acquires exchange notes pursuant to the exchange offer and that acquired the original notes exchanged therefor pursuant to our offering memorandum dated November 21, 2003 and that, at all times for purposes of the Income Tax Act (Canada), referred to in this section as the “Act,” is the beneficial owner of an original note or exchange note, deals at arm’s length with us, is not a resident and is not deemed to be a resident of Canada during any taxation year in which it owns the original notes or exchange notes, and does not use or hold, and is not deemed to use or hold the original notes or exchange notes in the course of carrying on a business in Canada, called a “non-resident holder.” Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

This summary is based on the relevant provisions of the Act and the regulations thereunder, called the “Regulations,” and our Canadian counsel’s understanding of the published administrative and assessing practices of the Canada Customs and Revenue Agency as of the date of this prospectus. It also takes into account specific proposals to amend the Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof but there is no certainty that such proposals will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial, territorial or foreign income tax considerations.

In this summary, we do not purport to address all tax considerations that may be important to a particular non-resident holder, in light of the holder’s circumstances, concerning the consequences of acquiring, holding or disposing of original notes or exchange notes. We encourage non-resident holders of original notes or exchange notes to consult their own tax advisors having regard to their particular circumstances.

Exchange. A non-resident holder will not be subject to tax as a consequence of the exchange of its original notes for exchange notes pursuant to the terms of the exchange offer.

Interest Payments. A non-resident holder will not be subject to tax, including withholding tax, under the Act on interest, principal or premium on the original notes or exchange notes.

Dispositions. Gains realized on the disposition or deemed disposition of an original note or exchange note by a non-resident holder will not be subject to tax under the Act.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our services, the expansion of our business, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these risks and uncertainties are beyond our ability to control or predict and the occurrence of any such risk or uncertainty could be material. Such factors include, but are not limited to, those discussed in the section entitled “Risk Factors,” which include the following:

•	the effectiveness of our internal controls;

•	our ability to comply with the terms of the agreements governing our indebtedness;

•	our ability to obtain surety bonds as required by some of our customers;

•	changes in oil and gas prices;

•	decreases in outsourcing work by our customers;

•	shut-downs or cutbacks at major businesses that use our services;

•	changes in laws or regulations, third party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect our business or the business of the customers we serve;

•	our ability to hire and retain a skilled labor force;

•	our ability to bid successfully on new projects and accurately forecast costs associated with unit price or fixed price contracts;

•	our ability to purchase or lease equipment;

•	provincial, regional and local economic, competitive and regulatory conditions and developments;

•	technological developments;

•	capital markets conditions;

•	inflation rates;

•	foreign currency exchange rates;

•	interest rates;

•	weather conditions;

•	the timing and success of business development efforts; and

•	our ability to successfully identify and acquire new businesses and assets and integrate them into our existing operations.

We believe the forward-looking statements in this prospectus are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on our current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes being offered pursuant to this prospectus will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Bracewell & Giuliani LLP will rely upon Borden Ladner Gervais LLP, Toronto, Ontario with respect to matters of Canadian law. Certain members of Bracewell & Giuliani LLP own beneficially less than 1% of the common shares of NACG Holdings Inc. and the preferred stock of North American Energy Partners Inc.

EXPERTS

The consolidated balance sheets of North American Energy Partners Inc. as at March 31, 2004 and Norama Ltd. as at March 31, 2003, 2002 and 2001 and the consolidated statements of operations, retained earnings and cash flows of North American Energy Partners Inc. for the period November 26, 2003 to March 31, 2004 and Norama Ltd. for the period April 1, 2003 to November 25, 2003 and the years ended March 31, 2003, 2002 and 2001 included in this prospectus have been audited by KPMG LLP, independent registered public accounting firm, as stated in their reports appearing in this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a corporation incorporated under the Canada Business Corporations Act and are governed by all applicable provincial and federal laws of Canada. Several of our directors and officers and others named in this prospectus reside principally in Canada. Because these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon those persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, because substantially all of our assets and the assets of these persons are located outside the United States. We have been advised that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or other persons named in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file various reports and other information with the SEC. These reports and other information are available for reading and copying at the SEC Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and the SEC’s copying charges. The SEC also maintains an Internet site at http://www.sec.gov that contains the reports and other information that we file electronically with the SEC. However, we are not incorporating such documents by reference in this prospectus. You should only rely on the information contained in this prospectus in making a decision to exchange original notes for exchange notes.

As a foreign private issuer, we are exempt from the rule under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Because we are a foreign private issuer, we, our directors and our officers are also exempt from the short swing profit recovery provisions of Section 16 of the Exchange Act.

The indenture pursuant to which the notes are issued provides that we, whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, must provide the indenture trustee and holders of notes annual reports on Form 20-F or 40-F, as applicable, and reports on Form 10-Q or reports on Form 6-K which, regardless of applicable requirements, shall, at a minimum, contain a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to any such reports, a reconciliation to U.S. GAAP as permitted by the SEC for foreign private issuers; provided, however, that we shall not be obligated to file such reports with the SEC if the SEC does not permit such filings.

In the event we are no longer required to file reports with the SEC, we may discontinue filing them with the SEC at any time. During the period in which we are not a reporting issuer under the Exchange Act, we have agreed that, for so long as any notes remain outstanding and are “restricted securities” within the meaning of Rule 144 under the Securities Act, we will furnish to the holders of such notes and prospective purchasers of such notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any such request should be directed to North American Energy Partners Inc., Vice President, Finance, Zone 3, Acheson Industrial Area, 2-53016 Highway 60, Acheson, Alberta T7X 5A7. Our telephone number is (780) 960-7171.

GLOSSARY

The following are abbreviations and definitions of certain terms commonly used in our industry and this prospectus.

“Alberta oil sands,” or “oil sands,” means crude deposits that are substantially heavier, or more viscous, than other crude oils. Oil sands consist of sand, bitumen, mineral rich clays and water. The oil sands are located in three Alberta regions: Athabasca, Cold Lake and Peace River.

“Albian” means Albian Sands Energy Inc., the company that operates the Muskeg River Mine. The Muskeg River Mine and the Scotford Upgrader together comprise the Athabasca oil sands project.

“Athabasca oil sands project” means a joint venture of Shell Canada Limited, Chevron Canada Limited (a wholly-owned subsidiary of ChevronTexaco Corp.) and Western Oil Sands Inc. and consists of two main components:

•	The Muskeg River Mine, which is located 75 kilometers north of Fort McMurray, Alberta, Canada.

•	The Scotford Upgrader, which is adjacent to Shell’s Scotford Refinery in Fort Saskatchewan, Alberta, Canada.

“Basin” means a segment of the earth’s crust that has been downwarped or downfaulted and in which thick layers of sediments have accumulated over a long period of time.

“Bitumen” means the molasses-like substance that comprises up to 18% of oil sand. Alberta Energy and Utilities Board defines bitumen as heavy oil, below 15 degrees API.

“Canadian Natural Resources Limited,” or “CNRL,” means a senior independent oil and natural gas exploration, development and production company based in Calgary, Alberta. CNRL’s operations are focused in western Canada, the North Sea and offshore West Africa.

“Compounded annual growth rate” means the year-over-year growth rate over a specified period of time.

“Cost plus” means, when referring to customer contracts, cost of services plus a pre-arranged fixed or variable fee that represents profit.

“Crude oil” means the oil that is produced from a reservoir after any associated gas has been removed.

“EnCana” means EnCana Corporation, one of North America’s leading independent oil and gas companies.

“Extraction” means the process of separating the bitumen from the oil sand.

“Fixed price” means, when referring to customer contracts, a defined price to complete a fixed scope of work and includes all costs for labor, equipment, materials, subcontractors, overhead and fees; the contractor assumes the risk except for changes to the scope of work which are made by the customer.

“FOM” means a fully operated and maintained contract where our equipment and personnel are utilized by the customer for a full range of services.

“Grande Cache Coal” means Grande Cache Coal Corporation, an Alberta based metallurgical coal mining company that is developing a long-term mining operation to produce metallurgical coal from Grande Cache’s coal leases in the Smoky River Coalfield located in west-central Alberta.

“HDPE” means high density polyethylene, a commonly used piping material.

“Muskeg” means a swamp or bog formed by an accumulation of sphagnum moss, leaves and decayed matter resembling peat.

“Noramac” means Noramac Ventures Inc., a joint venture between North American Construction Group Inc., our wholly-owned subsidiary, and Fort McKay Construction Ltd.

“Overburden” means the layer of rocky, clay-like material that covers the oil sands.

“PVC” means polyvinyl chloride, a commonly used piping material.

“Suncor” means Suncor Energy Inc., a mining and extracting crude oil company that develops the oil sands deposits of northern Alberta. Suncor also explores for, develops and markets natural gas and operates a refining and marketing business in Ontario under the Sunoco brand.

“Syncrude” means Syncrude Canada Ltd., the company that operates the Syncrude Project.

“Syncrude Project” means a joint venture of Canadian Oil Sands Limited, Conoco Phillips Oilsands Partnership II, Imperial Oil Resources, Mocal Energy Limited, Murphy Oil Company Ltd., Nexen Inc., Petro-Canada Oil and Gas, and Canadian Oil Sands Limited Partnership.

“Synthetic crude oil” means crude oil produced by upgrading bitumen. It is considered synthetic because its original hydrocarbon mark has been altered in the upgrading process.

“Time-and-materials” means, when referring to customer contracts, predefined labor and equipment rates without a cap on labor and equipment hours; materials and subcontractors’ costs are marked-up.

“Unit price” means, when referring to customer contracts, for every unit of work performed, the contractor is paid a specified amount.

“Upgrading” means the conversion of heavy bitumen into a lighter crude oil by increasing the hydrogen to carbon ratio, either through the removal of carbon (coking) or the addition of hydrogen (hydroprocessing).

Some common units of measure:

1.0 barrel (oil) = 42 gallons

1.0 ton (short ton) = 2,000 pounds

1.0 gallon = 3.79 liter = 0.833 imperial gallon

1.0 kilometer = 0.6214 miles

1.0 hectare = 10,000 square meters (an area 100 m x 100 m, or 328 ft x 328 ft) = 2.47 acres

1.0 square kilometer = 100 hectares = 247 acres = 0.3861 square miles

1.0 meter = 3.28 feet

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors of North American Energy Partners Inc.

We have audited the consolidated balance sheet of North American Energy Partners Inc. as at March 31, 2004 and the consolidated balance sheet of Norama Ltd. (the “Predecessor Company”) as at March 31, 2003 and the consolidated statements of operations and retained earnings and cash flows of North American Energy Partners Inc. for the period from November 26, 2003 to March 31, 2004, and of the Predecessor Company for the period April 1, 2003 to November 25, 2003 and each of the years in the two-year period ended March 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the North American Energy Partners Inc. as at March 31, 2004 and the Predecessor Company as at March 31, 2003 and the results of operations and cash flows of North American Energy Partners Inc. for the period from November 26, 2003 to March 31, 2004, and of the Predecessor Company for the period April 1, 2003 to November 25, 2003 and each of the years in the two-year period ended March 31, 2003 and 2002, in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 19 to the consolidated financial statements.

Signed “KPMG LLP”

Chartered Accountants

Edmonton, Canada

June 8, 2004

NORTH AMERICAN ENERGY PARTNERS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of Canadian dollars)

	March 31, 2004	Predecessor Company (note 2(a)) March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$36,595	$—
Accounts receivable (note 11(a))	33,647	56,622
Unbilled revenue	27,676	24,777
Inventory	1,609	—
Prepaid expenses	1,272	300

	100,799	81,699
Capital assets (note 4)	167,905	76,234
Goodwill (note 3)	198,549	—
Intangible assets, net of accumulated amortization of $12,928 (notes 3 and 5)	4,870	—
Deferred financing costs, net of accumulated amortization of $814 (note 3)	17,266	—

	$489,389	$157,933

Liabilities and Shareholder’s Equity
Current liabilities:
Cheques issued in excess of cash deposits	$—	$2,496
Revolving credit facility (note 6(a))	—	—
Operating line of credit (note 6(b))	—	516
Accounts payable (note 11(b))	23,187	28,820
Accrued liabilities	20,808	10,423
Current portion of term credit facility (note 6(a))	7,250	14,601
Current portion of capital lease obligations (note 7)	787	4,842
Future income taxes (note 9)	5,260	12,300
Current portion of advances from Norama Inc. (note 13(c))	—	3,100

	57,292	77,098
Term credit facility (note 6(a))	41,250	7,525
Capital lease obligations (note 7)	2,251	3,943
Senior notes (note 8)	262,260	—
Derivative financial instruments (note 14(c))	740	—
Future income taxes (note 9)	2,515	10,675
Advances from Norama Inc. (note 13(c))	—	28,874
Shareholder’s equity:
Share capital (note 10)	127,500	1
Contributed surplus (note 17)	137	—
Retained earnings (deficit)	(4,556)	29,817

	123,081	29,818
Commitments (note 15)
United States generally accepted accounting principles (note 19)

	$489,389	$157,933

See accompanying notes to consolidated financial statements.

NORTH AMERICAN ENERGY PARTNERS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

(in thousands of Canadian dollars)

	For the period November 26, 2003 to March 31, 2004	Predecessor Company
		For the period April 1, 2003 to November 25, 2003	For the year ended March 31, 2003	For the year ended March 31, 2002
Revenue	$127,614	$250,919	$344,186	$249,351

Project costs	83,208	156,835	219,979	127,996
Equipment costs	15,116	53,986	72,228	77,289
Depreciation	6,674	6,566	10,974	11,299

	104,998	217,387	303,181	216,584

Gross profit	22,616	33,532	41,005	32,767
General and administrative	6,113	7,924	12,233	12,794
Loss (gain) on disposal of capital assets	131	(49)	(2,265)	(218)
Amortization of intangible assets	12,928	—	—	—

Operating income	3,444	25,657	31,037	20,191

Management fees (note 13(c))	—	41,070	8,000	14,400
Interest expense, net (note 11(c))	10,791	2,357	4,162	3,510
Foreign exchange (gain) loss (note 14(d))	79	(7)	(234)	(17)

	10,870	43,420	11,928	17,893

Income (loss) before income taxes	(7,426)	(17,763)	19,109	2,298
Income taxes (note 9):
Current income taxes	1,178	218	245	239
Future income taxes	(4,048)	(6,840)	6,375	450

	(2,870)	(6,622)	6,620	689

Net income (loss)	(4,556)	(11,141)	12,489	1,609
Dividends	—	—	(50)	(1,000)
Retained earnings, beginning of period	—	29,817	17,378	16,769

Retained earnings (deficit), end of period	$(4,556)	$18,676	$29,817	$17,378

See accompanying notes to consolidated financial statements.

NORTH AMERICAN ENERGY PARTNERS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of Canadian dollars)

	For the period November 26, 2003 to March 31, 2004	Predecessor Company
		For the period April 1, 2003 to November 25, 2003	For the year ended March 31, 2003	For the year ended March 31, 2002
Cash provided by (used in):
Operating activities:
Net income (loss)	$(4,556)	$(11,141)	$12,489	$1,609
Items not affecting cash:
Depreciation	6,674	6,566	10,974	11,299
Amortization of intangible assets	12,928	—	—	—
Amortization of deferred financing costs	814	—	—	—
Loss (gain) on disposal of capital assets	131	(49)	(2,265)	(218)
Increase (decrease) in allowance for doubtful accounts	(60)	141	142	274
Stock-based compensation expense	137	—	—	—
Future income taxes	(4,048)	(6,840)	6,375	450
Net changes in non-cash working capital (note 11(e))	3,457	13,832	(11,432)	(9,239)

	15,477	2,509	16,283	4,175
Investing activities:
Acquisition (note 3)	(367,778)	—	—	—
Purchase of capital assets	(2,501)	(5,234)	(22,932)	(8,668)
Proceeds on disposal of capital assets	5,765	609	4,187	2,204

	(364,514)	(4,625)	(18,745)	(6,464)
Financing activities:
Issuance of share capital	92,500	—	—	—
Issuance of senior notes	263,000	—	—	—
Proceeds from term credit facility	50,000	—	13,500	8,003
Financing costs	(18,080)	—	—	—
Increase (decrease) in operating line of credit	—	(516)	(232)	748
Repayment of term credit facility	(1,500)	(4,428)	(5,280)	(5,614)
Repayment of capital lease obligations	(288)	(3,289)	(3,058)	(1,250)
Increase (decrease) in cheques issued in excess of cash deposits	—	(2,496)	(1,313)	3,809
Advances from Norama Inc.	—	17,696	(1,105)	(6,428)
Dividends paid	—	—	(50)	(1,000)

	385,632	6,967	2,462	(1,732)

Increase (decrease) in cash and cash equivalents	36,595	4,851	—	(4,021)
Cash and cash equivalents, beginning of period	—	—	—	4,021

Cash and cash equivalents, end of period	$36,595	$4,851	$—	$—

See accompanying notes to consolidated financial statements.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

1.    Nature of operations

North American Energy Partners Inc. (the “Company”) was incorporated under the Canada Business Corporations Act on October 17, 2003. The Company had no operations prior to November 26, 2003. After giving effect to the acquisition described in note 3, the Company completes all forms of civil projects including contract mining, industrial and commercial site development, pipeline and piling installations. The Company is a wholly-owned subsidiary of NACG Preferred Corp. which in turn is a wholly-owned subsidiary of NACG Holdings Inc.

2.    Significant accounting policies

a) Basis of presentation:

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). Material inter-company transactions and balances are eliminated on consolidation. Material items that could give rise to measurement differences to these consolidated financial statements under United States GAAP are outlined in note 19.

These consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, NACG Finance LLC and North American Construction Group Inc. (“NACGI”), and the following subsidiaries of NACGI:

• North American Caisson Ltd	• North American Pipeline Inc

• North American Construction Ltd	• North American Road Inc

• North American Engineering Ltd	• North American Services Inc

• North American Enterprises Ltd	• North American Site Development Ltd

• North American Industries Inc	• North American Site Services Inc

• North American Mining Inc	• Griffiths Pile Driving Inc

• North American Maintenance Ltd

In preparation for the acquisition described in note 3, effective July 31, 2003, all of the issued common shares of NACGI and North American Equipment Ltd. (“NAEL”) were transferred from Norama Inc. to its new wholly-owned subsidiary, Norama Ltd. (the “Predecessor Company”). The consolidated financial statements of Norama Ltd. are depicted in these financial statements as the Predecessor Company and have been prepared using the continuity of interest method of accounting to reflect the combined carrying values of the assets, liabilities and shareholder’s equity as well as the combined operating results of NAEL and NACGI for all comparative periods presented. The consolidated financial statements for periods ended before November 26, 2003 are not comparable in all respects to the consolidated financial statements for periods ending after November 25, 2003.

The Predecessor Company has been operating continuously in Western Canada since 1953.

b) Use of estimates:

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

c) Revenue recognition:

The Company performs the majority of its projects under the following types of contracts: time-and-materials; cost-plus-fixed-fee; unit-price; and fixed-price or lump-sum. For time-and-materials and cost-plus-fixed-fee contracts, revenue is recognized as costs are incurred. Revenue from unit-price contracts is recognized based on quantities of units performed and delivered. Revenue on lump-sum contracts is recognized on the percentage-of-completion method, measured by the ratio of costs incurred to date to estimated total costs.

The length of the Company’s contracts varies, but is typically less than one year. Contract project costs include all direct labour, material, subcontractors and equipment costs and those indirect costs related to contract performance such as indirect labour, supplies, and tool costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which such adjustments are determined. Profit incentives are included in revenue when their realization is reasonably assured. Claims are included in revenue when awarded or received.

The asset entitled “unbilled revenue” represents revenue recognized in advance of amounts invoiced.

d) Cash and cash equivalents:

Cash and cash equivalents include cash on hand, bank balances and short-term liquid investments with maturities of three months or less, net of outstanding cheques.

e) Allowance for doubtful accounts:

The Company evaluates the probability of collection of accounts receivable and records an allowance for doubtful accounts, which reduces the receivables to the amount management reasonably believes will be collected. In determining the amount of the allowance, the following factors are considered: the length of time the receivable has been outstanding, specific knowledge of each customer’s financial condition and historical experience.

f) Inventory:

Inventory is carried at the lower of cost, on a first-in, first-out basis, and replacement cost, and primarily consists of job materials and spare component parts.

g) Capital assets:

Capital assets are recorded at cost. Major components of heavy construction equipment in use such as engines, transmissions, and undercarriages are recorded separately as capital assets. Equipment under capital lease is recorded at the present value of minimum lease payments at the inception of the lease. Depreciation is not recorded until an asset is put into service. Depreciation for each category of assets is calculated based on the cost, net of the estimated residual value, over the estimated useful life of the assets on the following bases and annual rates:

Asset	Basis	Rate
Heavy equipment	Straight-line	Operating hours
Major component parts in use	Straight-line	Operating hours
Spare component parts	N/A	N/A
Other equipment	Straight-line	10-20%
Licensed motor vehicles	Declining balance	30%
Office and computer equipment	Straight-line	25%

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

The cost of period repairs and maintenance is expensed to the extent that the expenditure serves only to restore the asset to its original condition. Any gain or loss resulting from the sale or retirement of capital assets is charged to income in the current period.

h) Goodwill:

Goodwill represents the excess purchase price paid by the Company over the fair value of the tangible and identifiable intangible assets and liabilities acquired. Goodwill is not amortized but instead is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. When the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case, the implied fair value of the reporting unit’s goodwill, determined in the same manner as the value of goodwill is determined in a business combination, is compared with its carrying amount to measure the amount of the impairment loss, if any. As of March 31, 2004, no impairment of goodwill has occurred.

i) Intangible assets:

Intangible assets acquired include: customer contracts in progress, which are being amortized based on the net present value of the estimated period cash flows over the remaining lives of the related contracts; trade names, which are being amortized on a straight-line basis over the estimated useful life of 10 years; a non-competition agreement, which is being amortized on a straight-line basis over the five-year term of the agreement; and employee arrangements, which are being amortized on a straight-line basis over the three-year term of the arrangement.

j) Deferred financing costs:

Costs relating to the issuance of the senior notes and the senior secured credit facility have been deferred and are being amortized on a straight-line basis over the terms of the related debt, which are eight years and five years, respectively.

k) Impairment of long-lived assets:

Effective April 1, 2003, the Company has adopted the new recommendations of the CICA Handbook Section 3063, “Impairment or Disposal of Long-Lived Assets” with respect to the measurement and disclosure of the impairment of long-lived assets. This standard requires the recognition of an impairment loss for a long-lived asset to be held and used when changes in circumstances cause its carrying value to exceed the total undiscounted cash flows expected from its use. An impairment loss, if any, is determined as the excess of the carrying value of the assets over its fair value.

l) Foreign currency translation and hedging:

The functional currency of the Company is Canadian dollars. Transactions denominated in foreign currencies are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities, including long-term debt denominated in U.S. dollars, are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet. The Company also formally assesses, both at the hedge’s inception and at the end of each quarter, whether the derivatives that are used in hedged transactions are effective in offsetting changes in cash flows of hedged items. Foreign exchange translation gains and losses on foreign currency contracts used to hedge foreign-currency denominated amounts are accrued on the balance sheet as assets or liabilities and are recognized currently in the income statement, offsetting the respective translation gains or losses on the foreign-currency denominated amounts. Realized and unrealized gains or losses associated with derivative instruments, which have been terminated or cease to be effective prior to maturity, are deferred under other current, or non-current, assets or liabilities on the balance sheet and recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative instrument, any realized or unrealized gain or loss on such derivative instrument is recognized in income.

Derivative financial instruments are utilized by the Company in the management of its foreign currency exposure. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Derivative financial instruments are subject to standard credit terms and conditions, financial controls, management and risk monitoring procedures.

m) Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

n) Stock–based compensation plan:

Effective November 26, 2003, the Company adopted the revised CICA Handbook Section 3870, “Stock-Based Compensation” which requires that a fair value method of accounting be applied to all stock-based compensation payments. Under a fair value method (Black-Scholes method), compensation cost is measured at the fair value at the grant date and is expensed over the award’s vesting period.

o) Recent Canadian accounting pronouncements:

(i) Hedging relationships:

In November 2001, the CICA issued Accounting Guideline 13, “Hedging Relationships” (“AcG-13”), and in November 2002, the CICA amended the effective date of the guideline which establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after April 1, 2004. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. Effectiveness requires a high correlation of changes in fair values or

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

cash flows between the hedged item and the hedging item. The Company has reviewed the requirements of AcG-13 and has determined that all of its current hedges qualify for hedge accounting under the new guideline.

(ii) Consolidation of variable interest entities:

In June 2003, the CICA issued Accounting Guideline 15 “Consolidation of Variable Interest Entities” (“VIEs”) (“AcG-15”). VIEs are entities that have insufficient equity at risk to finance their operations without additional subordinated financial support and/or entities whose equity investors lack one or more of the specified essential characteristics of a controlling financial interest. AcG-15 provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The standard is effective on a prospective basis for the Company’s 2005 fiscal year. The adoption of this standard is not expected to have a material impact on the consolidated financial statements.

(iii) Generally accepted accounting principles:

Effective November 26, 2003, the Company adopted CICA Handbook Section 1100, “Generally Accepted Accounting Principles,” which establishes standards for financial reporting in accordance with Canadian GAAP, and describes what constitutes Canadian GAAP and its sources. This section also provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when the primary sources of Canadian GAAP are silent. The adoption of this standard is not expected to have a material impact on the consolidated financial statements.

(iv) Revenue recognition:

In December 2003, the Emerging Issues Committee released EIC-141, “Revenue Recognition” which is effective on a prospective basis for the Company’s 2005 fiscal year. EIC-141 incorporates the principles and guidance under U.S. GAAP for revenue recognition. The adoption of this standard is not expected to have a material impact on the consolidated financial statements.

3.    Acquisition

On November 26, 2003, NACG Preferred Corp., the parent company, and NACG Acquisition Inc. (“Acquisition”), a wholly-owned subsidiary of the Company, acquired from Norama Ltd. (the “Predecessor Company”) all of the outstanding common shares of North American Construction Group Inc. (“NACGI”). The Predecessor Company sold 30 shares of NACGI to NACG Preferred Corp. in exchange for $35.0 million of NACG Preferred Corp.’s Series A Preferred Shares. NACG Preferred Corp. then contributed the 30 shares of NACGI to the Company in exchange for common shares. The Company then contributed the 30 shares of NACGI to Acquisition in exchange for common shares. The Predecessor Company sold the remaining 170 shares of NACGI to Acquisition in exchange for approximately $195.5 million in cash including the impact of various post-closing adjustments. In addition, Acquisition acquired substantially all of the capital assets, prepaid expenses and accounts payable of North American Equipment Ltd. (“NAEL”) for $175.0 million in cash. Acquisition and NACGI amalgamated on the same day and the successor company continued as NACGI.

The total purchase price was approximately $230.0 million for the common shares of NACGI and $175.0 million for the capital assets, prepaid expenses and accounts payable of NAEL. The purchase price was subject to an adjustment of $0.5 million based on the closing working capital of NACGI at November 25, 2003 which has been accounted for as increased goodwill. The total consideration payable by NACG Preferred Corp. and Acquisition to the sellers was approximately $405.5 million including the impact of certain post-closing adjustments. Of the cash consideration, $92.5 million came from the cash contribution to Acquisition by the Company that originated from NACG Holdings Inc.’s sale of its equity.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

The Company accounted for the acquisition as a business combination using the purchase method. The results of NACGI’s operations have been included in the consolidated financial statements of the Company since November 26, 2003. The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition:

Current assets, including cash of $19,642	$83,910
Capital assets, including capital leases of $2,131	176,779
Intangible assets	17,798
Goodwill	198,549

Total assets acquired	477,036

Current liabilities	(40,662)
Future income taxes	(11,823)
Capital lease obligations	(2,131)

Total liabilities assumed	(54,616)

Net assets acquired	$422,420

The acquisition was financed as follows:

Proceeds from issuance of senior notes	$263,000
Proceeds from issuance of share capital	127,500
Proceeds from initial borrowing under the new:
Term credit facility	50,000
Revolving credit facility	—
Less: deferred financing costs	(18,080)

$422,420

The net cash cost of the acquisition is:

Net assets acquired	$422,420
Less: non-cash portion of share capital	(35,000)
Less: cash acquired from acquisition and financing	(19,642)

$367,778

The intangible assets relate to customer contracts in progress and related relationships, trade names, a non-competition agreement and employee arrangements and are subject to amortization.

The goodwill was assigned to mining and site preparation, piling and pipeline segments in the amounts of $125,447, $40,349, and $32,753, respectively. None of the goodwill is expected to be deductible for income tax purposes.

Transaction costs of $25.1 million were incurred on the acquisition, $7.0 million of which have been accounted for as increased goodwill and $18.1 million of which have been recorded as deferred financing costs. The deferred financing costs were subject to amortization of $814 during the period ended March 31, 2004.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

An amount of $2.9 million payable to the vendors related to the purchase price is included in accounts payable at March 31, 2004.

The current assets include $19,642 in cash acquired, of which $15,623 was surplus cash from the financing. Common shares valued at $35 million were issued in exchange for the NACGI shares acquired from NACG Preferred Corp.

4.    Capital assets

March 31, 2004	Cost	Accumulated depreciation	Net book value
Heavy equipment	$149,704	$4,444	$145,260
Major component parts in use	2,260	374	1,886
Spare component parts	395	—	395
Other equipment	10,160	605	9,555
Licensed motor vehicles	10,561	1,049	9,512
Office and computer equipment	1,491	194	1,297

	$174,571	$6,666	$167,905

Predecessor Company March 31, 2003	Cost	Accumulated depreciation	Net book value
Heavy equipment	$119,006	$51,726	$67,280
Major component parts in use	—	—	—
Spare component parts	—	—	—
Other equipment	10,722	4,486	6,236
Licensed motor vehicles	7,371	6,082	1,289
Office and computer equipment	2,865	1,436	1,429

	$139,964	$63,730	$76,234

The above amounts include $3,328 (March 31, 2003 – $12,559) of assets under capital lease and accumulated depreciation of $320 (March 31, 2003 – $1,571) related thereto. During the period November 26, 2003 to March 31, 2004, capital asset additions included $1,195 of assets that were acquired by means of capital leases (April 1, 2003 – November 25, 2003 – $nil; 2003 – $9,439; 2002 – $nil). Depreciation of equipment under capital leases of $320 (April 1, 2003 – November 25, 2003 – $677; 2003 – $765; 2002 – $530) is included in depreciation expense. As at March 31, 2004, capital assets reflect the effects of applying push down accounting due to the acquisition described in note 3.

5.    Intangible assets

At March 31, 2004, identifiable intangible assets purchased in the acquisition described in note 3 consisted of the following:

Identifiable intangible assets	Cost	Accumulated amortization	Net book value
Customer contracts in progress and related relationships	$15,323	$12,684	$2,639
Trade names	350	12	338
Non-competition agreement	100	7	93
Employee arrangements	2,025	225	1,800

Balance, March 31, 2004	$17,798	$12,928	$4,870

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

6.    Senior secured credit facility

a) Credit facility:

On November 26, 2003, the Company secured a $120 million senior credit facility with a syndicate of lenders. The facility is comprised of a $70 million revolving credit facility, subject to borrowing base limitations, and a $50 million term credit facility, both of which bear interest at the Canadian prime rate plus 2% or Canadian bankers’ acceptances rate plus 3%. The credit facility is secured by a first priority lien on the Company’s capital stock and the capital stock of its subsidiaries and on substantially all the assets of the Company and its subsidiaries. Concurrent with the acquisition on November 26, 2003 (note 3), a letter of credit in the amount of $10 million was issued to support bonding requirements associated with the Company’s customer contracts. Except for the letter of credit, no amounts were drawn down on the revolving credit facility.

	March 31, 2004	Predecessor Company March 31, 2003
Term credit facility, due November 26, 2008	$48,500	—
4.5% term debt, due September 2004	—	9,625
Term debt, with maturity dates between July, 2003 and September, 2007, prime plus 0.25%	—	12,501

	48,500	22,126
Less: current portion	7,250	14,601

	$41,250	$7,525

The term portion of the credit facility is repayable in quarterly installments over the next five fiscal years as set out below:

2005	$7,250
2006	11,000
2007	11,000
2008	11,000
2009	8,250

$48,500

b) Operating line of credit:

The Predecessor Company had an operating line of credit, authorized to a maximum of $20 million, which was due on demand and bore interest at the lender’s prime rate. The loan was secured by a general security agreement covering all present and after-acquired property held by NACGI and its subsidiaries and the postponement of $2 million advances from Norama Inc. supported by a promissory note. On the date of acquisition described in note 3, the Predecessor Company’s operating line of credit had a balance of nil.

The term bank loans were secured by general security agreements providing a first charge on specific heavy equipment with a carrying value of $27,764 assignment of insurance proceeds and subordination of the advances from the shareholder.

All of the Predecessor Company’s term debt was repaid on the date of acquisition described in note 3.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

7.    Capital lease obligations

The Company leases a portion of its licensed motor vehicles for which the minimum lease payments due in each of the next four fiscal years are summarized as follows:

March 31, 2004
2005	$886
2006	820
2007	778
2008	831

3,315
Less: amount representing interest—average rate of 5.3%	277

Present value of minimum capital lease payments	3,038
Less: current portion	787

$2,251

The Predecessor Company leased a portion of its heavy equipment for which the minimum lease payments due in each of the next three fiscal years would have been as follows:

Predecessor Company March 31, 2003
2004	$5,154
2005	3,240
2006	823

9,217
Less: amount representing interest – prime to prime plus 0.25%	432

Present value of minimum capital lease payments	8,785
Less: current portion	4,842

$3,943

8.    Senior notes

The senior notes were issued on November 26, 2003 in the amount of US$200 million. These notes mature on December 1, 2011 and bear interest at 8.75% payable semi-annually on June 1 and December 1 of each year. By way of swap agreements, the notes have an effective interest rate of 9.765% for the duration for which the senior notes are outstanding.

The notes are unsecured senior obligations and rank equally with all other existing and future unsecured and unsubordinated debt and senior to all subordinated debt of the Company. The notes are effectively subordinated to all secured debt, including debt under the secured credit facility (note 6(a)), to the extent of the value of the assets securing such debt.

The senior notes are redeemable at the option of the Company, in whole or in part, at any time on or after: December 1, 2007 at 104.375% of the principal amount; December 1, 2008 at 102.188% of the principal amount; December 1, 2009 at 100.00% of the principal amount; plus, in each case, interest accrued to the redemption date.

The foreign exchange exposure relating to the senior notes has been hedged – see note 14(c).

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

9.    Income taxes

Income tax expense (recovery) differs from the amount that would be computed by applying the Federal and provincial statutory income tax rates to income from continuing operations. The reasons for the differences are as follows:

	For the period November 26, 2003 to March 31, 2004	Predecessor Company
		For the period April 1, 2003 to November 25, 2003	For the year ended March 31, 2003	For the year ended March 31, 2002
Statutory rate	35.2%	36.6%	38.6%	41.1%

Expected provision (recovery) at statutory rate	$(2,614)	$(6,501)	$7,377	$944
Change in future income tax liability, resulting from reduction in future statutory income tax rates	(342)	(669)	(700)	(506)
Large corporations tax	319	137	245	239
Other	(233)	411	(302)	12

Income tax provision (recovery) for current period	$(2,870)	$(6,622)	$6,620	$689

The tax effects of temporary differences that give rise to future income tax liabilities are presented below:

	March 31, 2004	Predecessor Company March 31, 2003
Unbilled revenue and uncertified revenue included in accounts receivable	$27,906	$30,900
Accounts receivable – holdbacks	3,838	4,671
Non-capital losses carried forward	(16,649)	(2,031)
Difference between tax and carrying basis of capital assets	2,179	29,548
Difference between tax and carrying basis of deferred financing costs	440	(34)
Intangible assets	4,870	—
Other	550	(271)

Net temporary differences	23,134	62,783
Tax rate expected to apply	33.6%	36.6%

Net future tax liability	7,775	22,975
Less: current portion	5,260	12,300

	$2,515	$10,675

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

10.    Share capital

Authorized:

Unlimited number of common voting shares.

Issued:

	Number of Shares	Amount
Outstanding at November 26, 2003	—	$—
Issued	100	127,500
Redeemed	—	—

Outstanding at March 31, 2004	100	$127,500

The common shares were issued to NACG Preferred Corp. for cash consideration of $92.5 million and for NACGI shares valued at $35.0 million.

11.    Other information

a) Accounts receivable:

	March 31, 2004	Predecessor Company March 31, 2003
Accounts receivable – trade	$29,991	$51,328
Accounts receivable – holdbacks	3,838	4,671
Accounts receivable – other	51	775
Allowance for doubtful accounts	(233)	(152)

	$33,647	$56,622

Reflective of its normal business, a majority of the Company’s accounts receivable is due from large companies operating in the resource sector. The Company regularly monitors the activity and balances in these accounts to manage its credit risk and provides an allowance for any doubtful accounts.

At March 31, 2004, the following customers represented 10% or more of accounts receivable and unbilled revenue:

	March 31, 2004	Predecessor Company March 31, 2003
Customer A	28.7%	50.1%
Customer B	43.6%	25.1%

“Accounts receivable – holdbacks” represent amounts up to 10% of billing that some of our customers have withheld, as part of common industry practice, until completion of the project. The customer is obligated to retain this amount in a lien fund to ensure that subcontractors are paid and to ensure that any remedial or warranty work is performed.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

b) Accounts payable:

	March 31, 2004	Predecessor Company March 31, 2003
Accounts payable – trade	$23,187	$28,777
Accounts payable – holdbacks	—	43

	$23,187	$28,820

c) Interest expense, net:

	For the period November 26, 2003 to March 31, 2004	Predecessor Company
		For the period April 1, 2003 to November 25, 2003	For the year ended March 31, 2003	For the year ended March 31, 2002
Interest on senior notes	$9,035	$—	$—	$—
Interest on senior secured credit facility	1,089	599	971	798
Interest on capital lease obligations	56	294	196	15
Interest on advances from Norama Inc.	—	1,468	2,223	2,756

Interest on long-term debt	10,180	2,361	3,390	3,569
Amortization of deferred financing costs	814	—	—	—
Other interest	24	96	783	217
Interest income	(227)	(100)	(11)	(276)

	$10,791	$2,357	$4,162	$3,510

d) Supplemental cash flow information:

	For the period November 26, 2003 to March 31, 2004	Predecessor Company
		For the period April 1, 2003 to November 25, 2003	For the year ended March 31, 2003	For the year ended March 31, 2002
Cash paid during the period for
Interest	$1,736	$2,431	$966	$635
Income taxes	269	325	202	278
Cash received during the period for
Interest	177	100	—	74
Income taxes	18	—	—	—

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

e) Net change in non-cash working capital:

	For the period November 26, 2003 to March 31, 2004	Predecessor Company
		For the period April 1, 2003 to November 25, 2003	For the year ended March 31, 2003	For the year ended March 31, 2002
Accounts receivable	$19,556	$3,338	$(6,730)	$(16,584)
Unbilled revenue	(17,528)	15,289	(12,054)	10,252
Inventory	(1,609)	—	—	—
Prepaid expenses	(295)	(544)	179	(274)
Accounts payable	(2,839)	(2,794)	4,605	7,549
Accrued liabilities	6,172	(1,457)	2,568	(10,182)

	$3,457	$13,832	$(11,432)	$(9,239)

12.    Segmented information

a) General overview:

The Company conducts business in three business segments: Mining and Site Preparation, Piling and Pipeline.

•	Mining and Site Preparation:

The Mining and Site Preparation segment provides mining and site preparation services, including overburden removal and reclamation services, project management and underground utility construction, to a variety of customers throughout Western Canada.

•	Piling:

The Piling segment provides deep foundation construction and design build services to a variety of industrial and commercial customers throughout Western Canada.

•	Pipeline:

The Pipeline segment provides both small and large diameter pipeline construction and installation services to energy and industrial clients throughout Western Canada.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

b) Results by business segment:

For the period November 26, 2003 to March 31, 2004	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$53,407	$9,565	$64,642	$127,614
Depreciation of capital assets	3,116	465	383	3,964
Segment profits	8,154	2,501	12,892	23,547
Segment assets	264,822	76,896	68,751	410,469
Expenditures for segment capital assets	61	30	1,671	1,762

Predecessor Company For the period April 1, 2003 to November 25, 2003	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$182,685	$39,368	$28,866	$250,919
Depreciation of capital assets	3,590	1,256	158	5,004
Segment profits	27,801	8,318	5,054	41,173
Segment assets	78,564	31,792	15,904	126,260
Expenditures for segment capital assets	2,458	417	—	2,875

Predecessor Company For the year ended March 31, 2003	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$245,235	$61,006	$37,945	$344,186
Depreciation of capital assets	5,631	2,111	184	7,926
Segment profits	31,415	12,483	6,300	50,198
Segment assets	89,501	29,289	24,670	143,460
Expenditures for segment capital assets	26,546	4,422	—	30,968

Predecessor Company For the year ended March 31, 2002	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$186,141	$35,132	$28,078	$249,351
Depreciation of capital assets	7,355	1,568	136	9,059
Segment profits	30,921	8,108	6,111	45,140
Segment assets	65,271	26,771	15,386	107,428
Expenditures for segment capital assets	5,386	74	—	5,460

c) Reconciliations:

(i) Income (loss) before income taxes:

	For the period November 26, 2003 to March 31, 2004	Predecessor Company
		For the period April 1, 2003 to November 25, 2003	For the year ended March 31, 2003	For the year ended March 31, 2002
Total profit for reportable segments	$23,547	$41,173	$50,198	$45,140
Unallocated corporate expenses	(29,911)	(51,344)	(24,559)	(30,999)
Unallocated equipment costs	(1,062)	(7,592)	(6,530)	(11,843)

Income (loss) before income taxes	$(7,426)	$(17,763)	$19,109	$2,298

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

(ii) Total assets:

	March 31, 2004	Predecessor Company March 31, 2003
Total assets for reportable segments	$410,469	$143,460
Corporate assets	78,920	14,473

Total assets	$489,389	$157,933

All of the Company’s assets are located in Western Canada and the activities are carried out throughout the year.

d) Customers:

The following customers accounted for 10% or more of total revenues:

	For the period November 26, 2003 to March 31, 2004	Predecessor Company
		For the period April 1, 2003 to November 25, 2003	For the year ended March 31, 2003	For the year ended March 31, 2002
Customer A	50.8%	11.5%	11.0%	11.2%
Customer B	10.7%	9.1%	14.6%	22.7%
Customer C	—	0.2%	1.0%	13.6%
Customer D	27.0%	64.4%	64.1%	37.6%

This revenue by major customer was earned in all three business segments: mining and site preparation, pipeline and piling.

13.    Related party transactions

All related party transactions described below are measured at the exchange amount of consideration established and agreed to by the related parties; all transactions are in the normal course of operations.

a) Transactions with Sponsors:

On November 21, 2003, The Sterling Group, L.P. (“Sterling”), Genstar Capital, L.P., Perry Strategic Capital Inc., and Stephens Group, Inc., (the “Sponsors”), entered into an agreement with NACG Holdings Inc. and certain of its subsidiaries, including the Company. Pursuant to this agreement, the Sponsors provided consulting and advisory services with respect to the organization of the companies, the structuring of the acquisition described in note 3, employee benefit and compensation arrangements and other matters. The agreement also provides that each of the companies, jointly and severally, will indemnify the Sponsors against liabilities relating to their services. As compensation for these services, the Company paid, at the closing of the transactions, a one-time transaction fee of US$3.0 million to Sterling and a one-time transaction fee of US$3.0 million that was shared among the Sponsors and BNP Paribas Private Capital Group on a pro rata basis in accordance with their respective equity commitments to NACG Holdings Inc.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

In addition, the Company paid US$486,000 to reimburse the Sponsors and BNP Paribas Private Capital Group for their travel and other expenses incurred in connection with the transactions. In accordance with the terms of the agreement, at the closing of the transactions, the Company paid to the Sponsors a pro-rated advisory fee for the period from closing until March 31, 2004 totaling $133. In addition, as compensation for the services provided by the Sponsors after the closing of the transactions, the agreement provides that on each June 30 through June 30, 2013, the Company will pay the Sponsors whose services have not terminated in accordance with the agreement, as a group, an annual advisory fee in cash totaling the greater of $400 and 0.5% of the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the previous twelve month period ended March 31 as defined in the agreement.

b) Office rent:

Pursuant to several office lease agreements, for the period from November 26, 2003 to March 31, 2004 the Company paid $231 (April 1, 2003 – November 25, 2003 – $427; 2003 – $513; 2002 – $480) to a company owned, indirectly and in part, by one of the Directors. The office lease agreements were in effect prior to the acquisition described in note 3.

c) Predecessor company transactions:

Norama Inc., the parent company of Norama Ltd., charged a fee for management services provided to NACGI. The management fee was paid in reference to taxable income. The advances from Norama Inc. were interest bearing at prime plus 2% without any fixed terms of repayment.

14.    Financial instruments

The Company is exposed to market risks related to interest rate and foreign currency fluctuations. To mitigate these risks, the Company uses derivative financial instruments such as foreign currency swap contracts.

a) Fair value:

The fair values of the Company’s cash and cash equivalents, accounts receivable, outstanding cheques and accounts payable and accrued liabilities approximate their carrying amounts.

The fair value of the senior credit facility, senior notes and capital lease obligations (collectively “the debt”) are based on management estimates which are determined by discounting cash flows required under the debt at the interest rate currently estimated to be available for loans with similar terms. Based on these estimates, the fair value of the Company’s debt as at March 31, 2004 is not significantly different than its carrying value.

b) Interest rate risk:

The Company is subject to interest rate risk on the senior credit facility and capital lease obligations. At March 31, 2004, for each 1% annual fluctuation in the interest rate, the annual cost of financing will change by approximately $470.

The Company also leases equipment (as described in note 15) with a variable lease payment component that is tied to prime rates. At March 31, 2004, for each 1% annual fluctuation in these rates, annual lease expense will change by approximately $88.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

c) Foreign currency risk and derivative financial instruments:

The Company has senior notes denominated in U.S. dollars in the amount of US$200 million. In order to reduce its exposure to changes in the U.S. to Canadian dollar exchange rate, the Company, concurrent with the closing of the acquisition on November 26, 2003, entered into a cross currency swap agreement to hedge this foreign currency exposure and buy U.S. dollars for both the principal balance due on December 1, 2011 as well as the semi-annual interest payments through the whole period beginning from the issuance date to the maturity date. As part of the cross currency swap agreement, the Company also entered into a U.S. dollar interest rate swap and a Canadian dollar interest rate swap with the net effect of converting the 8.75% rate payable on the senior notes into a fixed rate of 9.765% for the duration that the senior notes are outstanding. Each period, an amount equal to the gain or loss resulting on the remeasurement of the hedged item at spot rates is recorded as an offset to the foreign currency gains or losses otherwise recorded.

The carrying amount and fair value of the Company’s derivative financial instruments as at March 31, 2004 are as follows:

	Carrying amount	Fair value
Cross currency and interest rate swaps—liability	$740	$11,266

At March 31, 2004, the notional principal amount of the cross-currency swap was US$200 million. The notional principal amounts of the interest rate swaps were US$200 million.

d) Operating leases:

The Company is subject to foreign currency risk on U.S. dollar operating lease commitments as the Company has not entered into a cross currency swap agreement to hedge this foreign currency exposure.

15.     Commitments

The future minimum lease payments in respect of operating leases amount to approximately $4,960. Annual payments in the next five fiscal years are:

2005	$2,977
2006	847
2007	665
2008	463
2009	8

$4,960

16.    Employee contribution plans

The Company and its subsidiaries match voluntary contributions made by the employees to their Registered Retirement Savings Plans to a maximum of 3% of base salary for each employee. Contributions made by the Company during the period November 26, 2003 to March 31, 2004 were $68 (April 1, 2003 – November 2003 – $122; 2003 – $166; 2002 – $123).

17.    Stock-based compensation plan

Under the 2004 Share Option Plan, Directors, Officers, employees and service providers to the Company are eligible to receive stock options to acquire common shares in NACG Holdings Inc. The stock options expire in ten years or on termination of employment. Options may be exercised at a price determined at the time the option

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

is awarded, and vest as follows: no options vest on the award date and twenty per cent vest on each of the five following award date anniversaries. The maximum number of common shares issuable under this plan may not exceed 92,500, of which 38,370 are still available for issue as at March 31, 2004. On January 28, 2004, NACG Holdings Inc. granted options to purchase 54,130 common shares. As at March 31, 2004, none of these stock options were exercisable. No stock options were granted by the Predecessor Company.

The fair value of each option granted by NACG Holdings Inc. was estimated using the Black-Scholes option-pricing model assuming: a dividend yield of nil%; a risk-free interest rate of 4.79%; volatility of nil%; and an expected option life of 10 years.

The stock options outstanding at March 31, 2004 are as follows:

	Number of options	Weighted average exercise price $ per share
Outstanding at November 26, 2003	—
Granted	54,130	100.00
Exercised	—
Forfeited	—

Outstanding at March 31, 2004	54,130	100.00

The Company recorded $137 of compensation expense related to the stock options in 2004 (2003 – $nil) with such amount being credited to contributed surplus.

18.    Comparative figures

Certain of the comparative figures have been reclassified to be consistent with the current period’s presentation.

19.    United States generally accepted accounting principles

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects from accounting principles generally accepted in the United States (“U.S. GAAP”). For the periods presented herein, material issues that could give rise to measurement differences in the consolidated financial statements are as follows:

During the period ended March 31, 2004 the Company entered into a series of derivatives that have been designated as a hedge of the risk of changes in cash flows resulting from the impact of changes in the U.S. to Canadian dollar exchange rate applicable to the payments of interest and principal on the senior notes. In accordance with the provisions of SFAS 133 “Accounting for Derivatives and Hedging Activities,” all derivatives are recognized as assets and liabilities on the balance sheet and measured at fair value. As of March 31, 2004, the fair value of the derivatives was $11,266. The Company has elected to measure and assess effectiveness based on total changes in the cash flows generated by hedging instruments. Each period, an amount equal to the gain or loss resulting on the remeasurement of the hedged item at spot rates is reclassified from Other Comprehensive Income and recorded as an offset to the foreign currency gains or losses otherwise

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period November 26, 2003 to March 31, 2004

(Amounts in thousands of Canadian dollars unless otherwise specified)

recorded. In addition, the Company reclassifies an amount to reflect the cost element of the hedging instrument. During the period ended March 31, 2004, $1,132 (net of tax of $573) was reclassified from Other Comprehensive Income and included in income.

Consolidated Statement of Other Comprehensive Income:

Net loss in accordance with Canadian and U.S. GAAP	$(4,556)
Net loss on cash flow hedges, net of tax of $3,785	(7,481)
Less: reclassification adjustments, net of tax of $573	1,132

Comprehensive loss in accordance with U.S. GAAP	$(10,905)

Recent United States accounting pronouncements:

In December 2003, the U.S. Financial Accounting Standards Board, or FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“VIE”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46R”), which was issued in January 2003. The Company is required to apply FIN 46R to variable interests in Variable Interest Entities, or VIEs created after December 31, 2003. With respect to entities that do not qualify to be assessed for consolidation based on voting interests, FIN 46R generally requires a company that has a variable interest(s) that will absorb a majority of the VIE’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, to consolidate that VIE. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of this standard did not have a material impact on these financial statements.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

20.     Supplemental Guarantor Information

In connection with the acquisition (note 3), the Company issued U.S.$200 million in senior unsecured notes due on December 1, 2011. The Company has not presented separate financial statements and other disclosures concerning the guarantor subsidiaries because the Company has no independent assets or operations and all of the Company’s wholly owned subsidiaries fully and unconditionally guarantee the senior notes on a joint and several basis.

AUDITORS’ REPORT

To The Board of Directors of Norama Ltd.

We have audited the consolidated balance sheets of Norama Ltd. as at March 31, 2002 and 2003 and the consolidated statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended March 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2002 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2003 in accordance with Canadian generally accepted accounting principles.

Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the Company’s financial statements for the years ended March 31, 2001, 2002 and 2003 to the extent summarized in note 18 to the consolidated financial statements.

Signed “KPMG LLP”

Chartered Accountants

Edmonton, Canada

May 30, 2003, except as to notes 17 and 18 which are as of October 17, 2003.

NORAMA LTD.

CONSOLIDATED BALANCE SHEETS

	March 31,
	2002	2003
	(In thousands of Canadian dollars)
Assets
Current assets:
Cash and cash equivalents	$436	$651
Accounts receivable	50,034	56,622
Unbilled revenue	12,723	24,777
Prepaid expenses	479	300

	63,672	82,350
Capital assets (note 4)	56,759	76,234

	$120,431	$158,584

Liabilities and Shareholder’s Equity
Current liabilities:
Outstanding cheques	$4,245	$3,147
Operating loan (note 5)	748	516
Accounts payable	24,215	28,820
Accrued liabilities	7,855	10,423
Current portion of term bank loans (note 6)	13,906	14,601
Current portion of capital lease obligations (note 7)	1,514	4,842
Future income taxes (note 8)	7,100	12,300
Current portion of advances from Norama Inc. (note 9(b))	6,000	3,100

	65,583	77,749
Term bank loans (note 6)	—	7,525
Capital lease obligations (note 7)	890	3,943
Future income taxes (note 8)	9,500	10,675
Advances from Norama Inc. (note 9(b))	27,079	28,874

Shareholder’s equity:
Share capital (note 10)	1	1
Retained earnings	17,378	29,817

	17,379	29,818
Change in accounting policy (note 3)
Contingencies (note 11)
Commitments (note 15)
Subsequent event (note 17)
United States generally accepted accounting principles (note 18)

	$120,431	$158,584

See accompanying notes to consolidated financial statements.

NORAMA LTD.

CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS

	Year ended March 31,
	2001	2002	2003
	(In thousands of Canadian dollars)
Revenue	$247,267	$249,351	$344,186

Project costs	120,728	127,996	219,979
Equipment costs	71,518	77,289	72,228
Depreciation	10,409	11,299	10,974

	202,655	216,584	303,181

Gross Profit	44,612	32,767	41,005
General and administrative	9,582	12,794	12,233
Gain on sale of capital assets	(979)	(218)	(2,265)

Operating income	36,009	20,191	31,037

Management fees	36,550	14,400	8,000
Interest expense, net	3,034	3,510	4,162
Foreign exchange (gain) loss	—	(17)	(234)

	39,584	17,893	11,928

Income (loss) before income taxes	(3,575)	2,298	19,109
Income taxes (note 8):
Current income taxes	219	239	245
Future income taxes (recovery)	(3,886)	450	6,375

	(3,667)	689	6,620

Net earnings	92	1,609	12,489
Dividends paid	—	(1,000)	(50)
Retained earnings, beginning of period	16,677	16,769	17,378

Retained earnings, end of period	$16,769	$17,378	$29,817

See accompanying notes to consolidated financial statements.

NORAMA LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended March 31,
	2001	2002	2003
	(In thousands of Canadian dollars)
Cash provided by (used in):
Operating activities (note 14):
Net earnings (loss)	$92	$1,609	$12,489
Adjustments for:
Depreciation	10,409	11,299	10,974
Gain on sale of capital assets	(979)	(218)	(2,265)
Future income taxes (recovery)	(3,886)	450	6,375
Bad debt expense (recovery)	202	274	142
Net changes in non-cash operating working capital (note 12(d))	(5,293)	(9,239)	(11,432)

	545	4,175	16,283
Investing activities:
Acquisition of capital assets	(18,547)	(8,668)	(22,932)
Proceeds on disposal of capital assets	4,172	2,204	4,187

	(14,375)	(6,464)	(18,745)
Financing activities:
Increase (decrease) in outstanding cheques	150	(2,981)	(1,098)
Advances of term bank loan	2,395	8,003	13,500
Repayment of term bank loans	(9,095)	(5,614)	(5,280)
Net increase (decrease) in operating line of credit	—	748	(232)
Repayments of capital lease obligations	(1,170)	(1,250)	(3,058)
Advances from (to) Norama Inc.	30,873	(6,428)	(1,105)
Dividends paid	—	(1,000)	(50)

	23,153	(8,522)	2,677

Increase (decrease) in cash	9,323	(10,811)	215
Cash, beginning of period	1,924	11,247	436

Cash, end of period	$11,247	$436	$651

See accompanying notes to consolidated financial statements.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

1.    Nature of operations:

Norama Ltd. has been operating continuously in western Canada since 1953. The Company completes all forms of earth works projects including contract mining, industrial and commercial site preparation, pipeline and piling installation, underground water and sewer installation and road building.

While most of the Company’s activities are carried out throughout the year, the pipeline sector is seasonal with most of its activity occurring mid-November to April.

2.    Significant accounting policies:

(a) Basis of presentation:

Pursuant to a corporate reorganization, effective July 31, 2003, all the issued common shares of North American Equipment Ltd. (“NAEL”) and North American Construction Group Inc. (“NACGI”) were transferred from Norama Inc. to its new wholly-owned subsidiary, Norama Ltd. The financial statements of Norama Ltd. have been prepared using the continuity of interest method of accounting. Accordingly, the consolidated financial statements of Norama Ltd. reflect the combined carrying values of the assets, liabilities and shareholder’s equity, and the combined operating results of NAEL and NACGI for all periods presented.

The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). Material items that could give rise to measurement differences to these consolidated financial statements under United States GAAP are outlined in note 18. The consolidated financial statements include the accounts of Norama Ltd. and its wholly-owned subsidiary companies, NACGI and NAEL. Material inter-company transactions and balances are eliminated on consolidation.

The subsidiaries of NACGI are as follows:

• North American Caisson Ltd.	• North American Pipeline Inc.

• North American Construction Ltd.	• North American Road Inc.

• North American Engineering Inc.	• North American Services Inc.

• North American Enterprises Ltd.	• North American Site Development Ltd.

• North American Industries Inc.	• North American Site Services Inc.

• North American Maintenance Ltd.	• Griffiths Pile Driving Inc.

• North American Mining Inc.

(b) Use of estimates:

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities.

(c) Capital assets:

Capital assets are recorded at cost. Property under capital lease is initially recorded at the present value of minimum lease payments at the inception of the lease. Depreciation is not recorded until the equipment is put into service. Depreciation for each category of assets is calculated on the following basis and annual rates:

Asset	Basis	Rate
Heavy equipment, including those under capital lease	Straight-line	Operating hours
Other equipment	Declining balance	20%
Licensed motor vehicles	Declining balance	30%
Office and computer equipment	Straight-line	25%

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

The cost of period repair and maintenance is expensed to the extent that the expenditure serves only to restore the asset to its original condition.

(d) Revenue recognition:

The Company performs the majority of its projects either on a time-and-materials, cost plus a fixed fee, or on a unit price basis. For time-and-materials and cost plus a fixed fee contracts, revenue is recognized as costs are incurred. Revenue from unit price contracts is recognized as earned based on quantities completed. Revenue on lump-sum contracts is recognized on the percentage-of-completion method, measured by the ratio of costs incurred to date to estimated total costs.

The length of the Company’s contracts varies, but is typically less than one year. Contract costs include all direct material, subcontractors, labour, and equipment costs and those indirect costs related to contract performance such as indirect labour, supplies, and tool costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which such adjustments are determined. Profit incentives are included in revenue when their realization is reasonably assured. Claims are included in revenue when awarded or received.

The asset entitled “unbilled revenue” represents revenue recognized in advance of amounts invoiced.

(e) Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

(f) Impairment of long-lived assets:

Effective April 1, 2003, the Company has prospectively adopted the new recommendations of the CICA Handbook Section 3063, Impairment of Long-lived Assets, with respect to the measurement and disclosure of the impairment of long-lived assets. This standard requires the recognition of an impairment loss for a long-lived asset to be held and used when changes in circumstances cause its carrying value to exceed the total undiscounted cash flows expected from its use. An impairment loss, if any, is determined as the excess of the carrying value of the assets over its fair value.

(g) Cash and cash equivalents:

Cash and cash equivalents include cash on account, demand deposits and short-term investments with original maturities of less than three months.

(h) Allowance for doubtful accounts:

The Company evaluates the collectibility of accounts receivable and records an allowance for doubtful accounts, which reduces receivables to the amount management reasonably believes will be collected. A specific allowance is recorded against customer receivables that are considered to be impaired based on the

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

Company’s knowledge of the financial condition of its customers. In determining the amount of the allowance, the following factors are considered: the length of time the receivables have been outstanding, customer and industry concentrations, current business environment, and historical experience.

3.    Change in accounting policy:

In December 2002, the Accounting Standards Board of the Canadian Institute of Chartered Accountants issued Handbook Section 3063, Impairment of Long-Lived Assets (“Section 3063”). Section 3063 supersedes the write-down and disposal provisions of Section 3061, Property, plant and equipment. Under Section 3063, long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the assets might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the asset (or asset group) is compared with its recoverable amount. The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. The second step is carried out when the carrying amount of a long-lived asset is not recoverable, in which case the fair value of the long-lived asset is compared with its carrying amount to measure the amount of the impairment loss, if any. When an impairment loss is recognized, it is presented in income from operations in the income statement. When quoted market prices are not available, the fair value of the long-lived assets is determined using the discounted estimated future cash flow method.

The Company has adopted Section 3063, effective April 1, 2003. In accordance with the requirements of Section 3063, this change in accounting policy has been applied prospectively and the amounts presented for prior periods have not been restated for this change.

4.    Capital assets:

March 31, 2002	Cost	Accumulated depreciation	Net book value
Heavy equipment	$89,859	$46,245	$43,614
Heavy equipment under capital lease	5,136	1,662	3,474
Other equipment	10,026	3,583	6,443
Licensed motor vehicles	7,743	6,058	1,685
Office and computer equipment	2,546	1,003	1,543

	$115,310	$58,551	$56,759

March 31, 2003	Cost	Accumulated depreciation	Net book value
Heavy equipment	$106,447	$50,155	$56,292
Heavy equipment under capital lease	12,559	1,571	10,988
Other equipment	10,722	4,486	6,236
Licensed motor vehicles	7,371	6,082	1,289
Office and computer equipment	2,865	1,436	1,429

	$139,964	$63,730	$76,234

During the year ended March 31, 2003, capital asset additions included $9,439 (all other periods—$nil) of assets which were acquired by means of capital leases.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

5.    Operating line of credit:

The operating line of credit, authorized to a maximum of $20 million, is due on demand and bears interest at the lender’s prime rate. The loan is secured by a general security agreement covering all present and after-acquired property held by NACGI and its subsidiaries and the postponement of $2 million in advances from shareholder supported by a promissory note.

6.    Term bank loans:

		March 31,
Interest rate	Maturity dates	2002	2003
Prime plus 0.25%	May, 2002	$87	$—
Prime plus 0.25%	December, 2002	65	—
Prime plus 0.25%	January, 2003	181	—
Prime plus 0.25%	July, 2003	133	33
Prime plus 0.25%	October, 2003	119	44
Prime plus 0.25%	November 2003	183	73
Prime plus 0.25%	July, 2004	303	173
Fixed at 4.51%	September, 2004	—	9,625
Prime plus 0.25%	October, 2004	4,133	2,533
Prime plus 0.25%	April, 2005	370	250
Prime plus 0.25%	October, 2006	2,750	2,150
Prime plus 0.25%	November, 2006	4,584	3,583
Prime plus 0.25%	December, 2006	—	1,266
Prime plus 0.25%	August, 2007	998	883
Prime plus 0.25%	September, 2007	—	1,513

		13,906	22,126
Less current portion		13,906	14,601

		$—	$7,525

The term bank loans are secured by general security agreements providing a first charge on specific heavy equipment with a carrying value of $27,764 (2002—$8,809), assignment of insurance proceeds and subordination of the advances from the shareholder.

Of the loans, $12,501 is due on demand at March 31, 2003. Assuming the debt will not be demanded, principal repayment due in each of the next twelve-month periods are as follows:

March 31, 2003
2004	$7,251
2005	5,474
2006	5,301
2007	3,908
2008	192

$22,126

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

7.    Capital lease obligations:

		March 31,
Interest rate	Maturity dates	2002	2003
Prime	February, 2003	$565	$—
Prime	March, 2003	602	—
Prime plus 0.25%	August, 2003	—	134
Prime plus 0.25%	August, 2003	—	125
Prime plus 0.25%	July, 2004	—	617
Prime plus 0.25%	August, 2004	—	983
Prime plus 0.25%	August, 2004	—	983
Prime plus 0.25%	September, 2004	—	1,051
Prime	February, 2005	1,237	889
Prime plus 0.25%	August, 2005	—	943
Prime plus 0.25%	September, 2005	—	3,060

		2,404	8,785
Less current portion		1,514	4,842

		$890	$3,943

Minimum lease payments due in each of the next twelve-month periods are as follows:

March 31, 2003
2004	$5,154
2005	3,240
2006	823

9,217
Less amount representing interest	(432)

Present value of minimum capital lease payments	$8,785

8.    Income taxes:

Income tax expense (recovery) differs from the amount that would be computed by applying the Federal and provincial statutory income tax rates to income from continuing operations. The reasons for the differences are as follows:

	Year ended March 31,
	2001	2002	2003
Statutory rate	44.4%	41.1%	38.6%
Expected provision at statutory rate	$(1,588)	$944	$7,377
Change in future income tax liability, resulting from reduction in future statutory income tax rates	(2,302)	(506)	(700)
Large corporations tax	219	239	245
Other	4	12	(302)

Income tax provision for current period	$(3,667)	$689	$6,620

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

The tax effects of temporary differences that give rise to future income tax liabilities as at March 31 are presented below:

	March 31,
	2002	2003
Uncertified revenue included in accounts receivable	$2,470	$6,123
Unbilled revenue	12,723	24,777
Accounts receivable—holdbacks	4,343	4,671
Accounts payable—holdbacks	(936)	(43)
Net book value of capital assets	56,759	76,234
Undepreciated capital cost of capital assets	(31,326)	(46,686)
Cumulative eligible capital	(36)	(33)
Non-capital tax losses carried forward	(477)	(2,031)
Financing fees	—	(34)
Other	—	(195)

Net temporary differences	43,520	62,783
Tax rate expected to apply	38.1%	36.6%

Net future tax liability	16,600	22,975
Less current portion	7,100	12,300

	$9,500	$10,675

9.    Related party transactions:

All related party transactions described below are measured at the exchange amount of consideration established and agreed to by the related parties and all transactions described below are in the normal course of operations.

(a) Office rent:

Pursuant to a five year lease agreement which expires in November, 2007, the Company paid office rent of $520 (2002—$480) to Norama Inc. This net amount is a component of general and administrative expenses.

(b) Advances from Norama Inc.:

The advances from Norama Inc. bear interest at prime plus 2%, are secured by a debenture and by a general security agreement (see also note 6) and are without fixed terms of repayment. The Company expects to repay $3,100 to Norama Inc. in fiscal 2004.

(c) Management services:

Norama Inc. charges a fee for management services provided to the Company and its subsidiaries. The management fee represents a distribution of profits to the shareholder with the net result that no current taxes are payable in the Company.

(d) Aviation services:

The Company paid Norama Air Inc., a company under common control, for aviation services amounting to $185 (2002—$nil).

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

10.    Share capital:

Authorized:

Unlimited number of common voting shares

Issued:

	Number of shares	Amount
Balance, March 31, 2002 and 2003	100	$1

11.    Contingencies:

North American Enterprises Ltd. entered into an alliance partnership with a major customer in Northern Alberta. A portion of the fee earned on the contract may be repayable if the alliance does not meet certain project cost targets. The Company has completed approximately 90% of the project within its budgeted target costs and recognized revenues of $35,209 (2002—20%) with revenues of $7,546). Management does not believe that any amounts will have to be repaid.

12.    Other information:

(a) Accounts receivable:

	March 31,
	2002	2003
Accounts receivable—trade	$42,916	$51,328
Accounts receivable—holdbacks	4,343	4,671
Accounts receivable—other	3,049	775
Allowance for doubtful accounts	(274)	(152)

	$50,034	$56,622

“Accounts receivable – holdbacks” represent amounts up to 10% of billing that some of our customers have withheld, as part of common industry practice, until completion of the project. The customer is obligated to retain this amount in a lien fund to ensure that subcontractors are paid and to ensure that any remedial or warranty work is performed.

(b) Accounts payable:

	March 31,
	2002	2003
Accounts payable—trade	$23,279	$28,777
Accounts payable—holdbacks	936	43

	$24,215	$28,820

(c) Reflective of its normal business, a majority of the Company’s accounts receivable are due from large companies operating in the resource sector. The Company regularly monitors the activity and balances in these accounts to manage its credit risk and provides an allowance for any doubtful accounts. At year end, one customer represented 50% (2002—47%), of accounts receivable and unbilled revenue.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

(d) Net change in non-cash working capital:

	Year ended March 31,
	2001	2002	2003
Accounts receivable	$(11,088)	$(16,584)	$(6,730)
Unbilled revenue	(6,931)	10,252	(12,054)
Prepaid expenses	(205)	(274)	179
Accounts payable	7,302	7,549	4,605
Accrued liabilities	5,629	(10,182)	2,568

	$(5,293)	$(9,239)	$(11,432)

13.    Financial instruments:

(a) Fair value:

The fair values of the Company’s cash, accounts receivable, outstanding cheques and accounts payable and accrued liabilities approximate their carrying amounts.

The fair value of the operating loan, bank loans and capital lease obligations (collectively “the debt”) are based on management estimates which are determined by discounting cash flows required under the debt at the interest rate currently estimated to be available for loans with similar terms. Based on these estimates, the fair value of the Company’s debt as at March 31, 2003 is not significantly different than its carrying value.

The fair value of the advances from the shareholder is not determinable.

(b) Interest rate risk:

The Company is subject to interest rate risk on the operating loan, bank loans, capital lease obligations and the advances from the shareholder. For each 1% annual fluctuation in the interest rate, the cost of financing will change by approximately $634.

The Company also leases equipment (as described in note 15) with a variable lease payment component that is tied to prime rates. For each 1% annual fluctuation in these rates, lease expense will change by approximately $271.

14.    Supplemental cash flow information:

	Year ended March 31,
	2001	2002	2003
Cash paid during the year for:
Interest	$2,285	$635	$966
Income taxes	216	278	202
Interest received	(91)	(74)	—

	$2,410	$839	$1,168

15.    Commitments:

The future minimum lease payments in respect of heavy equipment operating leases amount to approximately $10,844 of which $7,899 is payable in 2004 with the balance payable 2005.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

16.    Segmented information:

(a) General overview:

The Company conducts business in three business segments: Mining and Site Preparation, Piling and Pipeline.

•	Mining and Site Preparation:

The Mining and Site Preparation segment provides mining and site preparation services, including overburden removal and reclamation services, project management and underground utility construction, to a variety of customers throughout Western Canada.

•	Piling:

The Piling segment provides deep foundation construction and design build services to a variety of industrial and commercial customers throughout Western Canada.

•	Pipeline:

The Pipeline segment provides both small and large diameter pipeline construction and installation services to energy and industrial clients throughout Western Canada.

(b) Results by business segment:

Year ended March 31, 2001	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$153,152	$36,709	$57,406	$247,267
Depreciation of capital assets	7,575	1,184	226	8,985
Segment profits	22,088	9,598	10,208	41,894
Segment assets	67,560	19,456	19,257	106,273
Expenditures for segment capital assets	5,248	10,925	23	16,196

Year ended March 31, 2002	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$186,141	$35,132	$28,078	$249,351
Depreciation of capital assets	7,355	1,568	136	9,059
Segment profits	30,921	8,108	6,111	45,140
Segment assets	65,271	26,771	15,386	107,428
Expenditures for segment capital assets	5,386	74	—	5,460

Year ended March 31, 2003	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$245,235	$61,006	$37,945	$344,186
Depreciation of capital assets	5,631	2,111	184	7,926
Segment profits	31,415	12,483	6,300	50,198
Segment assets	89,501	29,289	24,670	143,460
Expenditures for segment capital assets	26,546	4,422	—	30,968

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

(c) Reconciliations:

(i) Income (loss) before taxes:

	Year ended March 31,
	2001	2002	2003
Total profit for reportable segments	$41,894	$45,140	$50,198
Unallocated corporate expenses	(49,178)	(30,999)	(24,559)
Unallocated equipment revenues (costs)	3,709	(11,843)	(6,530)

Income (loss) before income taxes	$(3,575)	$2,298	$19,109

(ii) Total assets:

	March 31,
	2002	2003
Total assets for reportable segments	$107,428	$143,460
Corporate assets	13,003	15,124

Total enterprise assets	$120,431	$158,584

All of the Company’s assets are located in Western Canada.

(d) The following customers accounted for 10% or more of total revenues:

	Year ended March 31,
	2001	2002	2003
Customer A	16.8%	11.2%	11.0%
Customer B	26.9%	22.7%	14.6%
Customer C	23.1%	13.6%	—
Customer D	16.1%	37.6%	64.1%

This revenue by major customer was earned in all three business segments: Mining and Site Preparation, Pipeline and Piling.

17.    Subsequent event:

Effective July 18, 2003, the Company’s beneficial shareholders entered into an agreement that will effectively result in the Company disposing of all of its assets and business. Proceeds on the sale are anticipated to exceed the carrying value of the Company’s net assets.

18.    United States generally accepted accounting principles:

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects from accounting principles generally accepted in the United States (“U.S. GAAP”). For the periods presented herein, the Company is not aware of any differences in the measurement of operations or the recognition of assets and liabilities under U.S. GAAP.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Amounts in thousands of Canadian dollars)

Recent United States accounting pronouncements:

In June 2001, the U.S. Financial Accounting Standards Board issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs. SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company was required to adopt the provisions of SFAS 143 effective January 1, 2002. The adoption of SFAS No. 143 did not have a material impact on the Company’s financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which is effective for exit or disposal activities that are initiated after December 31, 2002. SFAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, as defined in the FASB’s conceptual framework rather than when a company commits to an exit plan, and that the liability be initially measured at fair value. The adoption of this standard did not have a material impact on the consolidated financial statements of the Company.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of certain guarantees; that is, it requires the recognition of a liability for the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. At March 31, 2003 and September 30, 2003, the Company has not provided any guarantees.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). Its consolidation provisions are applicable for all newly created entities created after January 31, 2003, and is applicable to existing variable interest entities as of the beginning of the Company’s second quarter beginning July 1, 2003. With respect to entities that do not qualify to be assessed for consolidation based on voting interests, FIN 46 generally requires a company that has a variable interest(s) that will absorb a majority of the variable interest entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both to consolidate that variable interest entity. For periods prior to FIN 46’s effective date, certain disclosures are required if it is reasonably possible that the Company will have a significant variable interest in or be the primary beneficiary of a variable interest entity when FIN 46 guidance is effective. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

NORTH AMERICAN ENERGY PARTNERS INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(in thousands of Canadian dollars)

	December 31, 2004	March 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,344	$36,595
Accounts receivable	45,631	33,647
Unbilled revenue	24,713	27,676
Inventory	1,302	1,609
Prepaid expenses	1,862	1,272

	76,852	100,799
Capital assets	176,105	167,905
Goodwill	198,549	198,549
Intangible assets, net of accumulated amortization of $15,899	1,899	4,870
Deferred financing costs, net of accumulated amortization of $2,736	15,986	17,266
Future income taxes (note 8)	9,590	—

	$478,981	$489,389

Liabilities and Shareholder’s Equity
Current liabilities:
Revolving credit facility (note 7)	$10,000	$—
Accounts payable	45,563	29,301
Accrued liabilities	3,723	14,694
Current portion of term credit facility (note 7)	11,000	7,250
Current portion of capital lease obligations	1,474	787
Term credit facility scheduled repayments due beyond one year (note 7)	33,000	—
Future income taxes	9,590	5,260

	114,350	57,292
Term credit facility (note 7)	—	41,250
Capital lease obligations	4,405	2,251
Senior notes	240,400	262,260
Derivative financial instruments	22,600	740
Future income taxes (note 8)	—	2,515
Advances from parent company (note 9)	288	—
Shareholder’s equity:
Share capital (note 10)	127,500	127,500
Contributed surplus	444	137
Deficit	(31,006)	(4,556)

	96,938	123,081
Basis of presentation—future operations (note 1)
Subsequent event (note 7(b))
United States generally accepted accounting principles (note 11)

	$478,981	$489,389

See accompanying notes to interim consolidated financial statements.

NORTH AMERICAN ENERGY PARTNERS INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

AND RETAINED EARNINGS (DEFICIT)

(in thousands of Canadian dollars)

(unaudited)

	For the three months ended December 31, 2004	For the nine months ended December 31, 2004	For the period from November 26, 2003 to December 31, 2003	Predecessor Company
				For the period from October 1, 2003 to November 25, 2003	For the period from April 1, 2003 to November 25, 2003
Revenue	$80,992	$234,532	$25,203	$54,639	$250,652

Project costs	66,721	167,644	17,436	38,831	156,976
Equipment costs	14,644	39,741	3,564	11,081	53,986
Depreciation	5,286	14,946	1,364	1,177	6,566

	86,651	222,331	22,364	51,089	217,528

Gross profit (loss)	(5,659)	12,201	2,839	3,550	33,124
General and administrative	5,354	15,349	1,065	1,956	7,783
Loss (gain) on disposal of capital assets	260	509	—	—	(49)
Amortization of intangible assets	484	2,971	1,968	—	—

Operating income (loss)	(11,757)	(6,628)	(194)	1,594	25,390

Management fees	—	—	—	17,870	41,070
Interest expense	8,284	24,811	3,099	441	2,457
Foreign exchange loss (gain)	18	516	12	(7)	(7)
Other income	(38)	(261)	(51)	(31)	(367)

	8,264	25,066	3,060	18,273	43,153

Loss before income taxes	(20,021)	(31,694)	(3,254)	(16,679)	(17,763)
Income taxes:
Current income taxes	888	2,531	264	13	218
Future income taxes	(2,050)	(7,775)	(1,699)	(6,175)	(6,840)

	(1,162)	(5,244)	(1,435)	(6,162)	(6,622)

Net loss	(18,859)	(26,450)	(1,819)	(10,517)	(11,141)
Retained earnings (deficit), beginning of period	(12,147)	(4,556)	—	29,193	29,817

Retained earnings (deficit), end of period	$(31,006)	$(31,006)	$(1,819)	$18,676	$18,676

See accompanying notes to interim consolidated financial statements.

NORTH AMERICAN ENERGY PARTNERS INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of Canadian dollars)

(unaudited)

	For the three months ended December 31, 2004	For the nine months ended December 31, 2004	For the period from November 26, 2003 to December 31, 2003	Predecessor Company
				For the period from October 1, 2003 to November 25, 2003	For the period from April 1, 2003 to November 25, 2003
Cash provided by (used in):
Operating activities:
Net loss	$(18,859)	$(26,450)	$(1,819)	$(10,517)	$(11,141)
Items not affecting cash:
Depreciation	5,286	14,946	1,364	1,177	6,566
Amortization of intangible assets	484	2,971	1,968	—	—
Amortization of deferred financing costs	668	1,922	202	—	—
Loss (gain) on disposal of capital assets	260	509	—	—	(49)
Increase (decrease) in allowance for doubtful accounts	13	(99)	(31)	102	141
Stock-based compensation expense	79	307	—	—	—
Future income taxes	(2,050)	(7,775)	(1,699)	(6,175)	(6,840)
Net changes in non-cash working capital (note 3(b))	(1,362)	(3,914)	290	580	13,832

	(15,481)	(17,583)	275	(14,833)	2,509
Investing activities:
Purchase of capital assets	(6,081)	(20,494)	(734)	(288)	(5,234)
Proceeds on disposal of capital assets	357	491	287	6	609
Acquisition	—	—	(367,778)	—	—

	(5,724)	(20,003)	(368,225)	(282)	(4,625)
Financing activities:
Increase in revolving credit facility	10,000	10,000	—	—	—
Repayment of term credit facility	(1,500)	(4,500)	—	(1,094)	(4,428)
Repayment of capital lease obligations	(373)	(811)	(57)	(767)	(3,289)
Financing costs	(8)	(642)	(16,468)	—	—
Advances from parent company	—	288	—	—	—
Issuance of share capital	—	—	92,500	—	—
Issuance of senior notes	—	—	263,000	—	—
Proceeds from term credit facility	—	—	50,000	—	—
Advances from Norama Inc.	—	—	—	14,471	17,696
Decrease in cheques issued in excess of cash deposits	—	—	—	—	(2,496)
Decrease in operating line of credit	—	—	—	—	(516)

	8,119	4,335	388,975	12,610	6,967

Increase (decrease) in cash and cash equivalents	(13,086)	(33,251)	21,025	(2,505)	4,851
Cash and cash equivalents, beginning of period	16,430	36,595	—	7,356	—

Cash and cash equivalents, end of period	$3,344	$3,344	$21,025	$4,851	$4,851

See accompanying notes to interim consolidated financial statements.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of presentation—future operations

These unaudited interim consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) for interim financial statements and do not include all of the disclosures normally contained in the Company’s annual consolidated financial statements. Since the determination of many assets, liabilities, revenues and expenses is dependent on future events, the preparation of these unaudited interim financial statements requires the use of estimates and assumptions. In the opinion of management, these unaudited interim financial statements have been prepared within reasonable limits of materiality. Except as noted below, these unaudited interim financial statements follow the same significant accounting policies as described and used in the most recent annual consolidated financial statements of the Company for the year ended March 31, 2004 and should be read in conjunction with those financial statements.

These consolidated financial statements have been prepared on a going concern basis in accordance with Canadian GAAP. The going concern basis of presentation reflects the assumption that the Company will continue in operation for a reasonable period of time and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

As discussed in note 7, at December 31, 2004, the Company would have been in breach of several financial covenants under its Credit Agreement without a series of waivers from its lenders. Without the waivers, the lenders would have the right to demand immediate repayment of all amounts outstanding under the facility. There is uncertainty with respect to the ability of the Company to comply with its debt covenants during the next twelve months without an amendment or waiver of the covenants. As a result, the Company has reclassified the term credit facility’s scheduled repayments due beyond one year as current. Management is currently exploring alternatives to resolve the issue, including seeking alternate financing sources; however, there is no certainty that their efforts will be successful.

The ability of the Company to continue as a going concern and to realize the carrying value of its assets and discharge its liabilities when due, is dependent upon the Company’s ability to find new sources of financing or its ability to negotiate a significant amendment to the current covenants that would result in the full amount of the revolving credit facility becoming available. These financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate. If the going concern basis was not appropriate for these financial statements, then significant adjustments would likely be necessary in the carrying value of assets and liabilities, the reporting revenues and expenses, and the balance sheet classifications used.

The comparative information presented for the period from April 1, 2003 to November 25, 2003 reflects the results of operations of Norama Ltd. (“Norama” or the “Predecessor Company”) preceding the acquisition that occurred on November 26, 2003. The comparative results presented may not be directly comparable to the Company’s results for the three-month and nine-month periods ended December 31, 2004 due to the buy-out of equipment leases and the effect of the revaluation of assets and liabilities to their estimated fair market values in accordance with the application of accounting standards related to purchase accounting.

The Company proportionally consolidates the assets, liabilities, revenues, expenses and cash flows of joint ventures in which it has an investment.

2.    Accounting policy changes

a) Hedging relationships:

Effective April 1, 2004, the Company prospectively adopted the provisions of the Canadian Institute of Chartered Accountants’ new Accounting Guideline 13, “Hedging Relationships” (“AcG-13”), that specifies the circumstances in which hedge accounting is appropriate, including the identification, documentation, designation, and effectiveness of hedges, and the discontinuance of hedge accounting.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has determined that all of its current hedges qualify for hedge accounting in accordance with AcG-13.

b) Revenue recognition:

Effective April 1, 2004, the Company prospectively adopted the new Canadian accounting standards EIC-141, “Revenue Recognition,” and EIC-142, “Revenue Arrangements with Multiple Deliverables,” which incorporate the principles and guidance under United States generally accepted accounting principles (“U.S. GAAP”) for revenue recognition. No changes to the recognition or classification of revenue were made as a result of the adoption of these standards.

3.    Other information

a) Supplemental cash flow information:

	For the three months ended December 31, 2004	For the nine months ended December 31, 2004	For the period from November 26, 2003 to December 31, 2003	Predecessor Company
				For the period from October 1, 2003 to November 25, 2003	For the period from April 1, 2003 to November 25, 2003
Cash paid during the period for:
Interest	$13,830	$29,584	$59	$510	$2,431
Income taxes	225	3,408	5	18	325
Cash received during the period for:
Interest	32	305	49	10	100
Income taxes	—	—	—	—	—
Non-cash transactions:
Capital leases	$1,561	$3,652	$943	$—	$—

b) Net change in non-cash working capital:

	For the three months ended December 31, 2004	For the nine months ended December 31, 2004	For the period from November 26, 2003 to December 31, 2003	Predecessor Company
				For the period from October 1, 2003 to November 25, 2003	For the period from April 1, 2003 to November 25, 2003
Accounts receivable	$(18,801)	$(11,885)	$11,781	$(13,149)	$3,338
Unbilled revenue	13,519	2,963	(771)	3,596	15,289
Inventory	392	307	—	—	—
Prepaid expenses	(1,151)	(590)	369	—	(544)
Accounts payable	11,700	16,262	(6,419)	7,962	(2,794)
Accrued liabilities	(7,021)	(10,971)	(4,670)	2,171	(1,457)

	$(1,362)	$(3,914)	$290	$580	$13,832

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

c) Investment in joint venture

The Company participates in an incorporated joint venture. The consolidated financial statements include the Company’s proportionate share of the assets, liabilities, revenues, expenses, net loss and cash flows of the joint venture, as set out in the following tables:

December 31, 2004
Assets
Cash	$395
Accounts receivable	789
Unbilled revenue	4,558

$5,742

Liabilities
Accounts payable	$994
Accrued liabilities	891
Venturer’s equity	3,857

$5,742

	For the three months ended December 31, 2004	For the nine months ended December 31, 2004	For the period from November 26, 2003 to December 31, 2003	Predecessor Company
				For the period from October 1, 2003 to November 25, 2003	For the period from April 1, 2003 to November 25, 2003
Revenue	$4,025	$7,631	$2	$170	$170
Project costs	4,107	8,840	14	154	154
General and administrative	—	—	2	3	3

Net income (loss)	$(82)	$(1,209)	$(14)	$13	$13

				Predecessor Company
	For the three months ended December 31, 2004	For the nine months ended December 31, 2004	For the period from November 26, 2003 to December 31, 2003	For the period from October 1, 2003 to November 25, 2003	For the period from April 1, 2003 to November 25, 2003
Cash used in:
Operating activities	$(3,292)	$(4,668)	$(56)	$(76)	$(76)
Investing activities	—	—	—	—	—
Financing activities	3,290	5,061	56	76	76

	$(2)	$393	$—	$—	$—

The Company was contingently liable at December 31, 2004 for obligations of its incorporated joint venture totaling $57 (March 31, 2004 - $6), representing the other venturer’s proportionate share of the joint venture’s liabilities. The assets of the joint venture are available for the purpose of satisfying such obligations.

The Company enters into transactions in the normal course of operations with its joint venture. These transactions are measured at the exchange amount, being the amount of consideration established and agreed to

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by the parties involved. During the three-month and nine-month periods ended December 31, 2004, the Company provided $2,267 and $4,777 of labour and equipment services to the joint venture, respectively (April 1, 2003 – November 25, 2003 – $101; November 26, 2003 – December 31, 2003 – $16). Additionally the Company recovered costs of $nil and $268 from the joint venture for the three-month and nine-month periods ended December 31, 2004 (April 1, 2003 – November 25, 2003 – $23; November 26, 2003 – December 31, 2003 – $6).

The Company’s intercompany transactions with the joint venture eliminate on consolidation.

4.    Segmented information

a) General overview:

The Company conducts business in three operating segments: Mining and Site Preparation, Piling and Pipeline.

•	Mining and Site Preparation:

The Mining and Site Preparation operating segment provides mining and site preparation services, including overburden removal and reclamation services, project management and underground utility construction, to a variety of customers throughout Western Canada.

•	Piling:

The Piling operating segment provides deep foundation construction and design-build services to a variety of industrial and commercial customers throughout Western Canada.

•	Pipeline:

The Pipeline operating segment provides both small and large diameter pipeline construction and installation services to energy and industrial clients throughout Western Canada.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b) Results by operating segment:

For the three months ended December 31, 2004	Mining and Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$63,872	$13,319	$3,801	$80,992
Depreciation of capital assets	2,618	562	40	3,220
Segment profits	(9,183)	2,320	390	(6,473)
Segment assets	299,211	79,470	45,204	423,885
Expenditures for segment capital assets	2,784	27	773	3,584

For the nine months ended December 31, 2004	Mining and Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$173,250	$43,957	$17,325	$234,532
Depreciation of capital assets	7,231	1,860	122	9,213
Segment profits	(130)	9,100	2,378	11,348
Segment assets	299,211	79,470	45,204	423,885
Expenditures for segment capital assets	15,418	85	773	16,276

For the period from November 26, 2003 to December 31, 2003	Mining and Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$10,857	$3,025	$11,321	$25,203
Depreciation of capital assets	526	125	102	753
Segment profits	596	810	2,070	3,476
Segment assets	282,203	76,775	62,244	421,222
Expenditures for segment capital assets	173	—	578	751

Predecessor Company For the period from October 1, 2003 to November 25, 2003	Mining and Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$34,878	$8,565	$11,196	$54,639
Depreciation of capital assets	473	229	70	772
Segment profits	3,285	977	2,123	6,385
Segment assets	77,906	31,792	15,904	125,602
Expenditures for segment capital assets	164	11	—	175

Predecessor Company For the period from April 1, 2003 to November 25, 2003	Mining and Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$182,368	$39,417	$28,867	$250,652
Depreciation of capital assets	3,590	1,256	158	5,004
Segment profits	17,745	8,330	5,054	31,129
Segment assets	77,906	31,792	15,904	125,602
Expenditures for segment capital assets	2,591	417	—	3,008

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

c) Reconciliations:

(i) Income (loss) before income taxes:

	For the three months ended December 31, 2004	For the nine months ended December 31, 2004	For the period from November 26, 2003 to December 31, 2003	Predecessor Company
				For the period from October 1, 2003 to November 25, 2003	For the period from April 1, 2003 to November 25, 2003
Total profit for reportable segments	$(6,473)	$11,348	$3,476	$6,385	$31,129
Unallocated corporate expenses	(14,127)	(43,325)	(6,062)	(20,333)	(51,077)
Unallocated equipment revenue	579	283	(668)	(2,731)	2,185

Loss before income taxes	$(20,021)	$(31,694)	$(3,254)	$(16,679)	$(17,763)

(ii) Total assets:

	December 31, 2004	March 31, 2004
Total assets for reportable segments	$423,885	$410,469
Corporate assets	55,096	78,920

Total assets	$478,981	$489,389

All of the Company’s assets are located in Western Canada and the activities are performed throughout the year.

5.    Stock-based compensation plan

Under the 2004 Share Option Plan, directors, officers, employees and service providers to the Company are eligible to receive stock options to acquire common shares in NACG Holdings Inc. The stock options expire in ten years or on termination of employment. Options may be exercised at a price determined at the time the option is awarded, and vest as follows: no options vest on the award date and twenty percent vest on each of the five following award date anniversaries. The maximum number of common shares presently authorized under this plan is 92,500, of which 21,258 are still available for issue as at December 31, 2004. As at December 31, 2004, none of these options were exercisable. No stock options were granted by the Predecessor Company.

The fair value of each option granted by NACG Holdings Inc. was estimated using the Black-Scholes option-pricing model assuming: a dividend yield of nil percent; a risk-free interest rate of 4.26 percent; volatility of nil percent; and an expected option life of 10 years.

The stock options outstanding at December 31, 2004 are as follows:

	Number of options	Weighted average exercise price $ per share
Outstanding at March 31, 2004	54,130	100.00
Granted	19,112	100.00
Exercised	—
Forfeited	(2,000)	100.00

Outstanding at December 31, 2004	71,242	100.00

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2004, the range of exercise prices, the weighted average exercise price and the weighted average remaining contractual life are as follows:

	Options outstanding
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price
$100	71,242	9.1	$100

The Company recorded $79 of compensation expense related to the stock options during the three months ended December 31, 2004 (nine months ended December 31, 2004 – $307) with such amount being credited to contributed surplus.

6.    Comparative figures

Certain of the comparative figures have been reclassified to be consistent with the current period presentation.

7.    Senior secured credit facility

a) General terms:

The Company refers to the revolving credit facility and the term loan collectively as the “senior secured credit facility.” The Credit Agreement dated November 26, 2003 related to the senior secured credit facility (the “Credit Agreement”) imposes certain restrictions on the Company, including restrictions on the Company’s ability to incur indebtedness, pay dividends, make investments, grant liens, sell assets and engage in certain other activities. In addition, the Credit Agreement requires the Company to maintain certain financial ratios (“covenants”) including: achieving certain levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”); maintaining interest and fixed-charge coverage ratios above a specified minimum level; limiting capital expenditures to specified amounts; and maintaining leverage ratios below specified maximum levels. The indebtedness under the senior secured credit facility is secured by substantially all of the Company’s assets and those of its subsidiaries, including accounts receivable and capital assets. As at December 31, 2004, the Company had $10.0 million in outstanding borrowings under the revolving credit facility and had issued $10.0 million in letters of credit to support bonding requirements associated with customer contracts. There was $44.0 million outstanding under the term loan portion of the senior secured credit facility at December 31, 2004.

b) Subsequent event:

After December 31, 2004, the Company’s management informed the lenders under the Credit Agreement of the Company’s potential breach of various covenants under the Credit Agreement. The Company has obtained a series of waivers from the lenders, waiving its non-compliance with certain financial covenants for several quarterly periods of fiscal 2005, its failure to deliver financial statements for the periods ended December 31, 2004, January 31, 2005 and February 28, 2005 by specified dates, and any default that would arise under the Credit Agreement as a result of being out of compliance with the corresponding covenant in the indenture governing the Company’s 8 3/4% senior notes requiring delivery of its December 31, 2004 financial statements by March 1, 2005. The most recent waivers expire on the earlier of April 29, 2005 or the date of any material non-compliance under the waivers. During the waiver period, the lending banks under the senior secured credit facility will not provide any additional funding. The revolving credit facility would otherwise provide the Company with available borrowing capacity up to $70 million in total, subject to borrowing base limitations. In addition, during the waiver period, the Company

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was obligated to update various information regarding its assets, provide more current financial information regarding its operations than currently required by the Credit Agreement and cooperate with a third party engaged by the lenders to evaluate the Company’s accounting and control procedures surrounding the causes for the misstatements described herein and to review the Company’s current customer contracts.

At December 31, 2004, without the waivers referred to above, the Company would have been in breach of several financial covenants under the Credit Agreement. The specific financial covenants in question were all based on EBITDA measured over a trailing twelve-month period. Under the terms of the Credit Agreement, a breach of covenants constitutes an event of default giving the lenders the right to demand immediate repayment of all amounts outstanding under the senior secured credit facility.

In the event that the Company fails to obtain additional waivers or an amendment of the Credit Agreement by April 29, 2005, its lenders would be in a position to demand immediate repayment on the Company’s senior secured credit facility. Management is currently exploring alternatives to resolve the matters including seeking alternative financing sources. However, the Company cannot provide any assurances that a modification of the Credit Agreement or new financing agreement will be consummated or that the Company will have access to such capital when required to fund its future operations.

c) Current classification:

The Company has reclassified the term credit facility scheduled repayments due beyond one year to current, as required by accounting standards under Emerging Issues Committee Abstract EIC-59, “Long-term Debt with Covenant Violations”. Under this accounting standard, in circumstances where, at the balance sheet date, the debtor would have been in violation of one or more financial covenants giving the creditor the right to demand repayment absent the modification of financial covenants and it is likely that the debtor will violate one or more of its financial covenants within one year of the balance sheet, then the debtor must classify its non-current debt as current.

8.    Future income taxes

The future income tax asset has been reduced by a valuation allowance to the extent that it is more likely than not that some portion or all of the assets will not be realized.

9.    Related party balance

Advances from parent company of $288 as at December 31, 2004 represents a non-interest bearing note payable to the Company’s parent, NACG Holdings Inc. The note was transacted in the normal course of operations and recorded at the exchange value and on terms as agreed to by the parties. The note payable contains no specified repayment terms.

10.    Share capital

Authorized:

Unlimited number of common voting shares.

Issued:

	Number of Shares	Amount
Outstanding at March 31, 2004	100	$127,500
Issued	—	—
Redeemed	—	—

Outstanding at December 31, 2004	100	$127,500

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.    United States generally accepted accounting principles (“U.S. GAAP”)

These interim consolidated financial statements have been prepared in accordance with Canadian GAAP which differs in certain respects from U.S. GAAP. For the periods presented herein, material issues that could give rise to measurement differences in the interim consolidated financial statements are as follows:

Derivative and hedging activities:

In accordance with the provisions of Financial Accounting Standards Board Statement No. 133 “Accounting for Derivatives and Hedging Activities,” all derivatives are recognized as assets and liabilities on the balance sheet and measured at fair value. As of December 31, 2004, the fair value of the derivatives was a liability of $46,078. The Company has elected to measure and assess effectiveness based on total changes in the cash flows generated by hedging instruments. Each period, an amount equal to the gain or loss resulting on the re-measurement of the hedged item at spot rates is reclassified from other comprehensive income and recorded as an offset to the foreign currency gains or losses otherwise recorded. In addition, the Company reclassifies an amount to reflect the cost element of the hedging instrument. During the three months ended December 31, 2004, $7,374 (net of tax of $3,731) was reclassified from other comprehensive income and deducted from income (nine months ended December 31, 2004-$14,772 (net of tax of $7,475)).

For the three months ended December 31, 2004
Net loss in accordance with Canadian and U.S. GAAP	$(18,859)
Net loss on cash flow hedges, net of tax of $7,590	(14,998)
Plus: reclassification adjustments, net of tax of $3,731	7,374

Comprehensive loss in accordance with U.S. GAAP	$(26,483)

For the nine months ended December 31, 2004
Net loss in accordance with Canadian and U.S. GAAP	$(26,450)
Net loss on cash flow hedges, net of tax of $11,697	(23,115)
Plus: reclassification adjustments, net of tax of $7,475	14,772

Comprehensive loss in accordance with U.S. GAAP	$(34,793)

Investment in joint venture:

Under Canadian GAAP, investments in joint ventures are accounted for using the proportionate consolidation method. Under U.S. GAAP, investments in joint ventures are accounted for using the equity method. The different accounting treatment affects only the display and classification of financial statement items and not net earnings or shareholders’ equity. Rules prescribed by the Securities and Exchange Commission of the United States (“SEC”) permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. In addition, the Company disclosed in note 3(c) the major components of its financial statements resulting from the use of the proportionate consolidation method to account for its interests in joint ventures.

Recent United States accounting pronouncements:

SFAS 123R, “Share-Based Payment”, is in effect for fiscal 2006 of the Company. This revised standard requires companies to recognize in the income statement, the grant-date fair value of stock options and other equity-based compensation issued to employees. The fair value of liability-classified awards is remeasured

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subsequently at each reporting date through the settlement date, while the fair value of equity-classified awards is not subsequently remeasured. The alternative to use the intrinsic value method of APB Opinion 25 is eliminated with this revised standard. The Company is currently evaluating the impact of this revised standard.

SFAS 153, “Exchanges of Non-monetary Assets—an Amendment of APB Opinion 29”, was issued in December 2004. Accounting Principles Board (“APB”) Opinion 29 is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of assets exchanged. SFAS 153 amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The standard is effective for the Company for non-monetary asset exchanges occurring in fiscal 2006 and will be applied prospectively. The Company is currently evaluating the impact of this revised standard.

In November 2004, the FASB issued SFAS 151, “Inventory Costs.” This standard requires the allocation of fixed production overhead costs be based on the normal capacity of the production facilities and unallocated overhead costs recognized as an expense in the period incurred. In addition, other items such as abnormal freight, handling costs and wasted materials require treatment as current period charges rather than a portion of the inventory cost. This standard is effective for fiscal 2006 of the Company. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

12.    Subsequent event

On May 19, 2005, the Company issued senior secured notes in the amount of US $60.5 million. These notes will mature on June 1, 2010 and bear interest at 9% payable semi-annually. Concurrently, the Company issued preferred shares to existing shareholders of NACG Holdings Inc. for total proceeds of $7.5 million and $1.0 million of preferred shares to one of the counterparties under the Company’s existing swap agreements. In addition, the Company has entered into a $40 million revolving credit facility with a five year term that, together with the senior secured notes, replaced the Company’s existing senior secured credit facility. The Company used the proceeds from the issuance of the notes and preferred shares of approximately $83.8 million to repay the existing term and revolving credit facilities of approximately $61.3 million, to pay related fees and expenses of approximately $6.0 million, and for general corporate purposes.

ANNEX A

NORTH AMERICAN ENERGY PARTNERS INC.

LETTER OF TRANSMITTAL

LETTER OF TRANSMITTAL

To Tender for Exchange

9% Senior Secured Notes due 2010

of

North American Energy Partners Inc.

Pursuant to the Prospectus dated June 24, 2005.

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 26, 2005 UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS OF ORIGINAL NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, N.A.

By Overnight Delivery or Regular Mail: Wells Fargo Bank, N.A. Corporate Trust Operations Sixth and Marquette MAC N9303-121 Minneapolis, MN 55479	By Facsimile: (612) 667-4927 Confirm by Telephone: (800) 344-5128	By Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR ORIGINAL NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

This Letter of Transmittal is to be used by holders (“Holders”) of 9% Senior Secured Notes due 2010 (the “Original Notes”) of North American Energy Partners Inc. (the “Company”) to receive 9% Exchange Senior Secured Notes due 2010 (the “Exchange Notes”) of the Company if: (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holder; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Book-Entry Delivery Procedures” in the Prospectus dated June 24, 2005 (the “Prospectus”); or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus.

The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (which together constitute the “Exchange Offer”) must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent’s account at DTC. DTC will then send an agent’s message to the Exchange Agent for its acceptance. Delivery of the agent’s message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the agent’s message. By tendering Original Notes pursuant to the book-entry procedures established by DTC, the participant agrees to be bound by the terms of this Letter of Transmittal as if such participant had signed and physically delivered such document to the Exchange Agent.

Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

If a Holder wishes to surrender Original Notes pursuant to the Exchange Offer and cannot meet the Expiration Date deadline, or cannot deliver the Original Notes, the Letter of Transmittal or any other documentation on time, then the Holder must surrender the Original Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus. See Instruction 2.

The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

TENDER OF ORIGINAL NOTES

☐	CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.

☐	CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution:

DTC Account Number:

Transaction Code Number:

☐	CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name(s) of Registered Holder(s):

Window Ticker Number (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Eligible Institution that Guaranteed Delivery:

List below the Original Notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Original Notes tendered herewith. The Original Notes and the principal amount of Original Notes that the undersigned wishes to tender should be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.

DESCRIPTION OF ORIGINAL NOTES
Name(s) and Address(es) of Registered Holder(s) (Please fill in if blank) See Instruction 3	Certificate Number(s)*	Aggregate Principal Amount Represented**	Principal Amount Tendered**

Total Principal Amount of Original Notes

*      Need not be completed by Holders tendering by book-entry transfer.

**    Unless otherwise specified, the entire aggregate principal amount represented by the Original Notes described above will be deemed to be rendered. See Instruction 4.

NOTE: SIGNATURES MUST BE PROVIDED BELOW.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

The undersigned hereby tenders to North American Energy Partners Inc. (the “Company”), upon the terms and subject to the conditions set forth in its Prospectus dated June 24, 2005 (the “Prospectus”), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the “Exchange Offer”), the principal amount of Original Notes indicated in the preceding table entitled “Description of Original Notes” under the column heading “Principal Amount Tendered.”

Subject to, and effective upon, the acceptance for purchase of the principal amount of Original Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Original Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to such Original Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Original Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Original Notes on the account books maintained by DTC to, or upon the order of, the Company, (ii) present such Original Notes for transfer of ownership on the books of the Company, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Original Notes tendered hereby and that the Company will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim, when the same are accepted by the Company. The undersigned also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Company to be necessary or desirable to complete the sale, exchange, assignment and transfer of the Original Notes tendered hereby. The undersigned hereby further represents that any Exchange Notes acquired in exchange for Original Notes tendered hereby will have been acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the undersigned, that neither the holder of such Original Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the Holder of such Original Notes nor any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), of the Company or a broker-dealer tendering the Original Notes acquired directly from the Company for its own account.

The undersigned also acknowledges that this Exchange Offer is being made in reliance on interpretations by the staff of the Securities and Exchange Commission (the “SEC”), as set forth in no-action letters issued to third parties, that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the provisions of the Securities Act), provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. The Company, however, does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in other circumstances. If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes acquired as a result of market-making or other trading activities (a “Participating Broker-Dealer”), it represents that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making or other trading activities and acknowledges that it will deliver a prospectus (as amended or supplemented from time to time) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such Participating Broker-Dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The Company has agreed that, subject to the provisions of the Registration Rights Agreement, dated May 19, 2005, among the Company, the guarantors named therein and the initial purchaser, the Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes which were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities, for a period ending on the earlier of (i) 180 days from the date the registration statement, of which the Prospectus is a part, is declared effective and (ii) the date on which a Participating Broker-Dealer is no longer required to deliver a Prospectus in order to resell the Exchange Notes or in connection with market-making or other trading activities. In that regard, each Participating Broker-Dealer by tendering such Original Notes and executing this Letter of Transmittal, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the Prospectus untrue in any material respect or which causes the Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Notes, it shall extend the period referred to above during which Participating Broker-Dealers are entitled to use the Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes or to and including the date on which the Company has given notice that the sale of Exchange Notes may be resumed, as the case may be.

Tenders of Original Notes may be withdrawn by written or facsimile transmission notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date. In the event of a termination of the Exchange Offer, the Original Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly, at no cost (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account maintained at DTC from which such Original Notes were delivered). If the waiver of an unsatisfied condition by the Company constitutes a material change to the Exchange Offer, the Company will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer to the extent required by law.

The tender of Original Notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned’s acceptance of the terms and conditions of the Exchange Offer. The Company’s acceptance for exchange of Original Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. Under certain circumstances set forth in the prospectus, the Company may not be required to accept for exchange any of the Original Notes tendered hereby.

All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned.

The delivery and surrender of any Original Notes is not effective, and the risk of loss of the Original Notes does not pass to the Exchange Agent or the Company, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered original notes, will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly surrendered, to reject any Original Notes if acceptance of them would, in the opinion of the Company’s counsel, be unlawful and to waive any defects, irregularities or conditions of surrender as to particular Original Notes.

Unless waived, the undersigned must cure any defects or irregularities in connection with surrenders of Original Notes on or before the Expiration Date. Although the Company intends to notify Holders of defects or irregularities in connection with surrenders of Original Notes, neither the Company, the Exchange Agent nor anyone else will be liable for failure to give such notice. Surrenders of Original Notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

Unless otherwise indicated herein under “Special Issuance Instructions,” the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Original Notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under “Special Delivery Instructions,” the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned’s signature(s). In the event that the “Special Issuance Instructions” box or the “Special Delivery Instructions” box is, or both are, completed, the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Original Notes be delivered to, and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The Company has no obligation pursuant to the “Special Issuance Instructions” box or “Special Delivery Instructions” box to transfer any Original Notes from the name of the registered Holder(s) thereof if the Company does not accept for exchange any of the principal amount of such Original Notes so tendered.

☐	CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES IS AN AFFILIATE OF THE COMPANY.

☐	CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE COMPANY OR AN AFFILIATE OF THE COMPANY.

☐	CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE COMPANY WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name:

Address:

SPECIAL ISSUANCE INSTRUCTIONS

(See Instructions 1, 5, 6 and 7)

To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Exchange Notes are to be issued in the name of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled “Description of Original Notes” within this Letter of Transmittal.

Issue:   ☐  Original Notes

             ☐  Exchange Notes

(check as applicable)

Name:

(Please Print)

Address:

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

(See Substitute Form W-9 herein)

SPECIAL DELIVERY INSTRUCTIONS

(See Instructions 1, 5, 6 and 7)

To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange or Exchange Notes are to be sent to someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled “Description of Original Notes” within this Letter of Transmittal.

Issue:   ☐  Original Notes

             ☐  Exchange Notes

(check as applicable)

Name:

(Please Print)

Address:

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

(See Substitute Form W-9 herein)

PLEASE SIGN HERE

(To be completed by all tendering Holders of Original Notes

regardless of whether Original Notes are being physically delivered herewith)

This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Original Notes or, if tendered by a participant in DTC, exactly as such participant’s name appears on a security position listing as owner of Original Notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

Signature(s) of Registered Holder(s) or Authorized Signatory

(See guarantee requirement below)

Dated:

Name(s):

(Please Print)

Capacity (Full Title):

Address:

(Including Zip Code)

Area Code and Telephone Number:

Tax Identification or Social Security Number:

(Complete Accompanying Substitute Form W-9)

SIGNATURE GUARANTEE

(IF REQUIRED—SEE INSTRUCTIONS 1 AND 5)

Authorized Signature

Name of Firm

[place seal here]

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Exchange Offer

1.    Signature Guarantees.    In the event that signatures on this letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by an Eligible Institution. As used herein and in the Prospectus, “Eligible Institution” means a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, as “an eligible guarantor institution,” including (as such terms are defined therein) (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association. Signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution unless the Original Notes surrendered hereby are surrendered (i) by a registered Holder of Original Notes that has not completed the box titled “Special Delivery Instructions” on this Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 5.

2.    Delivery of Letter of Transmittal and Original Notes.    This Letter of Transmittal is to be completed by Holders if (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent’s account at DTC pursuant to the procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Book-Entry Delivery Procedures” in the Prospectus, or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus. All physically delivered Original Notes, or a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all Original Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Original Notes pursuant to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus. Pursuant to such procedures:

(i)  such tender must be made by or through an Eligible Institution,

(ii)  prior to the Expiration Date, the Exchange Agent must receive from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange (“NYSE”) trading days after the Expiration Date, this Letter of Transmittal (or facsimile hereof), together with the certificate(s) for all physically tendered Original Notes, or a book-entry confirmation, and any other documents required by this Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent, and

(iii)  a properly executed Letter of Transmittal, as well as the certificate(s) for all physically tendered Original Notes in proper form for transfer or book-entry confirmation, as the case may be, and all other documents required by this Letter of Transmittal, must be received by the Exchange Agent within five NYSE trading days after the Expiration Date.

Any Holder of Original Notes who wishes to tender his Original Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Agent will send a notice of guaranteed delivery upon request if Original Notes are surrendered according to the guaranteed delivery procedures set forth above.

The method of delivery of this Letter of Transmittal, the Original Notes and all other required documents, including delivery through DTC, is at the election and risk of the tendering Holder and, except as otherwise provided in this Instruction 2, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date.

No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Original Notes for exchange.

3.    Inadequate Space.    If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Original Notes should be listed on a separate signed schedule attached hereto.

4.    Partial Tenders.    (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by an Original Note submitted, such Holders must fill in the principal amount that is to be tendered in the “Principal Amount Tendered” column of the box entitled “Description of Original Notes” on page 3 of this Letter of Transmittal. The minimum permitted tender is US$1,000 in principal amount of Original Notes. All other tenders must be in integral multiples of US$1,000 in principal amount. In the case of a partial tender of Original Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Original Notes that were evidenced by such Holder’s old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Original Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

5.    Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements.    If this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes tendered hereby, the signatures must correspond exactly with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Original Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Original Notes.

If any of the Original Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Original Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If this Letter of Transmittal or any certificates or bond powers or any Original Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person’s authority to so act must be submitted. Unless waived by the Company, such person must submit with this Letter of Transmittal evidence satisfactory to the Company of such person’s authority to act in the particular capacity.

When this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes listed herein and transmitted hereby, no endorsements of Original Notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or Original Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Original Notes or instruments of transfer must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed other than by the registered Holder of any Original Notes listed in this Letter of Transmittal, then such Original Notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize the party signing this Letter of Transmittal to tender the Original Notes on behalf of the registered Holder and must be signed by the registered Holder as the registered Holder’s name appears on the Original Notes. Signatures on such certificate(s) must be guaranteed by an Eligible Institution.

6.    Special Issuance and Delivery Instructions.    If certificates for Exchange Notes or unexchanged or untendered Original Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such Original Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Original Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Original Notes were delivered.

7.    Transfer Taxes.    The Company will pay all transfer taxes, if any, applicable to the transfer of Original Notes to it or its order pursuant to the Exchange Offer. If, however, Exchange Notes and/or substitute Original Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the Holder of the Original Notes tendered hereby, or if tendered Original Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of Original Notes to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering Holder.

Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the Original Notes specified in this Letter of Transmittal.

8.    Waiver of Conditions.    The conditions of the Exchange Offer may be amended or waived by the Company in whole or in part at any time and from time to time in the Company’s sole discretion in the case of any Original Notes tendered.

9.    Substitute Form W-9.    Each tendering owner of an Original Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number (“TIN”), generally the owner’s social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under “Important Tax Information,” and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a US$50 penalty imposed by the Internal Revenue Service and 28% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the Exchange Agent will withhold 28% until a TIN is provided to the Exchange Agent.

10.    Broker-dealers Participating in the Exchange Offer.    If no broker-dealer checks the last box on page 7 of this Letter of Transmittal, the Company has no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

11.    Irregularities.    The Company will determine, in its sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for which, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus under the caption “The Exchange Offer” or any conditions or irregularity in any tender of Original Notes of any particular Holder whether or not similar conditions or irregularities are waived in the case of other Holders.

The Company’s interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) will be final and binding. No tender of Original Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, any employees, agents, affiliates or assigns of the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

12.    No Conditional Tenders.    No alternative, conditional, irregular or contingent tenders will be accepted. All tendering Holders of Original Notes, by execution of this Letter of Transmittal, shall waive any right to receive notice of the acceptance of their Original Notes for exchange.

13.    Mutilated, Lost, Stolen or Destroyed Original Notes.    Any tendering Holder whose Original Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address indicated on the front of this Letter of Transmittal for further instructions.

14.    Requests for Assistance or Additional Copies.    Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the notice of guaranteed delivery may be directed to the Exchange Agent at the telephone numbers and location listed on the cover page of this Letter of Transmittal. A Holder or owner may also contact such Holder’s or owner’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

15.    Incorporation of Letter of Transmittal.    This Letter of Transmittal shall be deemed to be incorporated in any tender of Original Notes by any DTC participant effected through procedures established by DTC and, by virtue of such tender, such participant shall be deemed to have acknowledged and accepted this Letter of Transmittal on behalf of itself and the beneficial owners of any Original Notes so tendered. By tendering Original Notes pursuant to book-entry procedures established by DTC, the DTC participant agrees to be bound by the terms of this Letter of Transmittal as if such participant had signed and physically delivered such document to the Exchange Agent.

IMPORTANT: This Letter of Transmittal (or a facsimile hereof), together with certificates representing the Original Notes and all other required documents or the notice of guaranteed delivery, must be received by the Exchange Agent on or prior to the Expiration Date.

IMPORTANT TAX INFORMATION

Under federal income tax law, an owner of Original Notes whose tendered Original Notes are accepted for exchange is required to provide the Exchange Agent with such owner’s current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a US$50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 28% backup withholding tax.

Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a “Form W-8”), signed under penalties of perjury attesting to that individual’s exempt status. Failure to provide the information required by Form W-8 may subject the tendering owner (or other payee) to a US$50 penalty imposed by the Internal Revenue Service and 28% federal income tax withholding. A Form W-8 can be obtained from the Exchange Agent.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding the owner is required to notify the Exchange Agent of the owner’s current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.

What Number to Give the Exchange Agent

The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the Original Notes are registered in more than one name or are not registered in the name of the actual owner consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9,” for additional guidance on which number to report.

PAYEE’S NAME:

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)	Part 1—PLEASE PROVIDE YOUR TIN IN THE BOX AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social Security Number(s) OR Employer Identification Number(s)

Part 2—Certifications—Under penalties of perjury, I certify that:

(1)    The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me) and

(2)    I am not subject to backup withholding because: (a) I am exempt from backup Number (“TIN”) withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

(3)    I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under-reporting interest or dividends on your tax return.

Signature:                          Date:

Part 3— Awaiting TIN ☐

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A US$50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 28%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date in this form, 28% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

Signature:                                                                                              Date: